Exhibit 2.1
    EXECUTION VERSION

STOCK PURCHASE AGREEMENT
Between
ALBEMARLE CORPORATION,
KETJEN CORPORATION,
and
CHEMCAT ACQUISITIONCO, LLC
Dated as of October 25, 2025

TABLE OF CONTENTS
i

EXHIBITS
A    Rollover Agreement
B    Additional Covenants Agreement
C    Holdco JV Agreement Term Sheet
D    Form of Transition Services Agreement
Schedule A: Services
E-1    PCS Restructuring Plan
E-2    Eurecat Carveout
ANNEX
I    Accounting Principles
II    Illustrative Closing Statement

v

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of October 25, 2025 (the “Effective Date”), among Albemarle Corporation, a Virginia corporation (the “Seller”), Ketjen Corporation, a Delaware corporation (the “Company”), and ChemCat AcquisitionCo, LLC, a Delaware limited liability company (the “Purchaser” and together with the Seller and the Company, each a “Party” and collectively the “Parties”).
WHEREAS, the Seller owns, directly or indirectly, all of the issued and outstanding shares of Common Stock, par value $0.01, of the Company (the “Shares”);
WHEREAS, the Company owns, directly or indirectly, (a) all of the issued and outstanding Equity Interests of each of the Acquired Companies (as hereinafter defined) (other than the Company) and (b) the amount of issued and outstanding Equity Interests of each JV Entity (as hereinafter defined) set forth in Section 3.21(b) of the Disclosure Schedule;
WHEREAS, on the terms and subject to the conditions set forth herein, at or prior to the Closing, Seller and its Affiliates shall implement each of the PCS Restructuring, the Eurecat Carveout and the General Carveout Actions in order to facilitate and consummate the Transactions;
WHEREAS, the Company and the other Acquired Companies are, and after giving effect to the PCS Restructuring will be, engaged in the businesses of developing and manufacturing (including through toll manufacturing arrangements) and marketing catalysts and related products on a global basis (such business, as so conducted by the Seller and its Affiliates (including the Acquired Companies), the “Business”);
WHEREAS, (i) pursuant to a Rollover and Contribution Agreement, dated as of the Effective Date, and in substantially the form attached hereto as Exhibit A (the “Rollover Agreement”), the Seller wishes to contribute a number of Shares with an aggregate value equal to the Rollover Amount (the “Contributed Shares”) to ChemCat Holdings, LP, a Delaware limited partnership (“Parent”) in exchange for Equity Interests of Parent with a value equal to the Rollover Amount (such transaction, the “Rollover”) and (ii) pursuant to this Agreement, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all of the Purchased Shares, in each case, upon the terms and subject to the conditions set forth herein;
WHEREAS, immediately following the consummation of the Rollover but immediately prior to the Closing, the Contributed Shares shall be contributed by Parent to its wholly-owned Subsidiary, and following a series of contributions and the consummation of the Transactions, the Company will be a wholly-owned subsidiary of the Purchaser;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to the Seller’s and the Company’s willingness to enter into this Agreement, each of KPS Special Situations Fund V, LP, an Ontario limited partnership, KPS Special Situations Fund V (A), LP, an Ontario limited partnership, and KPS Special Situations Fund V (A-Delaware), LP, a Delaware limited partnership (collectively, the “Sponsor”) is entering into a separate limited guarantee in favor of the Seller (the “Guarantee”), with respect to certain payment obligations of the Purchaser under this Agreement, as more fully set forth in the Guarantee; and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and a material inducement to each Party’s willingness to enter into this Agreement, the Sponsor is entering into a separate equity financing commitment letter in favor of Purchaser (together with all exhibits, schedules, annexes and other attachments thereto, collectively, the “Equity Commitment Letter”).
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01Certain Defined Terms.
For purposes of this Agreement:
“Access Limitations” is defined in Section 5.02(a).
“Accounting Principles” means (i) the accounting principles, policies, methods, practices, categories, estimates, judgments and assumptions (the “Accounting Methods”) and additional terms set forth on Annex I, (ii) to the extent not inconsistent with the foregoing, the Accounting Methods used in preparing the latest balance sheet included in the Business Financial Statements, and (iii) to the extent not inconsistent with the foregoing clauses (i) and (ii), GAAP. For the avoidance of doubt, clause (i) shall take precedence over clause (ii) and clause (iii), and clause (ii) shall take precedence over clause (iii).
“Acquired Companies” means the Company and its Subsidiaries, which shall exclude the JV Entities, the PCS Entities and the Eurecat Entities.
“Acquired Company Benefit Plan” means a Benefit Plan sponsored, maintained, entered into or contributed to by any Acquired Company for the benefit of the Business Employees or with respect to which any Acquired Company has any liability (contingent or otherwise).
“Action” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry, complaint, grievance, examination, petition, subpoena or investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before any Governmental Authority.
“Additional Covenants Agreement” means that certain covenants agreement to be entered into by Seller and Purchaser as of the Closing, substantially in the form attached hereto as Exhibit B.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that, other than in the case of the definition of

“Purchaser Related Party”, “Purchaser Indemnified Group”, Section 5.08 (Intercompany Agreements), Section 5.19(c) (PCS Restructuring; Eurecat Carveout; and General Carveout Actions), Article VII (Tax Matters), Article IX (Survival; Indemnification), Article X (Termination), Section 11.03 (Public Announcements), Section 11.06 (Assignment), and Section 11.14 (No Recourse), in no event shall the Purchaser or any of its Subsidiaries be considered an Affiliate of any other portfolio company affiliated with or managed by affiliates of KPS Capital Partners, LLC nor shall any other portfolio company affiliated with or managed by affiliates of KPS Capital Partners, LLC, be considered to be an Affiliate of Purchaser or any of its Subsidiaries. For the avoidance of doubt, from and after the Closing, the Seller shall not be deemed to be an “Affiliate” of any Purchaser Related Party (including the Acquired Companies) (and vice versa).
“Agreement” is defined in the introductory paragraph.
“AI Technology” means any and all machine learning, deep learning, and other artificial intelligence technologies, including statistical learning algorithms, models (including large language models), neural networks, and other artificial intelligence tools or methodologies, all software implementations of any of the foregoing, and related hardware or equipment.
“Alternate Debt Financing” is defined in Section 5.12(d).
“Ancillary Agreements” means, the Additional Covenants Agreement, the Holdco JV Agreement, the Rollover Agreement, the Transition Services Agreement, the Equity Commitment Letter, the Guarantee, IP Assignment Agreement and all other documents, agreements, certificates and instruments to be executed, delivered and performed in connection with the Transactions.
“Annual Bonuses” means the amounts payable to Transferred Employees for the bonus year in which the Closing occurs under the annual cash-based bonus plans or policies of the Seller in which Transferred Employees participated as of immediately prior to the Closing and calculated at target levels of performance.
“Assumed Employment Agreements” is defined in Section 6.06.
“Balance Sheet Date” is defined in Section 3.05(a).
“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, change-in-control, retention, fringe benefit, bonus, incentive compensation, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, pension, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement.
“Books and Records” is defined in Section 5.02(e).
“Business” is defined in the Recitals. For the avoidance of doubt, “Business” as used herein shall specifically exclude the ownership of the PCS Entities and the Eurecat Entities, but shall include (other than, for the avoidance of doubt, for purposes of the definitions of Closing

Working Capital, Indebtedness and Transaction Expenses) the businesses of each of the JV Entities.
“Business Assets” means all rights, title and interests of the Seller, the Acquired Companies and any other Affiliates of the Seller in the business, assets, properties, Contracts, Permits, contractual rights, entitlements, goodwill, going concern value, rights and claims primarily related to, used, or held for use in, the Business, wherever situated and of whatever kind and nature, real or personal (other than the Excluded Assets).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York.
“Business Employee” means each employee of the Seller or its Subsidiaries (including the Acquired Companies) who is employed and primarily dedicated to providing services to the Business (x) as of the Effective Date as set forth in item 1 set forth on Section 3.12(a) of the Disclosure Schedule and (y) as of the Closing Date, subject to item 2 on Section 3.12(a) of the Disclosure Schedule.
“Business Financial Statements” is defined in Section 3.05(a).
“Business Liabilities” means all Liabilities (other than the Excluded Liabilities, which Purchaser shall not assume or be liable for (whether or not a liability of the Acquired Companies)), whether arising before, on or after the Closing Date, to the extent primarily relating to, resulting from, or arising out of, the present, past or future operation, conduct or actions of the Business or the ownership of the Business Assets.
“Business Operations Privilege” is defined in Section 5.06(c).
“Business Systems” means all software, computer hardware and systems, including electronic data processing, record keeping, communications and telecommunications networks, interfaces, platforms, equipment, servers, peripherals and other information technology assets, that are owned or used by an Acquired Company.
“Cash” means, with respect to the Acquired Companies, the aggregate amount of (without duplication) (a) all cash, cash equivalents, marketable securities, short-term deposits, and deposits held at call with financial institutions of the Acquired Companies, in each case to the extent convertible to cash within thirty (30) days, and (b) all checks that have been physically received by or deposited for the account of any of the Acquired Companies and all wire transfers, ACH transfers and other electronic payments that have been initiated to or for the account of the Acquired Companies, but in each case, in respect of which funds have not yet been received by the Acquired Companies (but which subsequently clear) and to the extent the associated accounts receivable are not included in the Closing Working Capital; provided, that “Cash” shall not include, and shall be calculated net of, (i) outstanding outbound checks and outstanding outbound wire transfers that have been initiated but that have not yet cleared, (ii) any cash or cash equivalents to the extent the same are not freely usable because such amounts are subject to restrictions, limitations (contractual or otherwise) on use or distribution by Law, contract or otherwise, including escrowed cash, restrictions on dividends and any other form of restriction (“Restricted Cash”), it being acknowledged that Cash shall not be deemed Restricted Cash solely as a result of being held in a foreign jurisdiction, (iii) cash or cash equivalents used or transferred from the Measurement Time through the Closing that is distributed to Seller and its Affiliates (other than the Acquired Companies) or that is used to discharge any Closing Indebtedness or Closing Transaction Expenses and (iv) cash or cash equivalents that exist at the Measurement Time and is subsequently used to discharge Seller’s obligations under Section 6.04.
“CFT Business” means the clean fuel technologies segment of the Business.
“Closing” is defined in Section 2.03.
“Closing Cash” means the aggregate amount of Cash of the Acquired Companies as of the Measurement Time, determined in accordance with the Accounting Principles (which amount may be less than zero) and without giving effect to the Transactions; provided, however, that in no event shall (x) Closing Cash exceed $20,000,000 or (y) the amount of Closing Cash in each of the jurisdictions set forth on Section 1.01(a) of the Disclosure Schedule exceed $5,000,000. For the avoidance of doubt, Closing Cash shall not include any amounts that are included as current assets in the determination of Closing Working Capital.
“Closing Date” is defined in Section 2.03.
“Closing Date Working Capital Excess” means the amount, if any, by which Closing Working Capital exceeds the Target Working Capital.
“Closing Date Working Capital Shortfall” means the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies or the Business as of the immediately prior to the Closing, determined in accordance with the Accounting Principles. For the avoidance of doubt, Closing Indebtedness shall not include any amounts that are included as Closing Transaction Expenses or current liabilities in the determination of Closing Working Capital.
“Closing Statement Delivery Date” is defined in Section 2.06(b).
“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses as of immediately prior to the Closing, determined in accordance with the Accounting Principles. For the avoidance of doubt, Closing Transaction Expenses shall not include any amounts that are included as Closing Indebtedness or current liabilities in the determination of Closing Working Capital.
“Closing Working Capital” means, without duplication, an amount equal to the difference between the total consolidated current assets in the categories described on Annex II, minus the total consolidated current liabilities in the categories described on Annex II, in each case, of the Business determined as of the Measurement Time and in accordance with the Accounting Principles. For the avoidance of doubt, no amounts or accruals to the extent included in (a) income or deferred Taxes, (b) Closing Cash, (c) Closing Indebtedness, (d) Closing Transaction Expenses, (e) Restricted Cash or (f) items of current assets or current liabilities to the extent related to rights or obligations solely between or among the Business shall be reflected in Closing Working Capital.

“COBRA” is defined in Section 6.03(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collective Bargaining Agreements” is defined in Section 3.12(a).
“Commitment Letters” is defined in Section 4.04(a).
“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition or restraint of trade or that are designed or intended to regulate distortions to competition through subsidization.
“Compliant” means, with respect to the Required Financial Information, that (i) the Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Financial Information not misleading in light of the circumstances in which made or (ii) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information.
“Confidential Information” is defined in Section 5.03(c).
“Confidentiality Agreement” is defined in Section 5.03(a).
“Consent” means any clearance, consent, approval, authorization, consultation, waiver, permit, notice, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period (including any extension thereof) under any applicable Law.
“Constituent Documents” means, with respect to any juridical Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.
“Continuation Period” is defined in Section 6.01.
“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, sublease, agreement or other contract, agreement, commitment, instrument or obligation, in each case, including all amendments thereto, whether written or oral.
“Contributed Shares” is defined in the Recitals.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, or otherwise.

“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, VAT, stamp, stamp duty, recording or other similar Tax imposed upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment.
“Credit Support” means the bonds, letters of credit, guarantees (whether payment or performance), security and other credit support obligations of the Seller or any of the other Retained Companies made in favor of the Business, the Acquired Companies or JV Entities.
“Data Processing Obligations” means, to the extent relating to the data protection, privacy, security, or processing of Personal Data, any applicable (a) Law; (b) published statement, policy, or notice of Seller or any Acquired Company; (c) industry standards binding upon Seller or any Acquired Company (including, as applicable, the Payment Card Industry Data Security Standard); and (d) Contracts.
“Debt Commitment Letters” is defined in Section 4.04(a).
“Debt Financing” is defined in Section 4.04(a).
“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements to provide any part of the Debt Financing, including any joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers, placement agents or administrative agents in connection with the Financing, together with their current and future Affiliates and their and such Affiliates’, officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns.
“Deductible” is defined in Section 9.02(a)(ii)(B).
“Deficiency” is defined in Section 2.06(f)(i).
“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered by the Seller to the Purchaser in connection with this Agreement.
“Dutch Pension Plan” is defined in Section 6.03(a).
“Dutch Works Council” means the works council of Ketjen Netherlands B.V.
“Dutch Works Council Act” means the Works Council Act of The Netherlands.
“Economic Sanctions” is defined in Section 3.09(c).
“Effective Date” is defined in the introductory paragraph.
“Employment Agreement” means any individual employment, retention, severance, change in control or similar agreement between a Business Employee, on the one hand, and the Seller, its Affiliates, or an Acquired Company on the other hand.

“Encumbrance” means any lien (statutory or otherwise), pledge, hypothecation, claim, reservation, charge, mortgage, deed of trust, collateral assignment, lease, restriction, option, right of first option, right of first offer, right of first refusal or similar restriction, conditional sales arrangement, adverse right or interest, covenant, condition, imperfection, right of way, easement, servitude, title defect, encumbrance, preemptive right or security interest of any kind or nature whatsoever (other than with respect to Intellectual Property, any license thereof, option to license, or covenant not to assert claims of infringement, misappropriation or other violation thereof), whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreements, the Encumbrances listed on Section 1.01(h) of the Disclosure Schedules and all other encumbrances or adverse rights or interests whatsoever.
“Enforceability Exceptions” means subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
“Environmental Claim” means any claims or Action by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, reasonable attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the Release of or exposure to any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means all Laws relating to pollution, the protection of the environment, or the protection of human health and safety as such relates to exposure to Materials of Environmental Concern, including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Materials of Environmental Concern; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Materials of Environmental Concern; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.
“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.
“Equity Commitment Letter” is defined in the Recitals.
“Equity Financing” is defined in Section 4.04(a).
“Equity Interest” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents of such Person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests (whether embedded in other securities or not).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Acquired Companies, any trade or business, whether or not incorporated, that together with any of the Acquired Companies would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Acquired Companies pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Statement” is defined in Section 2.06(a).
“Estimated Purchase Price” is defined in Section 2.06(a).
“Eurecat Carveout” is defined in Section 5.19.
“Eurecat Entities” means the entities listed on Section 1.01(b) of the Disclosure Schedule.
“European Works Council” means a European Works Council in place pursuant to the European Works Council Directive 2009/38/EC of 6 May 2009.
“Excess” is defined in Section 2.06(f)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated thereunder.
“Excluded Assets” means all rights, properties, assets and contracts of the Seller and its Subsidiaries, including the Acquired Companies, to the extent primarily related to, used, or held for use in the Retained Businesses, including those assets set forth on Section 1.01(c) of the Disclosure Schedule.
“Excluded Liabilities” means, except in each case as otherwise expressly provided in this Agreement, (a) all Liabilities, whether arising or accrued before, on or after the Closing Date, of the Seller or any of its Affiliates or Subsidiaries or any of their respective predecessor companies or businesses, other than the Business Liabilities, and (b) without limiting the generality of the foregoing, (i) any Liabilities to the extent relating to or arising out of the present, past or future operations or conduct of any of the Retained Businesses, or the present, past or future use or ownership of the Excluded Assets; (ii) any Liabilities arising out of or relating to (1) any interest in the PCS Entities or the Eurecat Entities or the present, past or future operations or conduct of any business conducted by the PCS Business or the Eurecat Entities, respectively, or (2) the sale of the Eurecat Entities, including any tax consequences and any indemnification obligation or liability of the Acquired Companies under any purchase agreement executed with any third party in connection therewith (provided, that if there are any commercial agreements between Eurecat Entities, on the one hand, and the Acquired Companies, on the other hand, contemplated to be executed in connection with the sale of the Eurecat Entities and made available to the Purchaser, liabilities of the Acquired Companies under such agreements shall not be Excluded Liabilities), (iii) the Seller’s or any of its Affiliates’ portion of any Shared Contracts pursuant to Section 5.16; and (iv) any matter set forth on Section 1.01(d) of the Disclosure Schedule.
“Existing Stock” is defined in Section 5.09(b).
“FCC Business” means the fluid cracking catalysts segment of the Business.

“Fee Letter” is defined in Section 4.04(a).
“Final Closing Statement” means the statement of (a) Closing Cash, (b) Closing Indebtedness, (c) Closing Working Capital, (d) either the resulting Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, as the case may be, (e) Closing Transaction Expenses, and, after subtracting the Rollover Amount, (f) the Purchase Price, in each case as finally determined pursuant to the procedures set forth in Section 2.06(f).
“Financing” is defined in Section 4.04(a).
“Financing Sources” means the Sponsor and the Debt Financing Sources.
“Foreign Corrupt Practices Act” is defined in Section 3.09(a).
“Foreign Investment Laws” or “FI Laws” means those Laws that control, restrict, condition, or prohibit direct or indirect cross-border investment into a jurisdiction in which any Acquired Company or JV Entity is organized, operates, or otherwise owns or maintains assets.
“Fraud” means, with respect to any Party, common law fraud under New York Law solely with respect to the representations and warranties made by such Party in this Agreement or in the Rollover Agreement or any certificate delivered under Section 2.04(d) or Section 2.05(c); provided, that, Fraud shall exclude (a) constructive fraud or other claims based on constructive knowledge or negligence, recklessness or (b) equitable fraud, promissory fraud or unfair dealings fraud.
“G22 Employees” means any employees of the Acquired Companies who have a designation of Grade 22 (or higher grade) in Seller’s Workday Human Resources System as of the Effective Date or the Closing Date.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time, applied consistently throughout the periods involved.
“General Carveout Actions” is defined in Section 5.19.
“Generative AI Tools” means artificial intelligence technology or tools capable of automatically producing various types of content (such as source code, text, video, images, audio, and synthetic data) based on user-supplied content, inputs or prompts.
“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory, judicial or administrative authority, agency or commission, including any political subdivision thereof or any stock exchange or other self-regulatory or quasi-governmental entity, or any court, tribunal, or judicial or arbitral body of competent jurisdiction or other public legal authority.
“Governmental Order” means any order, writ, injunction, decree, judgment, demand, finding, enforcement measure, decision, determination, ruling, subpoena or verdict, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Guarantee” is defined in the Recitals.
“Holdco JV Agreement” means that certain limited partnership agreement of Parent to be entered into by each of Parent, Seller and the Investor, effective as of the Closing, which shall reflect the terms set forth in the Holdco JV Term Sheet (with any changes or additional terms as agreed to between Seller and Purchaser prior to the Closing).
“Holdco JV Term Sheet” means the certain Term Sheet attached hereto as Exhibit C setting forth certain terms relating to the governance and operation of Parent to be incorporated into the Holdco JV Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incidental License” means any non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in the following Contracts: (a) a sales or marketing Contract that includes a license to use Intellectual Property for purposes that are incidental or otherwise not material to the subject agreement, (b) a vendor Contract that includes permission for the vendor to identify the Company as a customer of the vendor or (c) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license to Intellectual Property, in each case of clauses (a), (b) and (c), that are entered into in the ordinary course of business.
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Income Taxes” means any U.S. federal, state, local, or foreign Tax measured by, based upon, or imposed on or with respect to (a) net income or profits or gross income or gross receipts (including any capital gains or alternative minimum Tax or franchise or business profits Tax, or any other Tax incurred in lieu of a Tax on net income) or (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition; including, for purposes of clarity, the U.S. federal income Tax and any U.S. state or local or non-U.S. net income Tax.
“Indebtedness” means, without duplication, with respect to the Acquired Companies or the Business, (a) any indebtedness or other obligation for borrowed money (including all accrued and unpaid interest, premiums, penalties and other fees and expenses (if any) relating thereto), whether secured or unsecured or short-term or long-term, and whether evidenced by a note, line of credit, term loan, bond, debenture or other similar instrument or otherwise, (b) all obligations in respect of letters of credit, bankers’ acceptances and surety bonds, in each case solely to the extent drawn, (c) obligations under finance leases as determined in accordance with the Accounting Principles, (d) aggregate unfunded or underfunded liabilities under any defined benefit pension, supplemental retirement, deferred compensation or post-employment welfare plan or arrangement determined in accordance with the Accounting Principles, whether or not accrued, and in each case, including the employer portion of employment Taxes (including any social security, Medicare, national insurance or similar Taxes) related thereto; provided, that, for the avoidance of doubt, the foregoing shall be determined net of any assets funded with respect to any of the foregoing, but in no event shall such amount in the aggregate be less than $0, (e) the items set forth on Section 1.01(e) of the Disclosure Schedule, (f) any deferred or unpaid purchase of property or services in respect of which any Acquired Company or the Business is liable, contingently or otherwise (including “earn-outs”, “seller notes” payable and any post-closing true up obligations with respect to the acquisition of any business, assets or securities, in each case calculated assuming maximum amounts payable), (g) all payment obligations under any currency or interest rate swap agreements or currency or interest rate hedge agreements (valued in accordance with the Accounting Principles), (h) declared but unpaid dividends or any other obligations owed to the Seller or its Affiliates (other than the Acquired Companies) (provided that to the extent such declared but unpaid dividends reduces Closing Cash, such amount shall not be separately included as Indebtedness), (i) any unpaid termination or severance payments or benefits that are due and payable as a result of a termination of employment or services of any Business Employees or other current or former officers, employees, independent contractors of the Acquired Companies that occurs at or prior to the Closing, in each case, including the employer portion of employment Taxes (including any social security, Medicare, national insurance or similar Taxes) related thereto, (j) any accrued and unpaid interest, termination fees, prepayment penalties, change of control, “breakage” cost or similar payments associated with the repayment or retirement of the items set forth in clauses (a) through (i) or the consummation of the Transactions, (k) any indebtedness of the type referred to in the foregoing clauses (a) through (j) that is either guaranteed (including under any “keep well” or similar arrangement), endorsed or assumed by any Acquired Company or the Business or secured (including under any letter of credit, bankers’ acceptance or similar credit transaction) by any Encumbrance upon any property or asset owned by, any Acquired Company, and (l) the Carveout Amount.
“Indirect Capital Gains Taxes” means any indirect capital gains Taxes or surcharges imposed or assessed by any Governmental Authority as a result of the direct or indirect equity transfers resulting from the transactions contemplated by this Agreement, in each case, whether computed on a separate or consolidated, unitary or combined basis or in any other manner; provided that no Conveyance Taxes shall be treated as Indirect Capital Gains Taxes.
“Initial Closing Statement” is defined in Section 2.06(b).
“Inseparable Actions” is defined in Section 5.11(b).
“Insurance Policies” is defined in Section 3.20.
“Intellectual Property” means all intellectual property rights arising anywhere in the world, including in or under: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, trade names, Internet domain names, trade dress, social media handles, and other similar designations of source or origin, together with the goodwill symbolized exclusively by any of the foregoing, (c) copyrights and copyrightable subject matter, including any copyrights arising in computer software or corollary database rights, and mask work rights, (d) computer software, operating systems, tools, interfaces, firmware, middleware, modules, modes, algorithms and routines (in each case, as applicable, in source code and object code form) and all documentation and materials relating to any of the foregoing, (e) trade secrets, including, to the extent the following constitute trade secrets under applicable Law, know how, formulae, methods, techniques, processes, and confidential and proprietary information, and (f) all applications and registrations for the foregoing.

“Intercompany Agreement” means (A) any Contract or arrangement, commitment or understanding, including all obligations to provide goods, services or other benefits, between (x) any Retained Company, on the one hand, and (y) an Acquired Company, on the other hand (excluding, for the avoidance of doubt, any Ancillary Agreement), or (B) any loan arrangement, cash pooling arrangements or any similar cash management arrangements solely between or among any Acquired Companies.
“Intercompany Indebtedness” means any indebtedness between a Retained Company, on the one hand, and an Acquired Company, on the other hand.
“Investor” means ChemCat Aggregator, LP, a Delaware limited partnership.
“Investor’s Proportionate Interest” means fifty-one percent (51.0%).
“IOCs” is defined in Section 9.01(a).
“IP Assignment Agreements” means the intellectual property assignment agreement or agreements to be entered into by one or more Retained Companies, on the one hand, and one or more Acquired Companies, on the other hand, in each case in such form as the Seller and the Purchaser shall, acting reasonably and in good faith, agree.
“JV Entities” means the entities identified in Section 3.21(b) of the Disclosure Schedule and each of their Subsidiaries.
“Key Customers” is defined in Section 3.19(a).
“Key Suppliers” is defined in Section 3.19(b).
“Knowledge of the Seller” or other similar phrases mean the actual knowledge of the Persons set forth on Section 1.01(f) of the Disclosure Schedule as of the Effective Date, in each case assuming the reasonable discharge of each such Person’s duties in the ordinary course of business.
“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order (including executive orders), requirement or rule of law (including common law), announced practices or guidelines issued by any Governmental Authorities, and rules and regulations of any stock exchanges on which any Person’s (or any of its Affiliates’) securities may be listed.
“Leased Real Property” means the real property which is leased, subleased, or licensed by any Acquired Company or the Business (as lessee, sublessee or licensee).
“Lessor Lease” means any lease, sublease, license, use occupancy or similar agreement under which an Acquired Company or the Business (in each case as lessor) grants a third party the right to lease (as lessee or sublessee) or otherwise occupies all or a portion of the Real Property.

“Liabilities” means any and all debts, liabilities, obligations, fines, penalties, Taxes, losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), damages, assessments, deficiencies, judgments, awards or settlements, whether accrued or fixed, absolute or contingent (or based on any contingency), known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.
“Lookback Date” means January 1, 2023.
“Material Adverse Effect” means any event, fact, circumstance, occurrence, condition, development, change, violation or effect (each, an “Effect”), individually or considered together with all other Effects that (a) has had or would reasonably be expected to have a material adverse effect on the Acquired Companies, the Business, their respective operations, the Business Assets or condition or the Business Liabilities (whether financial, operational or otherwise), in each case, taken as a whole, or (b) would reasonably be expected to prevent or materially delay beyond the Outside Date the ability of the Seller or the Company to consummate the Transactions; provided, that, solely for purposes of the foregoing clause (a), none of the following Effects, whether alone or in combination, shall be taken into account when determining whether a “Material Adverse Effect” has occurred (subject to the limitations set forth below):
(i)(A) general economic conditions or conditions in the global, international or regional economy generally, including changes in inflation, interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(ii)general economic conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates; or (B) changes in exchange rates for the currencies of any country;
(iii)general changes in conditions in the industries in which the Business operates, including changes in general domestic and global conditions relating to demand or supply chain and procurement of the Business;
(iv)any natural disaster, including earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, including any escalation or worsening of any of the foregoing after the Effective Date, in each case, in the United States or any other country or region in the world;
(v)any change after the Effective Date in political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, protests, sabotage, cyber-attack, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority) terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof after the

Effective Date, in each case, in the United States or any other country or region in the world;
(vi)any epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), plagues, other outbreaks of illness or public health events (including quarantine restrictions arising after the Effective Date), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;
(vii)changes (or announcement of impending changes) after the Effective Date in GAAP or other applicable accounting standards or in any applicable Laws (or the enforcement or publicly available interpretation of any of the foregoing or changes in the customs and practices of the industry in which the Acquired Companies participate for complying with such changes in Law after the Effective Date) by or involving any Governmental Authority;
(viii)any anti-dumping actions, tariffs (including changes in tariffs), sanctions, trade policies or disputes or any “trade war” or similar actions, including in connection with any dispute involving China or Brazil;
(ix)the announcement of this Agreement, to the extent attributable to the identity of the Purchaser or Sponsor or their respective Affiliates as the prospective acquirer of the Acquired Companies or the Business, provided, that this clause (ix) shall not apply to any representation or warranty set forth in Section 3.04 (Consents and Approvals; No Conflicts), Section 3.11(h) (Employee Benefit Matters), Section 3.17(f) (Intellectual Property and Data Privacy) or Section 3.21(b)(ii) (JV Entities) or the condition set forth in Section 8.03(a) (Representations, Warranties and Covenants) to the extent such representation or warranty addresses the negotiation, execution, delivery, performance or announcement of this Agreement or the consummation of the Transactions;
(x)any action taken or refrained from being taken, in each case to the extent required by this Agreement or to which Purchaser has approved, consented to or requested in writing following the Effective Date; and
(xi)any failure by the Acquired Companies or the JV Entities to meet (A) any estimates or expectations of the Acquired Companies’ or the JV Entities’ revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of the applicable entity’s revenues, earnings or other financial performance or results of operations (it being understood that, in each case of clauses (A) and (B), the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded under this definition);
except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), to the extent such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Business, taken as a whole, relative to any other participants in the industries in which the Business operates.

“Material Contracts” is defined in Section 3.16(b).
“Materials of Environmental Concern” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as “hazardous”, “toxic”, “radioactive”, or as a “pollutant” or a “contaminant”, under any Environmental Law, including petroleum, oil, asbestos, per- and polyfluoroalkyl substances, or polychlorinated biphenyls.
“Measurement Time” means 12:01 A.M. New York Time on the Closing Date.
“Multiemployer Plan” is defined in Section 3.11(b).
“Neutral Accountant” means KPMG LLP.
“New Debt Commitment Letter” is defined in Section 5.12(d).
“Non-Required Action” means any action that would cause Seller or Purchaser (as applicable) or their respective Affiliates to incur any Liability, pay any consideration or otherwise expend any money (other than reasonable internal costs), commence an Action or offer or grant any accommodation (financial or otherwise) to any other Person.
“Non-U.S. Acquired Company Benefit Plan” means an Acquired Company Benefit Plan that is maintained primarily for the benefit of Business Employees outside of the United States.
“Notice of Acceptance” is defined in Section 2.06(d).
“Notice of Disagreement” is defined in Section 2.06(d).
“Objection Deadline Date” means the date sixty (60) days after delivery by the Purchaser to the Seller of the Initial Closing Statement.
“Outside Date” is defined in Section 10.01(a).
“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Business or Acquired Companies.
“Owned Real Property” means the real property that is owned by any Acquired Company or the Business and which is used in the Business, including all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.
“Parent” is defined in the Recitals.
“Party” and “Parties” are defined in the introductory paragraph.
“PCS Business” means the business of developing and manufacturing organometallics, curatives and methyl ethyl aniline products from the facility owned by Subsidiaries of the Company located in Pasadena, Texas, including such business operations as operated from any other locations.

“PCS Entities” means the current or former Subsidiaries of the Company listed on Section 1.01(g) of the Disclosure Schedule.
“PCS Restructuring” is defined in Section 5.19.
“Permit” means any license, permit, certificate, variance, exemption, rate schedule, registration, franchise, qualification, consent, certificate, certificate of authorization, decree, orders-in-council, registration, exemption, waiver, filing, grant, notification, privilege, right, order, judgment, ruling, directive, approval or authorization issued or granted by a Governmental Authority.
“Permitted Encumbrances” means, subject to Section 1.01(h) of the Disclosure Schedule, (a) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings (and for which adequate reserves have been set aside in accordance with GAAP in the Business Financial Statements), (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Acquired Companies, or the validity or amount of which is being contested in good faith by appropriate proceedings (and for which adequate reserves have been set aside in accordance with GAAP in the Business Financial Statements), or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) easements, quasi-easements, licenses, covenants, rights of use, rights to access, rights of way, gaps or other imperfections or defects in title or chain of title or other similar matters, conditions, restrictions or exclusions affecting any of the Acquired Companies’ interests in the Real Property, which do not and would not reasonably be expected to materially impair the value, occupancy or current use of such Real Property, (d) any zoning, entitlement, conservation restriction and other land use regulations by Governmental Authorities which (i) do not materially interfere with or impair the present use (as of the Effective Date and the Closing) of the assets of the Business and (ii) do not and would not reasonably be expected to materially interfere with or impair the value, occupancy or current use of such Real Property, (e) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal franchise under which the Business operates, in each case, which do not and would not reasonably be expected to materially interfere with or impair the value, occupancy or current use of such Real Property, (f) any right, interest, lien, title or other Encumbrance of a lessor or sublessor arising under any Lessor Lease, (g) matters which would be disclosed by an accurate survey or physical inspection of any Real Property which do not and would not reasonably be expected to materially interfere with or impair the value, occupancy or current use of such Real Property used by the Business which they encumber, (h) minor encroachments, including foundations and retaining walls, (i) standard survey and title exceptions, (j) variations, if any, between tax lot lines and property lines, and (k) non-monetary Encumbrances or de-minimis imperfections of title that do not and would not reasonably be expected to materially interfere with or impair the value, occupancy or use of the affected assets of the Business, and (l) non-exclusive licenses granted to third parties in the ordinary course of business by the Acquired Companies. For the avoidance of doubt, “Permitted Encumbrances” shall include any Encumbrances with respect to the Business Assets or Equity Interests of the Acquired Companies for any indebtedness of the Seller or its Affiliates (other than the Acquired

Companies) only to the extent such Encumbrances are terminated at or prior to the Closing; provided that if any such Encumbrance is not so terminated, then such Encumbrance shall not be a Permitted Encumbrance.
“Person” means any individual, partnership (general or limited), firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Personal Data” means any information that, alone or in combination with other information, is capable of identifying an individual natural person, or that is otherwise defined as “personal data”, “personal information”, “personally identifiable information”, or similar term under the Data Processing Obligations.
“Post-Closing Benefit Plans” is defined in Section 6.03(a).
“Post-Closing DC Plan” is defined in Section 6.08.
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date and, for any Straddle Period, the portion of such Straddle Period after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date.
“PTO” is defined in Section 6.05.
“Purchase Price” is defined in Section 2.02(a).
“Purchased Shares” means the Shares other than the Contributed Shares.
“Purchaser” is defined in the introductory paragraph.
“Purchaser Related Parties” means, collectively, the Purchaser, the Sponsor and their respective Subsidiaries, Affiliates and portfolio companies, and any of their respective former, current or future general or limited partners, incorporators, controlling persons, stockholders, equityholders, members, managers, directors, officers, employees, agents, attorneys, lenders, advisors or other Representatives and any of their respective successors or permitted assigns.
“Purchaser’s Counsel” means (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) Morgan, Lewis & Bockius LLP, (c) Fried, Frank, Harris, Shriver & Jacobson LLP, (d) Mattos Filho Advogados and (e) Loyens & Loeff N.V.
“Qualifying Loss” is defined in Section 9.02(a)(ii)(A).
“R&W Insurance Policy” is defined in Section 5.17.
“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Lease” means any lease, sublease, license, use or occupancy or similar agreement, including all amendments, extensions, supplements, guaranties, modifications and other agreements relating thereto, pursuant to which the Business or any Acquired Company leases or otherwise occupies the Leased Real Property.
“Registered Owned Intellectual Property” means Owned Intellectual Property that has been issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Reimbursement Obligations” is defined in Section 5.13(f).
“Release” means disposing, discharging, injecting, spilling, migrating, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into, upon or through the environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air or any other environmental media.
“Representatives” means, with respect to any Person, the officers, directors, employees, managers, equityholders, members, partners, controlling persons, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.
“Required Amount” is defined in Section 4.04(c).
“Required Financial Information” means (a) the Business Financial Statements and (b) the unaudited balance sheet of the Business (after giving effect to the PCS Restructuring and the Eurecat Carveout) as of September 30, 2025 and the related unaudited statement of income and changes in stockholders’ equity and cash flow for the nine (9)-month period then ended.
“Restrictive Provisions” is defined in Section 3.16(a)(iii).
“Retained Businesses” means the businesses owned and operated by the Seller and its Affiliates, other than the Business.
“Retained Companies” means the Seller and all of its Affiliates (other than the Acquired Companies and JV Entities), which shall include the PCS Entities and the Eurecat Entities.
“Retained Names and Marks” is defined in Section 5.09(a).
“Retained Privilege” is defined in Section 5.06(b).
“Retained Privilege Materials” is defined in Section 5.06(b).
“Rollover” is defined in the Recitals.
“Rollover Agreement” is defined in the Recitals.
“Rollover Amount” means the amount set forth in the Rollover Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the related rules and regulations promulgated thereunder.

“Security Incident” means any (a) unauthorized access, loss, alteration, destruction, unauthorized disclosure, acquisition, transmission or transfer of any Personal Data processed by or on behalf of the Seller or any Acquired Company (including as a result of denial-of-service or ransomware attacks), or (b) other act or omission by the Seller or any Acquired Company that compromises the security, integrity, or confidentiality of Personal Data or the Business Systems of the Seller or any Acquired Company.
“Seller” is defined in the introductory paragraph.
“Seller Benefit Plan” means a Benefit Plan sponsored, maintained, entered into or contributed to by the Seller or any of its Affiliates (other than an Acquired Company) for the benefit of the Business Employees or in which any Business Employee participates or to which any Business Employee is a party.
“Seller Consolidated Tax Return” means any Tax Returns with respect to Taxes that are paid by an affiliated, consolidated, combined, unitary or similar Tax group that includes one or more of the Retained Companies.
“Seller Indemnified Taxes” means (i) any Income Taxes for Pre-Closing Tax Periods (A) imposed on any Acquired Company or (B) for which any Acquired Company is liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (ii) any and all Taxes arising as a result of or in connection with (A) any of the Restructuring Transactions or (B) the payment, discharge, compromise, settlement, termination or elimination of any Intercompany Agreement or Intercompany Indebtedness, (iii) any Indirect Capital Gains Taxes and (iv) the Seller’s share of Conveyance Taxes pursuant to Section 7.01.
“Seller Notice of Disagreement” is defined in Section 2.06(b).
“Seller Pre-Closing Separate Tax Returns” is defined in Section 7.02(a).
“Seller Related Parties” means, collectively, the Seller and its Subsidiaries and any of their respective former, current or future general or limited partners, incorporators, controlling persons, members, managers, directors, officers, employees, agents, attorneys or other Representatives and any of their respective successors or permitted assigns.
“Seller Tax Contest” is defined in Section 7.03(a).
“Seller’s Counsel” means (a) K&L Gates LLP, (b) Ecija & Associados Abogados Barcelona, S.L., (c) Littler Mendelson P.C., (d) A&O Shearman LLP, and (e) Van Doorne NV.
“Shared Contract” means (A) any Contract to which the Seller or one of its Affiliates is a party that relates, in part, or directly or indirectly benefits, both (i) the operations or conduct of the Business and (ii) the operations or conduct of the Retained Businesses and (B) any Contract to which an Acquired Company is a party that expressly identifies Seller or any of its post-Closing Affiliates by entity name as having obligations to perform under such Contract.
“Shares” is defined in the Recitals.
“Sponsor” is defined in the Recitals.

“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.
“Straddle Tax Return” is defined in Section 7.02(b).
“Subsidiary” or “Subsidiaries” means, when used with respect to any Person, any other corporation, partnership, limited liability company or other entity of which (a) such Person owns or controls at least fifty percent (50%) of the Equity Interests having by their terms ordinary voting power to elect at least fifty percent (50%) of the members of the board of directors or others performing similar functions with respect to such other entity or (b) such Person is or controls a member, general partner or managing member or is allocated a majority of the gains or losses of such other entity. For purposes of this Agreement, none of the PCS Entities, Eurecat Entities or JV Entities will be considered a “Subsidiary” of the Company.
“Target Working Capital” means $176,500,000.
“Tax” or “Taxes” means (i) all income, capital gain, gross receipts, windfall profits, severance, property, production, ad valorem, sales, use, transfer, conveyance, stamp, recording, license, excise, net worth, franchise, capital, employment, withholding, social security contributions, escheat, branch, payroll, utility, severance, production, premium and other taxes, duties and similar imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Governmental Authority, (ii) any and all liability for the payment of any items in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.
“Tax Contest” means any audit, suit, conference, action, assessment investigations, claim, administrative or judicial proceeding or other similar interaction with a Governmental Authority with respect to any Tax.
“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with any Governmental Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, declarations of estimated Taxes, amended returns or claims for refunds (and any attachments thereto).
“Termination Fee” is defined in Section 10.03(a).
“Third Party Claim” means any Action or the commencement of any Action, in each case with respect to a Liabilities or potential Liabilities made or brought by any Person other than (a) the Seller and its Affiliates or (b) the Purchaser and its Affiliates.
“Transaction Expenses” means (1) the Eurecat Amount and (2) without duplication, to the extent not paid as of immediately prior to the Closing (and whether accrued or not), the aggregate amount of all fees, costs and expenses incurred, payable or subject to reimbursement by the Acquired Companies or the Business, in each case in connection with the Transactions

(whether incurred prior to or after the Effective Date), including: (a) the third party fees, commissions and expenses incurred for or in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, including fees, expenses and disbursements of counsel, accountants, brokers, bankers, financial advisors, consultants and other advisors and service providers; (b) all bonuses, retention, stay, severance or similar payments, or any sale, transaction, or change-of-control bonuses or similar payments payable to any Person (including Business Employees or other officers, employees, independent contractors of the Acquired Companies or the Business) as a result of or in connection with the consummation of the Transactions (including, for the avoidance of doubt, payments under any long term incentive plans, but excluding any payments that are triggered due to an action taken after the Closing or taken at the written direction of Purchaser following the Effective Date, including the termination of employment of any person for which notice is given after the Closing or the termination of the Executive Deferred Compensation Plan after the Closing), in each case including the employer portion of employment Taxes (including any social security, Medicare, national insurance or similar Taxes) related thereto; (c) fifty percent (50%) of the Conveyance Taxes in respect of the Transactions; and (d) one hundred percent (100%) of the Conveyance Taxes with respect to the Restructuring Transactions. Transaction Expenses shall not include any (x) current liabilities to the extent included in Closing Working Capital or (y) Closing Indebtedness. For purposes hereof, the employer portion of employment Taxes attributable to any item of Indebtedness or Transaction Expenses shall be calculated based on the applicable employee’s wages at the time the payment is made taking into account the statutory threshold for imposition or phase-out of such Taxes (e.g., Social Security contributions under FICA, unemployment taxes under FUTA).
“Transaction Privilege” is defined in Section 5.06(a).
“Transaction Privilege Materials” is defined in Section 5.06(a).
“Transaction Tax Deductions” means, without duplication, the sum of all items of loss, deduction or credit for applicable Income Tax purposes (other than with respect to a Seller Consolidated Tax Return) resulting from or attributable to (A) any payment made by or on behalf of the Acquired Companies in connection with the transactions contemplated by this Agreement to the extent such amounts are Transaction Expenses or (B) to the extent paid or otherwise borne by the Seller or the Acquired Companies prior to the Closing, the repayment of any Indebtedness (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) at Closing or as otherwise contemplated by this Agreement.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transferred Employee” is defined in Section 6.01.
“Transition Services” is defined in Section 5.18.

“Transition Services Agreement” means the transition services agreement to be entered into by one or more Retained Companies and one or more Acquired Companies as of the Closing, substantially in the form attached hereto as Exhibit D.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Unresolved Objections” means the objections set forth on the Seller’s Notice of Disagreement delivered to the Purchaser pursuant to Section 2.06(d) that remain unresolved pursuant to Section 2.06(e).
“US DC Plan” is defined in Section 6.08.
“VAT” is defined in Section 3.15(m).
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.
“Willful Breach” means, with respect to any Party, a breach of this Agreement that is the consequence of an action or omission taken or made by such Party with the intent or knowledge of causing a breach of this Agreement; provided, that with respect to Seller, “intent” and “knowledge” of Seller shall exist only if the people in the positions set forth on Section 1.01(j) of the Disclosure Schedule has actual knowledge of such matter.
Section 1.02Interpretation and Rules of Construction.
(a)For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa, and words of one gender will be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit, Annexes and Schedule are references to the Articles, Sections, paragraphs, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (iii) all Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iv) any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement and, for the avoidance of doubt, any capitalized terms used in the definition of Indebtedness or Transaction Expenses but not otherwise defined therein will have the meaning referenced to them in this Agreement; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Exhibits, Annexes and Schedules hereto; (vi) references to “$” will mean U.S. dollars; (vii) the word “including” and words of similar import when used in this Agreement and any Ancillary Agreement will mean “including without limitation,” unless otherwise specified; (viii) the word “or” will not be exclusive; (ix) references to “written” or “in writing” include in electronic form; (x) each Party has participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any Ancillary Agreement; (xi) references to any statute will be deemed to refer to such statute as amended through the Effective Date and to any rules or regulations promulgated thereunder as amended through the Effective Date (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute will be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended as of such specific date); (xii) “ordinary course of business” means, unless specifically indicated otherwise, any action taken by the Seller or its Affiliates (including, prior to the Closing, the Acquired Companies), which is consistent with reasonable past practices of such Person with respect to the operation of the Business; (xiii) a reference to any Person includes such Person’s successors and permitted assigns; (xiv) any reference to “days” will mean calendar days unless Business Days are expressly specified; (xv) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is not a Business Day, the period will end on the next succeeding Business Day; (xvi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase not mean simply “if”, (xvii) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number will mean the subtraction of the absolute value of such negative number and the subtraction of a negative number will mean the addition of the absolute value of such negative number, (xviii) the phrase “made available to” and phrases of similar import mean, with respect to any information, document or other material of the Seller or the Acquired Companies, or otherwise relating to the Business, that such information, document or other material was made available for review by the Purchaser and its representatives in the virtual data room established by the Seller or its representatives in connection with this Agreement (the “Data Room”) continuously for at least two (2) Business Days prior to the execution of this Agreement, (xix) when used in relation to or with respect to a JV Entity, the words “procure”, “ensure” and “cause” and similar words or expressions shall only mean the Seller or its Subsidiaries (including any Acquired Company) exercising any veto rights or consent rights that it (or any of its designees) is entitled or able to exercise (whether directly or indirectly) in accordance with the Constituent Documents of such JV Entity as a direct or indirect equityholder, or member of the board of directors (or equivalent governing body), of the JV Entity to prevent the relevant JV Entity taking any action to the contrary (i.e., Seller shall not be in breach of any such covenant if the JV Entity took any such action despite Seller and its Subsidiaries exercising any veto rights or consent rights so long as none of Seller, its Subsidiaries or their respective Representatives, directly or indirectly, encouraged such action or otherwise consented to, or waived its rights, with respect to such action) and (xx) the Parties agree to the interpretative matter set forth on Section 1.01(i) of the Disclosure Schedule.
(b)Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such other section to the extent the relevance of such information to such other Section is reasonably apparent on the face of said disclosure. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

PURCHASE AND SALE
Section 2.01Purchase, Sale and Contribution of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of Seller’s rights, title and interest to the Purchased Shares, in each case free and clear of any Encumbrances, and, simultaneous with the foregoing, (ii) the Seller and Parent shall consummate the Rollover upon the terms and subject to the conditions set forth in the Rollover Agreement.
Section 2.02Purchase Price; Allocation of Purchase Price.
(a)Subject to adjustment pursuant to Section 2.06, the purchase price for the Purchased Shares (the “Purchase Price”) shall be an amount equal to:
(i)$800,000,000;
(ii)plus Closing Cash;
(iii)minus Closing Indebtedness;
(iv)either plus the Closing Date Working Capital Excess or minus the Closing Date Working Capital Shortfall, as the case may be;
(v)minus Closing Transaction Expenses;
(vi)minus the Rollover Amount.
(b)In determining the Purchase Price (including all adjustment items contemplated in Section 2.02(a)), the Parties will entirely disregard the Debt Financing entered into at the direction of or by Purchaser and the Parties shall determine the Purchase Price in accordance with the Accounting Principles.
Section 2.03Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement, including the sale and purchase of the Purchased Shares and the Rollover, shall take place at a closing (the “Closing”) to be held remotely via the exchange of electronic documents on the third (3rd) Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, and subject to the satisfaction or valid waiver of such conditions at such time); provided that, in no event shall the Closing occur prior to the date that is ninety (90) days after the Effective Date without the prior written consent of Purchaser; provided, further, that the Closing may occur at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.04Closing Deliveries by the Seller. At the Closing, the Seller and the Company shall deliver or cause to be delivered to the Purchaser:

(a)executed counterparts of each Ancillary Agreement that is to be executed at the Closing, in each case, to which the Seller or any Acquired Company is a party;
(b)a stock certificate representing the Purchased Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank or a lost stock affidavit certifying as to the loss or destruction of such certificate;
(c)a duly completed and executed Internal Revenue Service Form W-9 of Seller;
(d)a certificate signed on behalf of the Seller by a senior executive officer certifying that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(e)written evidence in form and substance reasonably acceptable to Purchaser of the resignations of those members of the board of directors (or such equivalent governing body) and officers of the Acquired Companies and the JV Entities, in each case as specified in writing by Purchaser not less than five (5) Business Days prior to the Closing; provided that such resignations must be conditional upon and effective as of the Closing and only include those individuals who are employees of, or otherwise designated by, Seller and the Retained Companies (not including any Business Employees); and
(f)copies of duly executed documents effecting each of the actions required in the Restructuring Transactions, in each case in accordance with Section 5.19, which documents shall not impose any non de-minimis Liability on Purchaser or its Affiliates (including the Acquired Companies) that are not fully indemnifiable in full by Seller.
Section 2.05Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:
(a)an amount equal to the Estimated Purchase Price, by wire transfer in immediately available funds to the bank account of the Seller as designated by Seller at least two (2) Business Day prior to the Closing Date;
(b)executed counterparts of each Ancillary Agreement that is to be executed at the Closing, in each case, to which the Purchaser or any of its Affiliates is a party; and
(c)a certificate signed on behalf of the Purchaser by a senior executive officer certifying that the condition set forth in Section 8.02(a) has been satisfied.
Section 2.06Adjustment of the Purchase Price.
(a)No later than three (3) Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Purchaser a written statement (the “Estimated Closing Statement”), substantially in the form attached hereto as Annex II, together with reasonably detailed supporting information, setting forth Seller’s reasonable and good faith estimates of (i) the amount of Closing Cash, (ii) the amount of Closing Indebtedness, (iii) the Closing Working Capital, (iv) either the resulting Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, as the case may be, (v) the amount of Closing Transaction Expenses, and, after subtracting the Rollover Amount, (vi) the resulting Purchase Price (the “Estimated Purchase

Price”), calculated in accordance with Section 2.02(a), in each case, determined in accordance with the Accounting Principles. In determining the amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Closing Transaction Expenses for purposes of determining the Estimated Purchase Price, foreign currencies shall be converted into U.S. dollars at the applicable exchange rate as of four (4) Business Days prior to the Closing Date. The applicable exchange rate as of such date shall be obtained from Bloomberg Terminal using the closing spot rate on such date. Prior to the Closing Date, Seller shall use commercially reasonable efforts to provide to Purchaser any relevant information reasonably requested by Purchaser and permit Purchaser the opportunity to comment on the Estimated Closing Statement. Prior to the Closing Date, the Seller shall review any comments proposed by the Purchaser with respect to the Estimated Closing Statement, and will consider, in good faith, any appropriate changes with respect to such comments; provided, that the Company shall have no obligation to incorporate any such changes; provided, that no failure to agree shall prejudice or limit Purchaser’s rights pursuant to this Section 2.06. If any changes are made to the Estimated Closing Statement prior to the Closing, references herein to the Estimated Closing Statement shall refer to the Estimated Closing Statement as it is so revised.
(b)Within ninety (90) days after the Closing Date (the “Closing Statement Delivery Date”), the Purchaser shall prepare and deliver to the Seller a written statement prepared in good faith, together with reasonably detailed supporting information, substantially in the form attached hereto as Annex II (the “Initial Closing Statement”), setting forth Purchaser’s determination of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Closing Working Capital, (iv) either the resulting Closing Date Working Capital Excess or Closing Date Working Capital Shortfall, as the case may be, (v) the Closing Transaction Expenses, and, after subtracting the Rollover Amount, (vi) the resulting Purchase Price, calculated in accordance with Section 2.02(a), in each case, determined in accordance with the Accounting Principles. In determining the amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and the Closing Transaction Expenses for purposes of determining the Purchase Price, foreign currencies shall be converted into U.S. dollars at the applicable exchange rate as of the Closing Date. The applicable exchange rate as of such date shall be obtained from Bloomberg Terminal using the closing spot rate on the Closing Date. If Purchaser fails to deliver the Initial Closing Statement by the Closing Statement Delivery Date, then, at Seller’s option to be made by sending written notice (or delivering the Seller Notice of Disagreement) within sixty (60) days after the Closing Statement Delivery Date, either (i) the Estimated Closing Statement shall become final and binding upon the Parties and the amounts set forth therein shall constitute the final Purchase Price and final adjustment amounts thereto for all purposes of this Agreement or (ii) Seller shall be entitled to prepare and deliver a written notice to Purchaser setting forth the itemized amounts, if any, included in any of the Estimated Closing Statement that should be adjusted to reflect Seller’s revised good faith estimates (such notice, together with the calculations contained therein, the “Seller Notice of Disagreement”). If Seller delivers a Seller Notice of Disagreement, such Seller Notice of Disagreement shall be resolved pursuant to the procedures outlined in this Section 2.06, applied mutatis mutandis, as if the Estimated Closing Statement was the Initial Closing Statement delivered by Purchaser and the Seller Notice of Disagreement was the Notice of Disagreement timely delivered pursuant to Section 2.06(d).
(c)At all reasonable times immediately following the Seller’s receipt of the Initial Closing Statement until the Objection Deadline Date, the Seller and its representatives shall be permitted to review the records of the Acquired Companies to the extent necessary for the sole purpose of evaluating the Initial Closing Statement and reasonably requested by the Seller, and the Purchaser and its Subsidiaries, including the Acquired Companies, shall make reasonably available to the Seller and its representatives the individuals employed by the Acquired Companies and responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of the Seller related thereto; provided, however, that any such access or furnishing of information shall be conducted at the Seller’s expense, during normal business hours, and in such a manner as to not unreasonably interfere with the normal operations of the Business and the Acquired Companies; provided, further, that nothing herein will require the Purchaser or its Affiliates to provide the Seller or any of their respective Affiliates or representatives with access to or copies of any information the disclosure of which would violate any obligation of confidentiality or jeopardize any attorney-client or attorney work product privilege or any similar protection (provided that the Purchaser will use commercially reasonable efforts to provide such information in a manner that does not violate such obligation or jeopardize such privilege or protection). If the Purchaser employs a firm of independent accountants in connection with the preparation of the Initial Closing Statement, subject to the execution by the Seller of a customary non-reliance letter, the Purchaser shall cause such independent accountants to deliver to the Seller and its representatives any workpapers used in the preparation of the Initial Closing Statement.
(d)The Seller shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that the Seller accepts the Initial Closing Statement (“Notice of Acceptance”) or a reasonably detailed statement describing its objection to each disputed item or amount in the Initial Closing Statement and the basis for each such objection (“Notice of Disagreement”). The Notice of Disagreement shall be limited to mathematical errors and whether calculations of amounts are in accordance with the Accounting Principles and the terms of this Agreement. If the Seller delivers to the Purchaser a Notice of Acceptance or fails to deliver a Notice of Disagreement by the Objection Deadline Date, then, effective as of either the date of delivery of such Notice of Acceptance or as of the end of the Objection Deadline Date, the Initial Closing Statement shall be deemed to be the Final Closing Statement. If the Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters included in the Initial Closing Statement shall be final and binding upon the Purchaser and the Seller.
(e)The Seller and the Purchaser shall first use commercially reasonable efforts to resolve any objections set forth in the Notice of Disagreement. Any resolution by the Seller and the Purchaser as to such objections shall be final and binding on the Parties. All negotiations pursuant to this Section 2.06(e) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Neutral Accountant pursuant to this Agreement shall be treated as confidential. If the Seller and the Purchaser do not reach a resolution of all objections set forth on the Seller’s Notice of Disagreement within thirty (30) days after delivery of such Notice of Disagreement, the Seller and the Purchaser shall, within thirty (30) days following the expiration of such 30-day period, engage the Neutral Accountant, pursuant to a reasonable and customary engagement agreement executed by the Seller, the Purchaser and the Neutral Accountant, to resolve any Unresolved Objections; provided, however, that the Seller and the Purchaser may mutually agree in writing to delay the engagement of the Neutral Accountant by a period of ten (10) Business Days in order to attempt to reach resolution of any Unresolved Objections. The Seller and the Purchaser shall submit the Unresolved Objections, as described in the Notice of Disagreement, together with such arguments as either of them choose to make in connection therewith, in writing to the Neutral Accountant within fifteen (15) days after the Neutral Accountant’s engagement The Neutral Accountant shall be instructed only to resolve the Unresolved Objections, and shall be instructed not to otherwise investigate matters independently. The Purchaser and the Seller shall instruct the Neutral Accountant to make a final determination (which determination, absent fraud or manifest error, shall be final and binding on the Parties) of the Purchase Price within thirty (30) days from the date the Unresolved Objections were submitted to the Neutral Accountant, and such final determination shall be deemed the Final Closing Statement. During the 30-day review by the Neutral Accountant, the Purchaser and the Seller shall each make available to the Neutral Accountant such individuals, information, books and records as may be reasonably required by the Neutral Accountant to make its final determination; provided, that the accountants of the Seller or the Purchaser shall not be obliged to make any work papers available to the Neutral Accountant except in accordance with such accountants’ normal disclosure procedures and then only after such Neutral Accountant has signed a customary agreement relating to such access to work papers. No Party, nor any representative of any Party, shall be permitted to engage in any ex-parte communications (whether written or oral) with the Neutral Accountant. In resolving any Unresolved Objections, the Neutral Accountant (1) shall be bound by the provisions of this Section 2.06, the Accounting Principles and the definitions of Closing Cash, Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses, (2) shall limit its review to the Unresolved Objections submitted to the Neutral Accountant for resolution and not otherwise investigate matters independently, (3) shall further limit its review of the Unresolved Objections solely to whether the Initial Closing Statement has been prepared in accordance with this Agreement or contains any mathematical or clerical error and (4) shall not be precluded from determining a matter solely because such matter could also constitute an inaccuracy or breach of a representation or warranty. The determination of any Unresolved Objections cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the Initial Closing Statement or the Notice of Disagreement. The Seller and the Purchaser agree that the procedure set forth in this Section 2.06 for resolving disputes with respect to the Initial Closing Statement shall be the sole and exclusive method of the Parties and their respective Affiliates for resolving such disputes. All fees and expenses of the Neutral Accountant shall be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, so that the amount of fees and expenses paid by the Seller (with the remainder of such amount being paid by the Purchaser) shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of the fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Seller (as determined by the Neutral Accountant), and the denominator of which is the total value in dispute based on the Notice of Disagreement. For example, if Seller claims in a Notice of Disagreement that a particular adjustment is $1,000 greater than the amount determined by Purchaser in the Initial Closing Statement, and if the Neutral Accountant ultimately resolves the dispute by awarding Seller $600 of the $1,000 contested, then the costs and expenses of the Neutral Accountant will be allocated sixty percent (60%) (i.e., 600 ÷ 1,000) to Purchaser and forty percent (40%) (i.e., 400 ÷ 1,000) to Seller. The Neutral Accountant shall act as an expert, not as an arbitrator, in resolving such Unresolved Objections. The proceeding before the Neutral

Accountant shall be an expert determination under applicable Laws governing expert determination and appraisal proceedings.
(f)The Initial Closing Statement, as adjusted as a result of the procedures set forth in this Section 2.06, shall be deemed to be the Final Closing Statement for the purposes of this Section 2.06 upon the earliest of (x) the delivery by the Seller of the Notice of Acceptance by the Objection Deadline Date or the Seller’s failure to deliver a Notice of Disagreement by the Objection Deadline Date, in each case pursuant to Section 2.06(d), (y) the resolution of all disputes by the Seller and the Purchaser pursuant to Section 2.06(e) and (z) the resolution of all disputes pursuant to Section 2.06(e) by the Neutral Accountant. Within three (3) Business Days after the Final Closing Statement becomes or is deemed final and binding on the Parties, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:
(i)If the Estimated Purchase Price is less than the Purchase Price as shown on the Final Closing Statement (the “Deficiency”), the Purchaser shall, pay, or cause to be paid, to the Seller the amount of such Deficiency, by wire transfer of immediately available funds to such account(s) designated in writing by the Seller.
(ii)If the Estimated Purchase Price is greater than the Purchase Price as shown on the Final Closing Statement (the “Excess”), the Seller shall pay to the Investor (or its designee) an amount equal to (x) the amount of such Excess multiplied by (y) the Investor’s Proportionate Interest, by wire transfer of immediately available funds to such account(s) designated in writing by the Investor.
(g)Tax Treatment. The Parties agree that any payments made to Investor pursuant to this Section 2.06 shall be treated for U.S. federal, and applicable state and local, income tax purposes as (i) a reduction in the indirect contribution made by the Investor to the Purchaser and, accordingly, (ii) a reduction in the final Purchase Price paid by the Purchaser by the amount of such reduction and (iii) a reduction in the Rollover Amount of an amount equal to the quotient of (x) the amount paid to the Investor, divided by (y) the Investor’s Proportionate Interest. The Parties shall file all Tax Returns consistent with, and shall take no position inconsistent with, the foregoing sentence, except as required by a “determination” within the meaning of Section 1313(a) of the Code.
Section 2.07Withholding. The Purchaser and the Seller acknowledge and expressly agree that under applicable Law as of the Effective Date, and conditioned upon the Purchaser’s receipt of the documentation specified in Section 2.04(c), the Purchaser and its Affiliates or agents do not expect to withhold or deduct any amounts in respect of U.S. federal Tax or in connection with or as a result of any payment to be made to the Seller pursuant to this Article II (including adjustments required under Section 2.06). The Purchaser and its Affiliates or agents shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement only such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or foreign Tax Law and to request from Seller any Tax forms necessary to establish an exemption from or reduced rate of otherwise applicable withholding tax; provided, however, that if the Purchaser and its Affiliates or agents determines that any amount is required by Law to be deducted or withheld from a payment to be made pursuant to this Agreement (except any deduction or withholding with respect to a compensatory payment or arising out of a failure by Seller to provide the documentation specified in Section 2.04(c)), or that any Tax forms are necessary to establish that no such deduction or withholding is required, the Purchaser shall notify the Seller of this determination no fewer than ten (10) days prior to the Closing Date. To the extent any such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority in accordance with applicable Law, they shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants the following to the Purchaser, subject to Section 1.02(b) (provided that, such representations and warranties are made assuming that the PCS Restructuring and Eurecat Carveout have been completed in accordance with Section 5.19):
Section 3.01Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Seller and the Company has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party, to carry out its obligations, covenants and agreements hereunder and thereunder and to consummate the Transactions. The Seller is duly authorized, licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business (including, to the extent applicable, the Business) makes such licensing or qualification necessary (to the extent such concepts are recognized under applicable Law), except to the extent that the failure to be so authorized, licensed, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole. The execution and delivery by each of the Seller and the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by each of the Seller and the Company of its and their respective Affiliates (including the Acquired Companies) of their obligations hereunder and thereunder and the consummation by each of the Seller and the Company of the Transactions have been duly authorized by all requisite action on the part of the Seller and the Company, as applicable, and such actions have not been amended or withdrawn. This Agreement has been, and upon their execution the Ancillary Agreements to which the Seller, the Company or any of their respective Affiliates will be a party will be, duly executed and delivered by the Seller, the Company and their applicable Affiliates (including the Acquired Companies) and (assuming due authorization, execution and delivery by the Purchaser or its applicable Affiliates), this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Seller, the Company or their applicable Affiliates (including the Acquired Companies) will be a party shall constitute, legal, valid and binding obligations of the applicable Seller party thereto, enforceable against the Seller, the Company or their applicable Affiliates (including the Acquired Companies) in accordance with their respective terms, subject to the Enforceability Exceptions. No vote or other approval of the stockholders of equityholders of the Seller or any of its Affiliates is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law or the Constituent Documents of the Seller or its Affiliates, the rules or requirements of any securities exchange, or otherwise.
Section 3.02Organization, Authority and Qualification of the Acquired Companies. Section 3.02 of the Disclosure Schedule sets forth a true, correct and complete list of each of the Acquired Companies, listing with respect to each Acquired Company, (i) its name, (ii) the jurisdiction of its organization or incorporation and (iii) the amount of authorized, issued and outstanding Equity Interests of each Acquired Company, including all holders thereof. Each Acquired Company is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Acquired Company is duly authorized, licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole. The Seller has made available to Purchaser true, correct and complete copies of the Constituent Documents of each Acquired Company, in each case as amended and in full force and effect as of the date of this Agreement, and none of the Seller or any of its Affiliates (including the Acquired Companies) is in breach, default or violation in any material respect of any of the provisions of such Constituent Documents.
Section 3.03Capitalization; Ownership of Equity Interests.
(a)The Shares represent 100% of the issued and outstanding shares of Common Stock of the Company. Except as described in the immediately preceding sentence, there are no other issued and outstanding Equity Interests of the Company and no outstanding commitments or Contract to issue any Equity Interests of the Company. The Seller (i) is the sole and exclusive owner of the Shares free and clear of all Encumbrances (other than Encumbrances on transfer imposed under applicable securities Laws) and (ii) has good, valid and marketable title to the Shares and the organizational authority to sell, transfer, assign and deliver the Shares, free and clear of all Encumbrances (other than Encumbrances on transfer imposed under applicable securities Laws). The Shares are duly authorized and validly issued in compliance with applicable Law and are fully paid and non-assessable and have not been or will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.
(b)All of the issued and outstanding Equity Interests of the Company’s Subsidiaries are directly or indirectly owned by the Company, free and clear of all Encumbrances (other than Encumbrances on transfer imposed under applicable securities Laws). The Equity Interests of each Company Subsidiary are duly authorized and validly issued in compliance with applicable Law and are fully paid and non-assessable and have not been or will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.
(c)Except as set forth on Section 3.03(c) of the Disclosure Schedule, there are no authorized or outstanding (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, call rights, preemptive rights, rights of first refusal, rights of first offer, shareholder loans, arrangements, other Contracts or commitments or securities of any

Acquired Company outstanding which upon conversion or exchange could require any Acquired Company to issue, sell or otherwise cause to become outstanding any of its Equity Interests or (ii) stock appreciation, phantom stock, profit participation or similar rights, plans or arrangements of any Acquired Company. Other than the Company’s Equity Interests in its Subsidiaries and the JV Entities, no Acquired Company, directly or indirectly, owns any Equity Interests (or any other interest, participation or contract right that confers on an Acquired Company the right, directly or indirectly, to receive a share of (or otherwise derives its value from) the profits and losses of, or distributions of assets of, the issuing Person) in any other Person. None of the Acquired Companies has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the equityholders of the Acquired Companies on any matter.
(d)None of the Business or the Acquired Companies has any obligation to contribute capital to, or loan any amounts to, or acquire Equity Interests of, any Person.
Section 3.04Consents and Approvals; No Conflicts.
(a)No Consent of any Governmental Authority is required to be made or obtained by the Seller or any of its Affiliates or any JV Entity in connection with the execution or delivery by the Seller and the Company of this Agreement or the Ancillary Agreements to which the Seller, the Company or their applicable Affiliates are a party, the consummation by the Seller and its applicable Affiliates of the Transactions or the compliance with the terms of this Agreement and the Ancillary Agreements, except for compliance by the Seller with the HSR Act and any required filings or notifications under the applicable Competition Laws or FI Laws listed on Section 3.04(a) of the Disclosure Schedule.
(b)The execution or delivery by the Seller and the Company of this Agreement and the Ancillary Agreements to which the Seller, the Company or their applicable Affiliates are a party, the consummation by the Seller and its applicable Affiliates of the Transactions or the compliance with the terms of this Agreement and the Ancillary Agreements, do not, with or without notice or lapse of time, or both, (i) conflict with, violate, result in any breach of, or constitute a default under any provision of the Constituent Documents of the Seller or its Affiliates (including the Acquired Companies) or any JV Entity, (ii) assuming the Consents contemplated by Section 3.04(a) have been obtained and all filings and noticed described therein have been made, conflict with, violate, result in any breach of, or constitute a default under, in any material respect, any Law or Governmental Order, in either case, applicable to the Seller or its Affiliates (including the Acquired Companies) or any JV Entity or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require any notice or consent, result in the termination or amendment of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (A) upon any of the respective Equity Interests, properties or assets of the Seller or its Affiliates (in respect of the Business), any Acquired Company or any JV Entity or (B) under any material Contract, Leased Real Property, material Permit of the Seller or its Affiliates (in respect of the Business) or any JV Entity.
Section 3.05Financial Information.

(a)Attached as Section 3.05 of the Disclosure Schedule are true, correct and complete copies of: (i) the audited balance sheet of the Business (assuming the PCS Business and the ownership of Eurecat Entities is included within the “Business”) for each of the years ended December 31, 2022, December 31, 2023, December 31, 2024 and the related audited statement of income and changes in stockholders’ equity and cash flow for the fiscal years ended on such dates; (ii) the unaudited statement of income of the Business (after giving effect to the PCS Restructuring and the Eurecat Carveout) for the years ended December 31, 2022 and December 31, 2023;  (iii) the unaudited balance sheet of the Business (after giving effect to the PCS Restructuring and the Eurecat Carveout) for the year ended December 31, 2024 and the related statement of income for the fiscal year then ended; and (iv) the unaudited balance sheet of the Business (after giving effect to the PCS Restructuring and the Eurecat Carveout) as of June 30, 2025 (such date, the “Balance Sheet Date”) and the related unaudited statement of income for the 6 month period ended June 30, 2025 (all such financial statements in clauses (i) through (iv), the “Business Financial Statements”).
(b)The Business Financial Statements and the other Required Financial Information (i) fairly present in all material respects the combined financial position of the Business as of the dates indicated and the combined results of operations of the Business for the periods indicated as such Business was operated by the Seller, and (ii) were prepared in accordance with GAAP applied on a consistent basis without modification throughout the periods specified, except as expressly set forth therein or as set forth in Section 3.05 of the Disclosure Schedule and subject to the absence of notes and normal and recurring fiscal year-end adjustments, which would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole. The Business Financial Statements and the other Required Financial Information were prepared from, and in accordance with, the applicable books and records of the Seller and its Subsidiaries. Neither the Seller (in respect of the Business) nor any of the Acquired Companies maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Commission.
(c)The Seller (in respect of the Business) and the Acquired Companies make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Business’s assets. The Seller (in respect of the Business) and the Acquired Companies maintain systems of internal accounting controls and procedures with respect to the accounting practices, procedures and policies employed thereby sufficient to provide reasonable assurances regarding the reliability of financial reporting, including that: (i) all transactions are executed in accordance with management’s general or specific authorization; (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP or such other applicable accounting standard and to maintain proper accountability for such items and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
(d)The inventories of the Acquired Companies are in good and marketable condition, and are usable and of a quantity and quality saleable in the ordinary course of business. The inventories of the Acquired Companies constitute sufficient quantities to enable the Acquired Companies to conduct the Business in the ordinary course of business.

(e)All accounts receivable of each of the Acquired Companies represent obligations to such Person arising from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms. All accounts receivable of each of the Acquired Companies reflected on the Business Financial Statements are at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP, consistently applied. All accounts receivable of each of the Acquired Companies arising after the date of the Balance Sheet Date and existing on the Effective Date are at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP, consistently applied. None of the accounts receivable of any of the Acquired Companies (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods or services subject to any repurchase, return, refund or rebate arrangement. All accounts payable by each of the Acquired Companies to third parties as of the Effective Date arose in the ordinary course of business, and as of the Effective Date there is no such account payable past due or delinquent in its payment.
(f)As of the Effective Date and without giving effect to Item 3(h) of Annex I, the aggregate amount of Indebtedness in respect of the items set forth in clauses (f) through (i) in the definition thereof is $0.
Section 3.06Absence of Undisclosed Material Liabilities. There are no Liabilities of the Seller (in respect of the Business) or any Acquired Company, other than Liabilities (a) adequately reflected or reserved against on the Business Financial Statements, (b) set forth on Section 3.06 in the Disclosure Schedule, or (c) incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, claim or lawsuit, and none of which would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole).
Section 3.07Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) the Seller, the Acquired Companies, the JV Entities and each of their respective Affiliates have conducted the Business only in the ordinary course of business, (b) there has not been any Material Adverse Effect, and (c) none of the Seller or any of its Affiliates (including the Acquired Companies) have taken any action that would require the consent of the Purchaser pursuant to Section 5.01 if taken after the date of this Agreement and prior to the Closing.
Section 3.08Legal Proceedings. Except as set forth on Section 3.08 of the Disclosure Schedule, (a) there are no, and since the Lookback Date have not been any, Actions (including those based on theories or product liability) or Governmental Orders pending, or to the Knowledge of the Seller, threatened against (1) any of the Acquired Companies or the JV Entities or, to the extent applicable to the operations or conduct of the Business, the Seller or any of its Affiliates, or any of their respective properties or business, that would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, or (2) the Seller or its Affiliates (including the Acquired Companies) that would affect the legality, validity or enforceability of this Agreement of the other Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, and (b) none of the Acquired Companies, the JV Entities (to the Knowledge of the Seller),

nor any of their respective properties, rights or assets nor, to the extent applicable to the operations or conduct of the Business, the Seller or any of its Affiliates, is, or has been since the Lookback Date, subject to any ongoing or outstanding obligations in connection with any Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole. There is no, and since the Lookback Date there has been no, Actions pending or, to the Knowledge of the Seller, threatened, against any executive officer or director of any Acquired Company in their capacity as such.
Section 3.09Compliance with Laws.
(a)Since the Lookback Date, (i) the Seller (in respect of the Business), the Acquired Companies and the JV Entities have complied with and are in compliance in all material respects with all applicable Laws and Governmental Orders and (ii) none of the Seller (in respect of the Business), any of the Acquired Companies or the JV Entities has received any notice of or been charged with the violation in any material respect any Law or Governmental Order.
(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, each of the Seller (in respect of the Business), the Acquired Companies and the JV Entities (i) is in compliance and since January 1, 2019 has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (the “Foreign Corrupt Practices Act”), the U.K. Bribery Act 2010 and any other United States and foreign Laws concerning bribery, corruption or money laundering, including the USA PATRIOT Act (collectively, the “Anti-Corruption Laws”) and (ii) since January 1, 2019 has not been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any actual, alleged, or potential violation of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning bribery, corruption or money laundering, including the USA PATRIOT Act. Since January 1, 2019, the Seller, the Acquired Companies and the JV Entities have implemented and maintained effective policies, procedures, and internal controls to ensure that Seller, the Acquired Companies and the JV Entities have complied with all applicable Anti-Corruption Laws including but not limited to the detection and prevention of bribery, financial accounting and recordkeeping, and third-party risk management. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, the internal controls maintained by the Seller, the Acquired Companies and the JV Entities have been sufficient since January 1, 2019 and are currently sufficient to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts for Seller, the Acquired Companies and the JV Entities; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the books, records, and accounts of Seller, any Acquired Company and the JV Entities; and (iii) neither Seller nor any Acquired Company or JV Entity has established or maintained any secret or unrecorded funds or accounts. Since January 1, 2019, the Seller has maintained books and records in compliance with Anti-Corruption Laws that, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets. Each of the Seller and its Affiliates (including the Acquired Companies) have complied with, and are in compliance in all respects, with the Seller’s and its Affiliates’ 2023 resolutions with the U.S. Securities and Exchange Commission and the U.S. Department of Justice concerning alleged violations of the Foreign Corrupt Practices Act.

(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, the Seller, the Acquired Companies and the JV Entities (i) are in compliance and since January 1, 2019 have been in compliance with any applicable export/import controls and economic sanctions Laws, including Laws administered and enforced by the U.S. government (including the Department of Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, and the Department of State), the United Nations Security Council, His Majesty’s Treasury, the European Union or any of its member countries or other relevant sanctions authority (collectively, “Economic Sanctions”) and (ii) since January 1, 2019 none of the Seller or any of the Acquired Companies or JV Entities and, to the Knowledge of the Seller, none of the officers, directors, or agents of the Seller or any Acquired Company or any JV Entity, is located, organized, or resident in country or territory that is the target of comprehensive territorial Economic Sanctions.
(d)Since January 1, 2019, none of Seller or any of the Acquired Companies or the JV Entities has made any voluntary or other disclosures to, or been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation of Economic Sanctions. No Action has been filed or commenced since January 1, 2019 against any Acquired Company or, any JV Entity alleging any failure to comply in any material respect with any Economic Sanctions.
(e)None of Seller or any of the Acquired Companies or any of the JV Entities, nor, to the Knowledge of the Seller, any of their respective employees, subcontractors, agents, representatives, consultants, distributors, partners, resellers, suppliers or customers are or have been designated since the Lookback Date on any restricted party list published by any U.S. Governmental Authority (including the Department of Treasury, the Office of Foreign Assets Control (and its “Specially Designated Nationals List”), the Department of Commerce, Bureau of Industry and Security (and its “Denied Persons List”), the Department of State, the Directorate of Defense Trade Controls (and its “Debarred Parties List”)), on the United Nations financial sanctions lists or on financial sanctions lists enacted by European Union member states.
Section 3.10Permits. The Acquired Companies and the JV Entities have all Permits necessary for the lawful conduct of the Business and the use of their properties and assets, as currently conducted and used and each of such Permits is valid and subsisting. The operation of the Business as currently conducted is not in violation in any material respect of, nor is any of the Acquired Companies in default or violation in any material respect under, any Permit. Since the Lookback Date, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, none of the Seller, the Acquired Companies, nor the JV Entities or any of their respective Affiliates has received or been subject to any written notice from a Governmental Authority alleging any violations of Permits by any Acquired Company or JV Entity, nor to the Knowledge of the Seller, has any such notice been threatened.
Section 3.11Employee Benefit Matters.
(a)Section 3.11(a) of the Disclosure Schedule sets forth an accurate and complete list as of the Effective Date of all Acquired Company Benefit Plans and Seller Benefit Plans, and identifies each as either an Acquired Company Benefit Plan or Seller Benefit Plan, as

applicable. With respect to each Acquired Company Benefit Plan, the Seller has made available to the Purchaser (i) a true, correct and complete copy of either the plan document or a written description of the material terms thereof; (ii) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (iii) the current prospectus or summary plan description and all summaries of material modifications; (iv) the most recent favorable determination or option letter from the IRS; (v) the annual return/report (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year; and (vi) the most recently prepared actuarial rreport and financial statements. With respect to each Seller Benefit Plan, the Seller has made available to the Purchaser either: (x) a true, correct and complete copy of the plan document; (y) the most recent summary plan description; or (z) a written description of the material terms thereof. Section 3.11(a) of the Disclosure Schedule also sets forth an accurate and complete list as of the Effective Date of each individual Employment Agreement concerning a G22 Employee, which such Employment Agreements or a form thereof have been made available to the Purchaser.
(b)Since the Lookback Date, no liability under Title IV of ERISA has been incurred by any Acquired Company which has not been satisfied in full and no event has occurred and no condition exists that would reasonably be expected to result in any Acquired Company incurring any material liability under Title IV of ERISA, either directly or by reason of the Acquired Companies affiliation with any of their ERISA Affiliates. No Acquired Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). No Acquired Company has any ongoing liability with respect to any Multiemployer Plan or any other defined benefit pension plan (whether or not subject to ERISA) either directly or by reason of the Acquired Companies affiliation with any of their ERISA Affiliates.
(c)No Acquired Company has, since the Lookback Date, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.
(d)No Acquired Company Benefit Plan provides for any gross-up for any Tax incurred by a Business Employees and no Business Employee is entitled to any gross-up for any Tax, without limitation, under Section 409A or 4999 of the Code.
(e)No Acquired Company Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for any post-employment health, medical or life insurance benefits or payments in respect of any former employees of the Acquired Companies, other than pursuant to Section 4980B of the Code or similar state Law or for coverage that continues through the end of the month following termination of employment.
(f)Each Acquired Company Benefit Plan has been established, registered, operated, funded and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws.
(g)Since the Lookback Date, (i) each Acquired Company Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements of applicable Law, including ERISA and the Code, (ii) there are no pending or, to the Knowledge of the Seller, threatened material Actions against any Acquired Company Benefit Plan or any

Acquired Company with respect to any Acquired Company Benefit Plan, and (iii) all contributions required to be made by any Acquired Company to any Acquired Company Benefit Plan have been made on or before their applicable due dates. Since the Lookback Date, none of the Acquired Companies or any of the Acquired Company Benefit Plans or, to the Knowledge of the Seller, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which an individual or class exemption is unavailable.
(h)Except as otherwise expressly required by this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions shall (either alone or in combination with another event) (i) result in the accelerated vesting or payment of, or any increase in, any compensation or benefits to any Business Employee or other current or former officers, employees, independent contractors of the Acquired Companies, (ii) limit or restrict the right of any Acquired Company to merge, amend or terminate any of the Acquired Company Benefit Plans, or (iii) result directly or indirectly in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
(i)With respect to each Non-U.S. Acquired Company Benefit Plan, since the Lookback Date:
(A)all employer and employee contributions to each Non-U.S. Acquired Company Benefit Plan required by Law or by the terms of such Non-U.S. Acquired Company Benefit Plan have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole; and
(B)each Non-U.S. Acquired Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole; and
(C)except as set forth on Section 3.11(i)(C) of the Disclosure Schedule, (i) there is no current, pending or threatened material pension-related litigation, (ii) there are no discussions with employees, former employees, current and past pension providers or any industry-wide pension fund regarding the implementation and/or execution of any (currently or previously applicable) pension plan, (iii) all financial and legal obligations (including the payment of the pension premiums and contributions) towards the current and previous pension provider(s) (including industry-wide pension fund PGB) have been fulfilled, (iv) there is no mandatory industry-wide pension scheme applicable by law that should be executed instead of the Dutch Pension Plan, (v) other than the existing litigation relating to the Dutch Pension Plan, there are no back service payment obligations under any (previously applicable) defined benefit pension plan and (vi) all amendment procedures regarding the Dutch Pension Plan, specifically pertaining to the change of a defined benefit pension scheme to a defined contribution scheme have been executed in compliance with all applicable laws and requirements, including but not limited to the required consent of each employee individually or the required collective labor agreement results.
Section 3.12Labor Matters.
(a)Section 3.12(a) of the Disclosure Schedule sets forth with respect to each Business Employee as of the Effective Date: (i) name or employee ID; (ii) date of hire; (iii) whether on an active or inactive status; (iv) job title and department; (v) whether classified as exempt or non-exempt under the Fair Labor Standards Act or other applicable Law, where applicable; (vi) whether full-time, part-time, temporary, and/or leased; (vii) annualized base salary or hourly wage; (viii) employing entity; and (ix) work location (by City, State or other jurisdiction).
(b)Section 3.12(b) of the Disclosure Schedule sets forth a correct and complete list as of the Effective Date of all collective bargaining agreements or other Contracts with any labor union, works council or labor organization to which any Acquired Company is party to or bound by or to which Seller or any of its Affiliates is party to or bound by and which covers any Business Employee (collectively, “Collective Bargaining Agreements”).
(c)Except for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, there have been no union organizing activities, petitions or demands for recognition since the Lookback Date, including any currently underway or, to the Knowledge of the Seller, threatened by or on behalf of any labor union, works council, employee committee or representative or other labor organization to organize any Business Employees.
(d)Except for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, since the Lookback Date, there has been no (i) strike, lockout, work stoppage, slowdown, picketing or labor dispute with respect to or involving any Business Employees since the Lookback Date, nor is there any such action pending or, to the Knowledge of the Seller, threatened; or (ii) unfair labor practice charge against any Acquired Company involving Business Employees, since the Lookback Date, nor is there any such charge or grievance arising under the Collective Bargaining Agreements pending or, to the Knowledge of the Seller, threatened, except as may be set forth on Section 3.12(f) of the Disclosure Schedule.
(e)Each Acquired Company is, and has been since the Lookback Date, in compliance in all material respects with all Laws regarding labor, employment, and employment practices, including applicable Laws the hiring, promotion, assignment, and termination of employees, including the Worker Adjustment and Retraining Notification Act; discrimination; harassment; retaliation; equal employment opportunities; disability; labor relations; wages and hours; profit sharing obligations, social security and housing contributions; the Fair Labor Standards Act of 1938, as amended, and applicable state and local wage and hour Laws (collectively, “FLSA”); hours of work; payment of wages; immigration; workers’ compensation; employee benefits; classification of employees under the FLSA; classification of independent contractors; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; data privacy and data protection; and any bargaining or other obligations under the National Labor Relations Act and the Labor-Management Relations Act. Each Business Employee has all work permits, immigration permits, visas, or other authorizations required by applicable Law, and there is a properly completed Form I-9 (or the non-U.S. local equivalent thereof) on file with respect to each Business Employee.
(f)Except for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole and except as set forth on Section 3.12(f) of the Disclosure Schedule, since the Lookback Date, no Actions relating to any employment or labor matter or Law has been filed, is pending or, to the Knowledge of the Seller, threatened with respect to any Acquired Company or its current or former employees, including by or before any Governmental Authority, and the Acquired Companies have not received since the Lookback Date, any notice of intent by any Governmental Authority responsible for the enforcement of labor and employment Laws to conduct an investigation, audit, or proceeding relating to any employees or former employees or any employment practices of the Acquired Companies.
(g)Section 3.12(g) of the Disclosure Schedule sets forth a true, correct and complete list as of the Effective Date the G22 Employees.
Section 3.13Environmental Matters. Except as disclosed in Section 3.13 of the Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole:
(a)(i) Each Acquired Company and JV Entity is and, except for any instances of past noncompliance that have been fully resolved without any pending ongoing or future liability, since the Lookback Date has been in compliance in all respects with all Environmental Laws, which compliance includes, but is not limited to, the possession of all Environmental Permits to operate as currently operated, and compliance with the terms and conditions thereof and (ii) since the Lookback Date, the Acquired Companies and the JV Entities have not received any written communication from a Governmental Authority alleging that any Acquired Company or any JV Entity is not in such compliance, except for any such communication with respect to which the alleged noncompliance has been fully resolved without any pending, ongoing or future liability;
(b)There is no Environmental Claim pending or, to the Knowledge of the Seller, threatened against the Seller (in respect of the Business) or any Acquired Company or any JV Entity;
(c)There has been no Release of any Materials of Environmental Concern (i) by the Seller (in respect of the Business) or any Acquired Company or any JV Entity or predecessor thereto or (ii) at, in, on, to or from any Real Property or other real property for which Seller (in respect of the Business) or any Acquired Company or any JV Entity or predecessor thereto would be responsible, that in the case of clauses (i) or (ii) could reasonably be expected to give rise to an Environmental Claim against the Seller (in respect of the Business) or any Acquired Company or any JV Entity; and

(d)Neither the Seller (in respect of the Business), any Acquired Company nor any JV Entity has assumed or retained by contract or operation of law any Liability of another pursuant to Environmental Laws or with respect to Environmental Claims.
(e)Except as set forth in the capital expenditure budget of the Business set forth on Section 3.13(e) of the Disclosure Schedule, there are no material capital expenditures required to be undertaken by the Seller (in respect of the Business) or any of the Acquired Companies related to complying with current or reasonably anticipated permitting requirements pursuant to Environmental Laws.
Section 3.14Real Property.
(a)Section 3.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of (x) all Owned Real Property, including the address and owner thereof, and (y) all Leased Real Property, including the address of each parcel of Leased Real Property and the identity of the lessor, lessee and any sublease of each such parcel of Leased Real Property. (i) Each Acquired Company, as applicable, has good and marketable fee simple title to all Owned Real Property held by such Person and a valid leasehold interest in all Leased Real Property held by such Person, in each case, free and clear of all Encumbrances except for Permitted Encumbrances, (ii) each Real Property Lease and each Lessor Lease is valid, in full force and effect and enforceable against the Acquired Company that is party thereto and, to the Knowledge of the Seller, is enforceable against each other party thereto in accordance with its terms, (iii) the Seller has made available to the Purchaser a true, correct and complete copy of each Real Property Lease, (iv) the applicable Acquired Company is not in default (and there is no event or condition that after notice or lapse of time or both would constitute a default by such Person) under any applicable Real Property Lease or Lessor Lease and, to the Knowledge of the Seller, there is no default (or event or condition that after notice or lapse of time or both would constitute a default) by any other party thereto, (v) all improvements located on the Real Property are in sufficiently good condition and repair (ordinary wear and tear and routine maintenance excepted) to allow the Business to be conducted after the Closing in substantially the same manner as conducted prior to the Closing, (vi) other than the rights and obligations pursuant to this Agreement, there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, and (vii) there are no pending, or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or any portion thereof, or any sale or other disposition in lieu of condemnation.
(b)The Real Property constitutes all of the real property used in connection with the Business.
Section 3.15Tax Returns and Tax Payments.
(a)The Acquired Companies have timely filed (or have had filed on behalf of such Acquired Companies) all material Tax Returns required to be filed by or with respect to them (taking into account extensions), and all such material Tax Returns are true, correct and complete in all material respects.

(b)The Acquired Companies have paid (or have had paid on behalf of such Acquired Companies) all material Taxes shown to be due on any such Tax Returns and have withheld and paid to the appropriate Governmental Authority all material Taxes that the Acquired Companies are obligated to withhold from amounts owing to any employee, independent contractor, creditor, stockholder or third party, except, in each case, for Taxes contested in good faith for which such Acquired Company has provided (or the Seller has made provision on behalf of such Acquired Company) reserves in its financial statements in accordance with GAAP. The Acquired Companies have complied in all material respects with all Tax information reporting provisions of all applicable Law.
(c)No claim for unpaid Taxes has been asserted against any Acquired Company by a Governmental Authority, other than any claim that has been resolved, and the Acquired Companies have not agreed to any extension of time with respect to a Tax Contest. No Acquired Company has waived any statute of limitations beyond the Effective Date in respect of Taxes or agreed to any extension of time beyond the Effective Date with respect to a Tax Contest (other than in connection with any extension of time to file Tax Returns obtained in the ordinary course), which waiver of extension is still in effect.
(d)There are no Encumbrances for Taxes on any assets of the Acquired Companies other than Permitted Encumbrances.
(e)No Tax Contest in respect of any Taxes or any Tax Return of the Acquired Companies is being conducted by a Governmental Authority, and there are no Tax Contests currently pending with respect to any such Taxes or Tax Return.
(f)None of the Acquired Companies (i) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is a Retained Company or any Acquired Company) filing a consolidated, combined, affiliated, unitary or similar Tax Return or (ii) has any liability for Taxes of any Person (other than the Retained Companies and the other Acquired Companies) arising from the application of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or non-U.S. Law.
(g)No Acquired Company is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity, reimbursement or similar agreement or arrangement with any third parties (other than any customary Tax indemnification provisions in ordinary course commercial agreements, the primary subject matter of which is not Tax matters).
(h)No written claim has been made by any Governmental Authority in a jurisdiction where any Acquired Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction or required to file a Tax Return in such jurisdiction other than any such claims that have been resolved.
(i)None of the Acquired Companies has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or non-U.S. Law.
(j)No Acquired Company will be required to include a material item of income (or exclude a material item of deduction) in any taxable period beginning after the

Closing Date as a result of (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) intercompany transaction between an Acquired Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, occurring at or prior to the Closing, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.
(k)No Acquired Company has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the prior two (2) years.
(l)No Acquired Company is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Authority, in each case, that is still in effect.
(m)Each Acquired Company required to be registered for value added or similar tax (“VAT”) in any jurisdiction is so registered in each applicable jurisdiction and each Acquired Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of any VAT, maintains full and accurate records, and has not been subject to any material interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT.
(n)No Acquired Company (i) has a permanent establishment (within the meaning of any applicable Tax treaty), office or fixed place of business, or other form of taxable nexus in a country other than the country in which it is organized or incorporated, or (ii) is subject to Income Tax in a country other than the country in which it is organized or incorporated.
(o)No Acquired Company has any liability under Section 965(h) of the Code.
(p)No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(q)The Acquired Companies have materially complied with all applicable transfer pricing Laws.
Section 3.16Material Contracts.
(a)Section 3.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts (other than Contracts that are Excluded Assets) to which (x) an Acquired Company is a party or (y) the Seller or any of its Affiliates is a party and to which the Business or the Business Assets is bound or subject:
(i)any Contract with any Key Customer;
(ii)any Contract with any Key Supplier;

(iii)any Contract that (A) restricts or limits the ability of the Business or an Acquired Company to compete or provide services in any line of business or with any Person or in any geographic area or market segment, or to engage in any type of business, (B) expressly requires the Business or any Acquired Company to conduct business with a third party on a preferential basis, including Contracts that contain “most favored nation” provisions or similar understanding, minimum purchase obligations with any customer or supplier, rights of first refusal, and rights of first negotiation and offer; (C) contains an exclusivity or “single source” provision in favor of any third party or (D) contains a mandatory take or pay or similar purchase requirement for all or a portion of any Acquired Company’s or the Business’s purchase obligations with respect to such good or service (collectively, but not including any confidentiality provisions, a “Restrictive Provision”);
(iv)any Contract relating to, or otherwise entered into in connection with, the disposition or acquisition of any business, assets or Equity Interests (whether by merger, sale of equity interests, sale of assets or otherwise), in each case under which obligations of any party thereto remain outstanding, including any indemnification, guarantee or other similar contingent obligations that could reasonably be expected to result in payments thereunder (including in respect of a purchase price adjustment, “earn out”, deferred or conditional purchase price or similar contingent payment obligation);
(v)any Contract relating to any joint venture, strategic alliance, co-investment, partnership or other similar arrangement (including the sharing of profits);
(vi)each Shared Contract, excluding “off-the-shelf”, “shrink wrap” or “click through” licenses, or licenses for other generally commercially available software, that, in each case of such exclusions, is not material to the Acquired Companies or the Business, taken as a whole;
(vii)any Contract (A) (1) pursuant to which an Acquired Company licenses Owned Intellectual Property to any third party or (2) any third party licenses Intellectual Property to an Acquired Company, in each case, other than Incidental Licenses or “shrink wrap” or “click through” licenses or licenses for other generally commercially available software that are entered into in the ordinary course of business or (B) containing any settlement agreement, coexistence agreement, non-assert or covenant not to sue concerning Intellectual Property;
(viii)any Contract (including all loan agreements and promissory notes) evidencing or relating to Indebtedness, or the mortgage, pledge or transfer of, or the grant of a security interest or other Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets;
(ix)any Real Property Lease or Lessor Lease;
(x)any Contract pursuant to which the Business or any Acquired Company is a lessee or lessor of any machinery, equipment or personal property involving an aggregate rental amount that is greater than $500,000 per year, including capital leases;

(xi)any Contract that has as a counterparty an independent third party distributor for purposes of soliciting or promoting sales of products and/or services in specific territories on behalf of the Business and involved payments by the Business of at least $1,000,000 during the twelve (12) month period ended December 31, 2024 or any subsequent twelve (12) month period;
(xii)all collective bargaining agreements or Contracts with any labor union or other similar organization;
(xiii)any hedge, collar, option, forward purchasing, swap, derivative or similar Contract;
(xiv)any Contract requiring the Business or any Acquired Company (or combination of Acquired Companies) to make any capital expenditures in excess of $500,000 (other than Employment Agreements);
(xv)any Contract involving the settlement of any actual or threatened Action pursuant to which the Business or any Acquired Company has any ongoing payment or performance obligations;
(xvi)any Contract with any Governmental Authority;
(xvii)any Contract with the Seller or any of its Affiliates (other than the Acquired Companies); and
(xviii)any Contract with any JV Entity.
(b)The Contracts listed or required to be listed in Section 3.16(a) of the Disclosure Schedule are together referred to herein as the “Material Contracts.” Except as set forth on Section 3.16(b) of the Disclosure Schedule, (i) each Material Contract is valid, binding and in full force and effect and is enforceable against the Seller, an Acquired Company, or their respective Affiliates, as applicable, and, to the Knowledge of the Seller, each other counterparty thereto, in each case in accordance with their respective terms, except as limited by the Enforceability Exceptions; (ii) the Seller, the Acquired Company, or their respective Affiliates, as applicable, have performed their obligations under each of the Material Contracts in all material respects and, to the Knowledge of the Seller, the other parties to all Material Contract have performed their obligations under each of the Material Contracts in all material respects; (iii) neither the Seller, the Acquired Company nor any of their respective Affiliates, as applicable, is in material breach or default (and there has been no event which, with the giving of notice or lapse of time or both, would become a default to give rise to a right of termination) under any Material Contract, and neither the Seller, the Acquired Company nor any of their respective Affiliates, as applicable, has received written or, to the Knowledge of the Seller, other notice regarding any actual or alleged violation or breach of or default under or termination or acceleration of any Material Contract; (iv) to Knowledge of the Seller, none of the other parties to each Material Contract is in material breach of or default (and, to the Knowledge of the Seller, there has been no event which, with the giving of notice or lapse of time or both, would become a default to give rise to a right of termination) under any Material Contract; and (v) there is no renegotiation of, attempt to renegotiate, or outstanding rights to renegotiate any Material

Contract with any Person, and no Person has made demand for such renegotiation. None of the Seller, any Acquired Company of their respective Affiliates has any obligation to pay penalties, liquidated damages or other additional payment amounts in respect of missed deadlines, inadequate performance or other failures to fulfill its obligations under the terms and conditions of any Material Contract. The Seller has made available to the Purchaser true, correct and complete copies of each Material Contract (including all amendments thereto). There are no, and since the Lookback Date, there have been no, disputes pending or, to the Knowledge of the Seller, threatened, with respect to any Material Contract.
Section 3.17Intellectual Property and Data Privacy.
(a)Section 3.17(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Registered Owned Intellectual Property as of the Effective Date. None of the Registered Owned Intellectual Property has been adjudged invalid or unenforceable or is subject to any Action challenging the validity or enforceability thereof (other than actions related to the ordinary course prosecution thereof). One of the Acquired Companies is the exclusive owner of each item of Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). (i) The Acquired Companies own or have a right to use all Intellectual Property that is necessary for the conduct of the Business in materially the same manner as conducted as of the date of this Agreement and (ii) at the Closing, taking into account and giving effect to this Agreement and all of the Ancillary Agreements, the Acquired Companies will own or have the right to use all Intellectual Property necessary to conduct the Business in materially the same manner as conducted as of the date of this Agreement.
(b)To the Knowledge of the Seller, no Person is engaging, and since the Lookback Date no Person has engaged, in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property. Neither the Owned Intellectual Property nor the conduct of the Business infringes, misappropriates or otherwise violates, and since the Lookback Date, has not infringed, misappropriated or otherwise violated, the Intellectual Property of any third party. Since the Lookback Date, none of the Seller or the Acquired Companies has received any written notice alleging that the conduct of the Business infringes any third party’s Intellectual Property in any material respect. As of the Effective Date, there is no Action initiated by any other Person pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Affiliates (including the Acquired Companies) concerning the matters described in this Section 3.17(b).
(c)Each of the Seller and the Acquired Companies use commercially reasonable efforts to protect the Owned Intellectual Property, including the confidentiality of the material trade secrets and material confidential information included therein. To the Knowledge of the Seller, there have been no material unauthorized uses or disclosures of any such trade secrets or any other material confidential proprietary information that is included in the Owned Intellectual Property or in the Acquired Companies’ possession. The Acquired Companies implement commercially reasonable policies and procedures with respect to data and information technology security, backup, and intrusion detection and prevention.
(d)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, the Acquired Companies are in compliance with all applicable Data Processing Obligations. There is no, and since the Lookback Date there has not been any, Action by any Governmental Authority or other Person against or involving the Seller or any Acquired Company relating to the compliance by the Seller or any Acquired Company with applicable Data Processing Obligations. To the Knowledge of the Seller, there are no circumstances that could reasonably be expected to give rise to any such Action.
(e)No Business Systems have suffered any Security Incident since the Lookback Date, and to the Knowledge of the Seller, there are no deficiencies, conditions, or circumstances that could reasonably be expected to give rise to a Security Incident. The Business Systems owned by an Acquired Company and, to the Knowledge of the Seller, the third-party Business Systems do not contain any faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm the Business Systems. The Acquired Companies have implemented and currently maintain reasonable security controls to protect the confidentiality, integrity, and availability of all Personal Data and Business Systems that comply and, at all times have complied, with all applicable Data Processing Obligations. The Business Systems operate and perform as is necessary for the operation of the Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole.
(f)Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any transfer of Personal Data resulting from such transactions, will violate, in any material respect, any of the Data Processing Obligation as such currently exist or as existed at any time during which any of such Personal Data was collected or obtained.
(g)Each present or past employee, officer, consultant or any other Person who developed any material Owned Intellectual Property (i) has executed a valid and enforceable Contract with an Acquired Company that conveys to such Acquired Company all right, title and interest in and to all such Intellectual Property developed by such Person, except to the extent that such Intellectual Property is owned by an Acquired Company as a matter of law, in connection with such Person’s employment or engagement by an Acquired Company and (ii) is bound by a duty of confidentiality to keep confidential any confidential information, including trade secrets, disclosed to such Person.
(h)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, (i) since the Lookback Date there have been no failures of the Business Systems that have led to any interruption of the Business, (ii) to the Knowledge of the Seller, all software used in the Business is free from any surreptitious computer code or other software routines or hardware components intentionally designed to permit unauthorized access to, or to materially harm, disable or erase software, hardware or data, or to perform any other similar type of unauthorized activities (including viruses, Trojan horses, worms or other similar code, designs or routines) and (iii) the Acquired Companies take commercially reasonable steps and implement commercially reasonable procedures, in each case, designed to protect the security, integrity, and functioning of the software included in the Business Systems.

(i)The Acquired Companies use AI Technology in material compliance with all applicable license terms and no Acquired Company has used any Generative AI Tools to develop any Owned Intellectual Property. No software used in the Business contains or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing of any such software or any other Owned Intellectual Property.
Section 3.18Assets; Sufficiency.
(a)Each of the Acquired Companies has, and immediately following the Closing the Purchaser and the Acquired Companies will have, good and valid title to, or a valid leasehold interest in, licenses or has the legal right to use all the Business Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).
(b)Each of the tangible Business Assets, including all facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property which are material to conduct the Business as currently conducted, is in good operating condition and repair (reasonable wear and tear excepted), and is adequate for the purposes for which it is currently being used.
(c)Upon (i) the purchase and acquisition of the Shares and (ii) the availability to the Purchaser and its Subsidiaries (including, following the Closing, the Acquired Companies), of the services under the Transition Services Agreement, the Purchaser shall have, directly or indirectly, whether by ownership, access, use or through provision of services, following the Closing the assets and properties (tangible and intangible) and services sufficient to conduct the Business immediately after the Closing as in substantially the same manner in all material respects as conducted as of the Effective Date and as of immediately prior to the Closing (and without giving effect to any changes after the Effective Date taken with the prior written consent of the Purchaser or at the written direction of Purchaser).
Section 3.19Customers and Suppliers.
(a)Section 3.19(a) of the Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest customers (measured by dollar volume of sales attributable to such customers) of each of the FCC Business and CFT Business for each of (i) the twelve (12)-month period ended December 31, 2023, (ii) the twelve (12)-month period ended December 31, 2024 and (iii) the nine (9)-month period ended September 30, 2025 (the “Key Customers”).
(b)Section 3.19(b) of the Disclosure Schedule sets forth a true, correct and complete list of the twenty (20) largest suppliers (measured by dollar volume of purchases from such suppliers) of the Business for each of (i) the twelve (12)-month period ended December 31, 2023, (ii) the twelve (12)-month period ended December 31, 2024 and (iii) the nine (9)-month period ended September 30, 2025 (the “Key Suppliers”).
(c)Except as set forth in Section 3.19(c)(i) of the Disclosure Schedule, since the Lookback Date, none of the Key Customers or Key Suppliers has notified the Seller or any of its Affiliates (including any Acquired Company), in writing, or to the Knowledge of the Seller, in any other manner, that it intends to cease or materially decrease purchasing from or selling to the

Business or materially modify the terms on which it sells to or purchases from the Business (including any material changes in pricing or terms). Except as set forth in Section 3.19(c)(ii) of the Disclosure Schedule, since the Lookback Date, no Key Supplier or Key Customer has, (A) ceased or decreased materially its purchasing from or selling to the Business, (B) made any material adverse change in the terms and conditions on which it was doing business with the Seller and its Affiliates (including the Acquired Companies) with respect to the Business, or (C) materially altered or otherwise terminated, or to the Knowledge of the Seller, threatened to materially modify or otherwise terminate, its relationship with the Seller or any of its Affiliates (including any Acquired Company) with respect to the Business. There is no pending or, to the Knowledge of the Seller, threatened dispute or controversy with any Key Supplier or Key Customer, on the one hand, and the Seller or any of its Affiliates (including any Acquired Company) with respect to the Business, on the other hand. To the Knowledge of the Seller, the consummation of the Transactions will not adversely affect the relationship of the Business with any of the Key Customers or Key Suppliers.
Section 3.20Insurance. Section 3.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of all policies of fire and casualty, general liability, director and officer liability, and all other forms of insurance (including self-insurance programs) maintained by or on behalf of the Seller or its Affiliates that provide coverage with respect to the Business or the Acquired Companies (the “Insurance Policies”), including with respect to each such Insurance Policy the type of such policy, the amount of the coverage, the first named insured, the policy/bond number, the insurer(s), the material limits, the deductibles and the term thereof. The Insurance Policies collectively provide coverage to the Seller or any of its Affiliates (in respect of the Business) and the Acquired Companies in amounts not less than as required by applicable Law and any Contract to which the Seller or any of its Affiliates (in respect of the Business) or any member Acquired Company is a party. Each Insurance Policy is in full force and effect and to the Knowledge of the Seller, is a legal, valid, binding obligation of the insurer, enforceable against such insurer subject to the Enforceability Exceptions. There are no outstanding claims under the Insurance Policies which are reasonably likely to exhaust the applicable limitation of liability. Neither the Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policies which varies from the premiums and coverage set forth on Section 3.20(a) of the Disclosure Schedule. All premiums due on the Insurance Policies have either been paid or accrued for or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of such Insurance Policies. Except as set forth on Section 3.20(b) of the Disclosure Schedule, there are no, and since the Lookback Date that have been no, claims related to the Business pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Seller nor any of its Affiliates are in material breach of or in material default under any provision contained in any Insurance Policy. Section 3.20(c) of the Disclosure Schedule sets forth a true, correct and complete list of all material claims in respect of the Business which are currently pending (or that have been made since the Lookback Date) under any Insurance Policy.
Section 3.21JV Entities.
(a)

(i)The Seller has made available to the Purchaser true, correct and complete copies of the Constituent Documents of each JV Entity, in each case as amended and in full force and effect as of the Effective Date, and none of the Seller or any of its Affiliates (including the Acquired Companies) is in breach, default or violation in any material respect of any of the provisions of such Constituent Documents.
(ii)Each JV Entity is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of their formation. Each JV Entity (A) has the requisite organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted and (B) is duly authorized, licensed or qualified to do business as presently conducted under the Laws of each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole.
(b)
(i)Section 3.21(b) of the Disclosure Schedule sets forth a true, correct and complete list of each of the JV Entities, listing with respect to each JV Entity, (A) its name, (B) the jurisdiction of its organization or incorporation and (C) the amount of authorized, issued and outstanding Equity Interests of each Acquired Company, including all holders thereof. The Equity Interests held by the applicable Acquired Company in the JV Entities are held free and clear of any Encumbrances (other than Encumbrances on transfer imposed under applicable securities Laws).
(ii)The Equity Interests of the JV Entities issued to the Acquired Companies are duly authorized and validly issued in compliance with applicable Law and are fully paid and non-assessable and have not been or will not be issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth on Section 3.21(b) of the Disclosure Schedule, there are no authorized or outstanding (A) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, call rights, preemptive rights, rights of first refusal, rights of first offer, shareholder loans, arrangements, other Contracts or commitments or securities of any JV Entity outstanding which upon conversion or exchange could require any JV Entity to issue, sell or otherwise cause to become outstanding any of its Equity Interests or (B) stock appreciation, phantom stock, profit participation or similar rights, plans or arrangements of any JV Entity. None of the JV Entities has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the equityholders of any JV Entity on any matter. None of the JV Entities has any obligation to contribute capital to, or loan any amounts to, or acquire Equity Interests of, any Person.
(c)Since the Lookback Date, (i) there have been no, and there are no, disputes, pending or otherwise or, to the Knowledge of the Seller, threatened, with respect to any Contract to which (x) an Acquired Company is a party or (y) the Seller or any of its Affiliates is bound, in each case of the foregoing clauses (x) and (y), that relate to the Business or the

Business Assets, with any JV Entity, and (ii) no counterparty to any such Contract identified in the foregoing clause (i) has terminated, cancelled, materially decreased the volume or materially reduced its business, and for suppliers of any JV Entity, materially increased the pricing, or adversely altered other terms of its business with any of the JV Entities in respect of the Business, as applicable, or, to the Knowledge of the Seller, indicated an intention to terminate, cancel, materially reduce the volume, materially reduce its business, materially increase its pricing, or adversely alter other terms of its business with any JV Entity.
(d)The Seller has made available to the Purchaser true, correct and complete copies of the most recent audited (or, if no audit exists, unaudited) financial statements of each JV Entity (the “JV Entity Financial Statements”). The JV Entity Financial Statements (i) fairly present in all material respects the combined financial position of the applicable JV Entity as of the dates indicated and the combined results of operations of the applicable JV Entity for the periods indicated, and (ii) were prepared in accordance with GAAP or such other applicable accounting standard, in each case, applied on a consistent basis without modification throughout the periods and subject to the absence of notes and normal and recurring fiscal year-end adjustments, which would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole. To the Knowledge of the Seller, the JV Entity Financial Statements were prepared from, and in accordance with, the books and records of the applicable JV Entity.
(e)There are no Liabilities of the JV Entities, other than Liabilities (i) adequately reflected or reserved against on the JV Entity Financial Statements, (ii) set forth on Section 3.21(e) in the Disclosure Schedule, or (iii) incurred since the date in which the applicable JV Entity Financial Statements was prepared in the ordinary course of business (none of which is a Liability resulting from noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, claim or lawsuit, and none of which would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole). Since the date in which the applicable JV Entity Financial Statements was prepared, neither the Seller nor any of its Affiliates (including any Acquired Company) has received any information concerning the financial condition of such JV Entity that is, or is reasonably expected to be, adverse to such JV Entity, any Acquired Company or the Business.
Section 3.22Certain Business Relationships with Affiliates. Section 3.22(a) of the Disclosure Schedule sets forth a true, correct and complete list of (each Contract listed or required to be listed on Section 3.22(a) of the Disclosure Schedule, an “Affiliate Agreement”) (x) all Contracts between any Acquired Company, any JV Entity or the Seller or any of its Affiliates (in respect of the Business or by which any Business Asset is bound or subject), on the one hand, and the Seller or any of its Affiliates (other than the Acquired Companies or any JV Entity) or any current or former officer, director, employee or equityholder of any of the foregoing Persons, on the other hand, including any Shared Contracts, and (y) all Intercompany Agreements. Except as set forth on Section 3.22(b) of the Disclosure Schedule, (1) none of the Seller, its Affiliates (other than an Acquired Company) nor any of their respective officers, directors or employees (a) owns or has any direct or indirect interest in any Business Asset or is the beneficiary thereof, (b) has any claim or cause of action against any Acquired Company, the Business or any JV Entity, or (c) owes any money to, or is owed any money by, any Acquired Company, the Business or any JV Entity and (2) there is no Contract of the Seller or any of its

Affiliates (in respect of the Business), the Acquired Companies or any JV Entity that binds, or purports to bind, the Seller or its Affiliates following the Closing. Other than customary director and officer indemnification agreements, none of the Acquired Companies, the Business or any JV Entity has any indemnification or exculpation obligations with respect to the Seller, its Affiliates (other than an Acquired Company) nor any of their respective officers, directors or employees.
Section 3.23Letters of Credit, Surety Bonds, Guarantees. Section 3.23 of the Disclosure Schedule sets forth a true, correct and complete list of all Credit Support, including the reimbursement, payment or obligation (including any potential or contingent obligation) thereunder. The Seller has made available to the Purchaser true, correct and complete copies of each such Credit Support, and all related contracts, agreements, arrangements, or guarantees providing for reimbursement, indemnification or any other payments with respect thereto. As of the Effective Date, no draw or request for payment or reimbursement has been made with respect to any Credit Support.
Section 3.24Product Warranties. Except as set forth on Section 3.24(a) of the Disclosure Schedule, there is no and, since the Lookback Date there have been no existing or, to the Knowledge of the Seller, threatened, product liability, warranty or other similar claims against the Seller or any of its Affiliates (including the Acquired Companies) or, to the Knowledge of the Seller, any JV Entity, alleging that any product sold by the Seller (in respect of the Business), any Acquired Company or any JV Entity is defective or fails to meet any product or service warranties (whether express or implied) or guaranties. Except as set forth on Section 3.24(b) of the Disclosure Schedule, (i) none of the Seller (in respect of the Business), any Acquired Company or, to the Knowledge of the Seller, any JV Entity has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by Seller (in respect of the Business), any Acquired Company or any JV Entity or with respect to any services rendered by Seller (in respect of the Business), any Acquired Company or any JV Entity and (ii) each product sold or delivered and each service rendered by Seller (in respect of the Business), any Acquired Company or any JV Entity has (to the Knowledge of the Seller with respect to JV Entities and products sold or delivered by the JV Entities) been in conformity in all material respects with contractual commitments and express and implied warranties and none of Seller (in respect of the Business), any Acquired Company or, to the Knowledge of the Seller, any JV Entity has any material liability or obligation for replacement or repair thereof. There are, and since the Lookback Date there have been, no product recalls or withdrawals or requests for product recalls or withdrawals (x) by Seller (in respect of the Business), any Acquired Company or, to the Knowledge of the Seller, any JV Entity or (y) by any customer of Seller (in respect of the Business), any Acquired Company or, to the Knowledge of the Seller, any JV Entity.
Section 3.25Brokers. Except for Goldman Sachs & Co., LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller or any of its Affiliates (including the Acquired Companies). The Seller shall be solely responsible for the fees and expenses of Goldman Sachs & Co., LLC.

Section 3.26No Other Representations or Warranties; No Recourse. The Seller acknowledges and agrees that except for the representations and warranties contained in Article IV and the Equity Commitment Letter and Guarantee, neither the Purchaser, its Affiliates nor any other Person on behalf of Purchaser or the its Affiliates or any other Person has made or makes, and the Seller and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Purchaser, its Affiliates or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Seller, its Affiliates or any of their respective representatives by or on behalf of the Purchaser, its Affiliates or any other Person.
Section 3.27Disclaimer of the Seller. EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES, THE ACQUIRED COMPANIES, THE JV ENTITIES, THE BUSINESS OR THE BUSINESS OF THE JV ENTITIES, THE EQUITY INTERESTS OF THE ACQUIRED COMPANIES OR THE JV ENTITIES, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, INCLUDING WITH RESPECT TO (I) THE OPERATION OF THE ACQUIRED COMPANIES, THE BUSINESS, THE JV ENTITIES OR THE BUSINESSES OF THE JV ENTITIES BY THE PURCHASER AFTER THE CLOSING, (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE ACQUIRED COMPANIES, THE BUSINESS, THE JV ENTITIES OR THE BUSINESSES OF THE JV ENTITIES AFTER THE CLOSING, (III) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE SELLER OR ITS AFFILIATES, THE ACQUIRED COMPANIES, THE JV ENTITIES, THE BUSINESS OR THE BUSINESS OF THE JV ENTITIES, (IV) THE ACCURACY OR COMPLETENESS OF ANY OF THE REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION PROVIDED TO PURCHASER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (WHETHER SET FORTH IN THIS AGREEMENT OR OTHERWISE), OR (V) ANY OTHER INFORMATION MADE AVAILABLE TO THE PURCHASER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES; AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR IN THE CASE OF FRAUD, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATED TO THE SHARES, THE ACQUIRED COMPANIES, THE JV ENTITIES, THE BUSINESS OR THE BUSINESS OF THE JV ENTITIES, THE EQUITY INTERESTS OF THE ACQUIRED COMPANIES OR THE JV ENTITIES, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE

TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS OR MANAGEMENT MEETINGS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as follows:
Section 4.01Organization and Authority of the Purchaser. The Purchaser is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party, to carry out its obligations, covenants and agreements hereunder and thereunder and to consummate the Transactions. The Purchaser is duly authorized, licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary (to the extent such concepts are recognized under applicable Law), except to the extent that the failure to be so authorized, licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by the Purchaser of its obligations hereunder and under the Ancillary Agreements to which it will be a party, and the consummation by the Purchaser of the Transactions, have been duly authorized by all requisite corporate or similar action on the part of the Purchaser, and such actions have not been amended or withdrawn. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser or its Affiliates will be a party will be, duly executed and delivered by the Purchaser and its applicable Affiliates and (assuming due authorization, execution and delivery by the Seller, the Company or their applicable Affiliates), this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser and its Affiliates will be a party shall constitute, legal, valid and binding obligations of the Purchaser party thereto, enforceable against the Purchaser and its Affiliates in accordance with their respective terms, subject to the Enforceability Exceptions.
Section 4.02Consents and Approvals; No Conflicts.
(a)No Consent of any Governmental Authority is required to be made or obtained by the Purchaser in connection with the execution or delivery by the Purchaser of this Agreement or the Ancillary Agreements to which the Purchaser is a party or the consummation by the Purchaser of the Transactions or the compliance with the terms of this Agreement and the Ancillary Agreements, except for (i) compliance by the Purchaser with the HSR Act and any required filings or notifications under the applicable Competition Laws or FI Laws listed on Section 3.04(a) of the Disclosure Schedule and (ii) such other Consents that the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Transactions.
(b)The execution or delivery by the Purchaser of this Agreement and the Ancillary Agreements to which or its applicable Affiliates are a party, the consummation by the Purchaser and its applicable Affiliates of the Transactions or the compliance with the terms of this Agreement and the Ancillary Agreements, do not, with or without notice or lapse of time, or both, (i) conflict with, violate, result in any breach of, or constitute a default under any provision of the Constituent Documents of the Purchaser or its applicable Affiliates, or (ii) assuming the Consents contemplated by Section 4.02(a) have been obtained and all filings and notices described therein have been made, conflict with, violate, result in any breach of, or constitute a default under, in any material respect, any Law or Governmental Order, in either case, applicable to the Purchaser or its applicable Affiliates or any of its properties or assets, or (iii) violate, conflict with, result in any breach of, or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require any notice or consent, result in the termination or amendment of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective Equity Interests, properties or assets of the Purchaser or any of its Subsidiaries under any Contract to which the Purchaser or any of its Subsidiaries is a party, except, in the case of the foregoing clause (ii), for such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Transactions.
Section 4.03Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04Financing; Guarantee.
(a)As of the Effective Date, Purchaser has delivered to the Seller and the Company true, correct and complete copies of (i) the Equity Commitment Letter pursuant to which Sponsor has committed, subject to the terms and conditions thereof, to invest in Purchaser, directly or indirectly, the cash amounts set forth therein for the purpose of, among other things, funding the Purchase Price (the “Equity Financing”); and (ii) an executed debt commitment letter, dated as of the date of this Agreement, from the Debt Financing Sources party thereto (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related Fee Letter as described below, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date of this Agreement in compliance with Section 5.12, the “Debt Commitment

Letters” and, together with the Equity Commitment Letter, the “Commitment Letters”) pursuant to which the Debt Financing Sources party thereto have committed to lend the amounts set forth therein for the purposes of, among other things, funding a portion of the Purchase Price and fees and expenses incurred in connection with the Transaction (including the repayment, prepayment or discharge of any Indebtedness required to be paid off in connection with the Transaction, the payment of the Transaction Expenses and other fees and expenses incurred by Purchaser and its Affiliates in connection with the Transaction) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Purchaser has also delivered to the Seller and the Company a true, correct and complete copy of any fee letter (which may be redacted solely as to fee amounts, yield or interest rate or other price caps, original issue discount amounts, successful syndication levels, other economic terms, and the “market flex” terms, so long as no redaction covers terms that would adversely affect conditionality, availability or termination of the aggregate committed amount of the Debt Financing necessary to fund the Required Amount on the Closing Date) in effect as of the Effective Date in connection with the Debt Commitment Letters (as may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date of this Agreement in compliance with Section 5.12, any such letter, a “Fee Letter”). The Equity Commitment Letter provides that the Seller has express third party beneficiary rights to enforce the Equity Commitment Letter on the terms set forth therein.
(b)As of the Effective Date, (i) the Commitment Letters have not been amended or modified; (ii) no such amendment or modification is contemplated; and (iii) to the knowledge of Purchaser, the respective commitments contained therein have not been withdrawn, terminated, replaced or rescinded in any respect and no such withdrawal, termination, replacement (in each case, other than to add additional lenders who had not executed the Debt Commitment Letters or the Fee Letter) or rescission is contemplated. As of the Effective Date, there are no other Contracts, agreements, side letters or arrangements to which Purchaser or its Affiliates is a party relating to the availability or conditionality of the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Commitment Letters and any Fee Letters.
(c)Assuming satisfaction or waiver of the conditions set forth in Section 8.01 and Section 8.03 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the aggregate proceeds of the Financing, when funded in accordance with the Commitment Letters, is sufficient to (i) pay the aggregate Estimated Purchase Price at the Closing; and (ii) pay all fees and expenses required to be paid at the Closing by the Seller (to the extent included as a Transaction Expense) or the Purchaser (including the Reimbursement Obligations) in connection with the Transaction and the Financing (the aggregate amount described in the foregoing clauses (i) through (ii), the “Required Amount”).
(d)As of the Effective Date, the Commitment Letters (in the forms delivered by Purchaser to Seller and the Company) are in full force and effect and constitute the legal, valid and binding obligations of Purchaser and, to the knowledge of Purchaser (solely with respect to the Debt Commitment Letter), the other parties thereto, as applicable, enforceable against Purchaser and, to the knowledge of Purchaser (solely with respect to the Debt Commitment Letter), the other parties thereto, as applicable, in accordance with their terms, subject to the Enforceability Exceptions. As of the Effective Date, other than as expressly set forth in this Agreement and the Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing on the Closing Date pursuant to any agreement relating to the Financing to which Sponsor, Purchaser or any of their respective Affiliates is a party. As of the Effective Date, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default or breach on the part of Purchaser or, to the knowledge of Purchaser, any of the other parties thereto pursuant to the Commitment Letters; (B) result in the failure of any condition to the Financing, assuming the satisfaction of each of the conditions to Closing set forth in Section 8.01 and Section 8.03 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (C) otherwise result in any portion of the Financing to be unavailable or delayed, assuming the satisfaction of each of the conditions to Closing set forth in Section 8.01 and Section 8.03 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Assuming the satisfaction of each of the conditions to Closing set forth in Section 8.01 and Section 8.03 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as of the Effective Date, Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it on or before the Closing Date. As of the Effective Date, Purchaser has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Commitment Letters.
(e)Concurrently with the execution of this Agreement, Sponsor has delivered to Seller and the Company a true, correct and complete copy of the Guarantee, duly executed by Sponsor in favor of Seller and the Company. As of the Effective Date, the Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Sponsor, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. As of the Effective Date, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of Sponsor under the Guarantee.
Section 4.05Legal Proceedings. As of the Effective Date:
(a)there are no Actions or Governmental Orders pending, nor, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries, except, in each case, for those that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Transactions; and
(b)neither the Purchaser nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Governmental Order, except for those that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Transactions.
Section 4.06Brokers. Except for Raymond James & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the

Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Raymond James & Associates, Inc.
Section 4.07Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Acquired Companies, the Business, the JV Entities, the business of the JV Entities, and the Equity Interests of the Acquired Companies and the JV Entities, which investigation, review and analysis was done by the Purchaser and its Affiliates and Representatives. The Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Acquired Companies, the Business, the JV Entities, the business of the JV Entities for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations or opinions of any of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives (except for the specific representations and warranties of the Seller and its Affiliates set forth in this Agreement and the Ancillary Agreements). The Purchaser hereby acknowledges and agrees that, (a) other than the representations and warranties of the Seller and its Affiliates made in this Agreement or any of the Ancillary Agreements, the Shares, the Acquired Companies, the Business, the JV Entities and the business of the JV Entities are being sold on an “as is” basis as of the Closing in their condition as of the Closing with “all faults” and none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Shares, the Acquired Companies, the JV Entities, the Business, the businesses of the JV Entities, the Equity Interests of the other Acquired Companies or the JV Entities, or the Transactions, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Acquired Companies, the Business, the JV Entities or the businesses of the JV Entities by the Purchaser after the Closing, (iii) the probable success or profitability of the Acquired Companies, the Business, the JV Entities or the businesses of the JV Entities after the Closing (iv) any financial projection or forecast relating to the Seller or its Affiliates, the Acquired Companies, the Business, the JV Entities or the businesses of the JV Entities, (v) the accuracy or completeness of any of the representations, warranties or other information provided to Purchaser, its Affiliates or their respective representatives, or (vi) any other information made available to the Purchaser, its Affiliates and its and their respective representatives; and (b) except as provided in this Agreement or any Ancillary Agreement or in the case of Fraud, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or Representatives of, or the Purchaser’s use of, any information related to the Acquired Companies, the Business, the JV Entities or the businesses of the JV Entities, including any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations or management meetings, functional “break-out” discussions, diligence calls or meetings, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the Transactions.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01Conduct of Business Prior to the Closing. Except (i) as expressly set forth in Section 5.01 of the Disclosure Schedule, (ii) as expressly required by this Agreement

(including the Restructuring Transactions) or (iii) as required by applicable Law or final, non-appealable Governmental Order by a court of competent jurisdiction, unless the Purchaser otherwise agrees in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the Effective Date to the Closing Date:
(a)The Seller shall, shall cause the Acquired Companies to, and shall use commercially reasonable efforts to cause the JV Entities to, use commercially reasonable efforts to (i) conduct the Business in the ordinary course of business consistent with past practice in all material respects, (ii) preserve intact the Business, including (x) preserving the Business’s present and future relationships with customers, suppliers, Governmental Authorities and other Persons with which it has business relations or regular relations, (y) keeping available the services of its current officers and key employees and (z) maintaining the Books and Records in the ordinary course of business in all material respects, and (iii) comply with applicable Law; provided, that any action that is expressly permitted by an exception to a subclause in Section 5.01(b) shall also be permitted pursuant to this Section 5.01(a) (unless such action constitutes a breach of another subclause of Section 5.01(b) for which no applicable exception to such other subclause is available).
(b)The Seller and its Affiliates (to the extent related to the Business) shall not, and shall cause the Acquired Companies and JV Entities not to (whether by merger, consolidation, acquisition, operation of Law or otherwise), in each case, solely with respect to the Business:
(i)authorize, adopt or effect any amendment or change or propose to amend or otherwise change the Constituent Documents of any Acquired Company or JV Entity;
(ii)create, allot, issue, sell, grant, dispose of, pledge or otherwise encumber any Equity Interests of any Acquired Company or JV Entity, other than the issuance of Equity Interests between or among wholly-owned Acquired Companies;
(iii)(A) repay, redeem, purchase or otherwise acquire any Equity Interests of any Acquired Company or JV Entity, or split, combine, subdivide, consolidate or reclassify any Equity Interests of any Acquired Company or JV Entity or (B) declare, set aside, make or pay any dividend or other distribution or pay, whether in cash, securities, property or otherwise on any Equity Interests (including, for the avoidance of doubt, securities convertible into Equity Interests) of the Acquired Companies or any JV Entity, except for cash dividends by the Company or any of its wholly-owned Subsidiaries and not, for the avoidance of doubt, any cash dividends by any JV Entity, paid in full prior to the Measurement Time;
(iv)(A) make any investment in or merge or consolidate with any Person or division thereof or acquire, directly or indirectly, assets or Equity Interests of any other Person or any division thereof or (B) acquire any assets that would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, other than inventory, machinery, equipment, furniture, furnishings, fixtures, tools and other tangible personal property, in each case, in the ordinary course of business;

(v)(A) compromise or settle any litigation, investigation, suit, action or proceeding, other than any compromise or settlement that does not (w) impose any consent, decree, injunction or similar restraint or form of equitable relief on the Business, the Acquired Companies or the JV Entities (other than customary confidentiality obligations and customary mutual releases), (x) require a payment by the Business, the Acquired Companies or the JV Entities of monetary damages in excess of $500,000 in any individual case or series of related cases or $2,000,000 in the aggregate with any other compromise or settlement, and such amount is paid prior to the Closing or is included as a current liability in the calculation of Closing Working Capital, or (y) involve any admission of wrongdoing or liability or other adverse consequences on the Business, the Acquired Companies or the JV Entities, or any of their respective officers, directors or employees; or (B) commence any material litigation, suit, action or proceeding (or waive, release or assign any material litigation, suit, action or proceeding) against any Person, other than in the ordinary course of business (including engaging in customary collection efforts and payment discussions in the ordinary course of business);
(vi)(A) pay, discharge, settle or compromise any material Tax Contest, (B) make, revoke or change any material Tax election, (C) file any material amended Tax Return, (D) surrender any claim for a refund of a material amount of Taxes, (E) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes or (F) adopt or change any material Tax accounting principle, method, period or practice;
(vii)except as expressly required by a change in GAAP or applicable Law after the Effective Date, make any change in financial accounting methods, principles or practices;
(viii)(A) transfer, mortgage, license, divest, sell or otherwise dispose of (whether by merger, consolidation, sale of stock or assets or otherwise) or encumber, any material assets, rights or properties of the Acquired Companies (taken as a whole) or the JV Entities or the Business (including the Owned Real Property), other than sales or other dispositions of inventory in the ordinary course of business or obsolete assets or assets with de minimis or no book value in the ordinary course of business, or (B) sell, assign, license, encumber or otherwise dispose of any material Owned Intellectual Property, other than non-exclusive licenses granted with respect thereto or entering into any new joint development agreement (other than Shared Contracts) with third parties in the ordinary course of business;
(ix)(A) make any loans, advances or capital contributions to or investments in, any other Person, except for (1) advancement of business related expenses to any Business Employees in the ordinary course of business, (2) loans, advances or capital contributions solely among Acquired Companies in the ordinary course of business, in each case that do not involve the transfer of funds between entities organized in different countries or (B) create, incur, assume or guarantee (1) any indebtedness for borrowed money, other than in the ordinary course of business (including entering into new performance bonds, letters of credit and guarantees in the ordinary course of business); or (2) any item of Indebtedness described in clause (f)

through (i) of the definition thereof, in the case of this clause (2), in an amount in excess of $2,250,000, in each case other than, solely with respect to the Acquired Companies;
(x)effectuate or announce any “plant closing”, “mass layoff” or other workforce action which triggers the notice requirements of the WARN Act;
(xi)except as required pursuant to any Benefit Plan disclosed on Section 3.11(a) of the Disclosure Schedule or Collective Bargaining Agreement in existence as of the Effective Date (or any Benefit Plans or Collective Bargaining Agreements entered into in compliance with this Section 5.01) or in connection with ordinary course changes to any Benefit Plan as a result of end of year enrollment process, (A) enter into, adopt, amend, modify in any material respect, terminate or increase the coverage or benefits under any material Acquired Company Benefit Plan (or any plan, agreement, program, policy or other arrangement that would be a material Acquired Company Benefit Plan if in existence on the Effective Date); (B) increase the compensation of any Business Employee, except for increases (x) of no more than five percent (5%) individually for any Business Employee who is at the management level or above or (y) that would not, in the aggregate with all other increases, reasonably be expected to increase the employee compensation expenses of the Acquired Companies by more than three percent (3%) in the aggregate amongst all Business Employees for the 12 month period after the Closing; (C) grant, increase or provide any retention, change in control, equity payments or benefits to any Business Employee or any severance or termination payments or benefits to any Business Employee that is not fully paid prior to the Closing; or (D) adopt, enter into, amend or terminate any Collective Bargaining Agreement or other similar arrangement relating to unions, works councils, similar entities or other organized employees, or recognize any new union, works council or similar entities or other organized employees;
(xii)except as required pursuant to any Benefit Plan in existence as of the Effective Date and disclosed on Section 3.11(a) of the Disclosure Schedule or Collective Bargaining Agreement in existence as of the Effective Date, (A) hire or terminate (other than for cause) the employment of any Business Employee who is at the management level or above (or would be a Business Employee at the management level or above if so hired) (other than to fill a position resulting from the departure of any employee following the Effective Date and where the base salary and annual bonus targets payable to such newly hired Business Employee does not materially exceed that of the departed Business Employee), (B) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of material compensation or benefits under any Acquired Company Benefit Plan; or (C) make any grants under the equity incentive plan of the Seller and its Affiliates (not including the Acquired Companies) that is not an Acquired Company Benefit Plan to any employee of the Acquired Company;
(xiii)(A) enter into, renew, terminate (other than terminations occurring as a result of the expiration of the term thereof), amend or modify in any material respect, extend or release or waive any material rights under any Material Contract, Real Property Lease or any Contract that, if entered into prior to the Effective Date, would be a Material Contract, except for (x) entering into or renewing customer, procurement and vendor

Contracts in the ordinary course of business and on terms that are either consistent with past practices for such type of Contract or an improvement on existing terms for the Business and (y) renewals of any Real Property Leases in the ordinary course of business so long as the term and rent escalators therein are consistent with the existing terms of such Real Property Lease (provided, that rent under such Real Property Leases for the 2026 calendar year does not increase by more than $500,000 in the aggregate across all such leases), (B) enter into any Contract that includes a change of control or similar provision that would require a payment to or would give rise to any rights (including termination or consent rights) of the other party or parties thereto in connection with the consummation of the Transactions that, in each case, would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies or the Business, taken as a whole, (C) enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which the Business may conduct in any material respect, or (D) enter into any Contract for the purchase of, or otherwise acquire any interest in, real property;
(xiv)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization (except as expressly contemplated by the Restructuring Transactions) or file for bankruptcy;
(xv)enter into any new line of business or materially change, abandon or discontinue any existing line of business (not including the abandonment or discontinuation of any specific product line in the ordinary course of business);
(xvi)enter into any Affiliate Agreements that would not be terminated at or prior to the Closing in accordance with Section 5.08;
(xvii)(A) materially delay the payment of accounts payable or other payables or expenses from the date such payment would be made in the ordinary course of business; (B) accelerate the collection of any accounts receivable in advance of or beyond the date when the same would have been collected in the ordinary course of business or when otherwise due, (C) delay the settlement, payment or resolution of any disputes under any self-insurance programs, or (D) fail to report, or fail to be cause to be reported, under each applicable insurance policy of the Seller or its Affiliates (including captives, any Seller Insurance Policy and any Seller Claims-Made Policy) events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business, the Acquired Companies or the JV Entities or the properties, assets, operations, employees, officers or directors of the Business, the Acquired Companies or the JV Entities; in each case of the foregoing clauses (A), (B), (C) and (D), to the extent that such action or inaction is not in the ordinary course of business or is otherwise taken with the intent to change or manipulate the calculation of Purchase Price or increasing the liability of the Purchaser or any of its Affiliates (including the Acquired Companies or any JV Entity) after the Closing;
(xviii)use or transfer any Cash from the Measurement Time through the Closing, except solely to the extent Cash is used to make payments in respect of Closing Indebtedness or Closing Transaction Expenses or to pay cash dividends or distributions to Seller or its Affiliates (so long as any such payments between the Measurement Time and the Closing actually reduces the Closing Cash);

(xix)except in the ordinary course of business, cancel, surrender, suspend, allow to expire or fail to renew any Permit that is material to the Business;
(xx)exercise its governance authority, if any, with respect to any JV Entity to consent to, vote in favor of, or otherwise approve (or fail to veto) changing the equity ownership (in any material respect) of such JV Entity; or
(xxi)agree, authorize, resolve or commit to take any of the foregoing.
(c)Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or any Acquired Company’s operations prior to the Closing. Notwithstanding anything to the contrary in Section 5.01(a), none of the Seller or its Affiliates shall be prevented from undertaking, or be required to obtain Purchaser’s consent in relation to, any of the following: (i) repaying in cash Indebtedness or paying any cash amounts that, if unpaid, would constitute Transaction Expenses; (ii) declaring or distributing any cash dividends to Seller and its Affiliates (not including the Acquired Companies) so long as such declaration or distribution is fully made prior to the Closing and accounted for, on a dollar-for-dollar basis, in the calculation of the Purchase Price or (iii) entering into any Affiliate Agreements, Intercompany Agreements or Intercompany Indebtedness solely to the extent necessary in order to effect the foregoing clauses (i) and (ii) (so long as such agreements are terminated prior to or at the Closing pursuant to Section 5.08).
Section 5.02Access to Information; Books and Records.
(a)From the Effective Date until the Closing, upon reasonable notice, the Seller shall, and shall cause the Acquired Companies and each of their respective Representatives to, (i) afford the Purchaser, its Affiliates and their respective Representatives reasonable access to the offices, properties, assets and Books and Records of the Business and the Acquired Companies, (ii) furnish to the Representatives of the Purchaser and its Affiliates such additional information regarding the Business (or copies thereof) as the Purchaser, its Affiliates and their Representatives may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel in compliance with and subject to the Seller’s or its Affiliates’ health, safety and security requirements, recommendations or policies and in such a manner as not to unreasonably interfere with the normal operations of the Business and the Acquired Companies. The access referenced in the immediately preceding sentence shall not include access to conduct any sampling and analysis of any environmental media, including air, soil vapor, soil or groundwater, or any building material, at any Owned Real Property or Leased Real Property without the prior written consent of the Seller, which consent may be withheld at the absolute discretion of the Seller. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser, its Affiliates or their respective Representatives if such disclosure would, in the Seller’s discretion, acting reasonably, (1) jeopardize any attorney-client or attorney work product privilege or any similar protection; provided that the Seller shall use commercially reasonable efforts to provide such information in a manner that does not jeopardize such privilege or protection; (2) contravene any applicable Laws, fiduciary duty or binding Contract to which Seller or any of its Affiliates is subject, including any confidentiality obligations of the Seller and its Affiliates and any data privacy and protections and employment

Laws applicable to employee personal information; provided that the Seller shall use commercially reasonable efforts to provide such information in a manner that does not that does not jeopardize such privilege or protection or violate such applicable Law, fiduciary duty or Contract, or (3) the Purchaser or any of its Affiliates (including the Acquired Companies), on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse parties in an Action before a Governmental Authority and such access or information is reasonably pertinent thereto (clauses (1), (2) and (3), collectively, the “Access Limitations”). When accessing any of the Seller’s properties, Purchaser, its Affiliates and their Representatives shall use commercially reasonable efforts to comply with all of the Seller’s safety and security requirements for the applicable property made available to Purchaser in advance of such access.
(b)Without limiting the obligation of the Seller and its Affiliates (including the Acquired Companies) under Section 5.13, prior to the Closing, none of Purchaser, its Affiliates nor any of their respective Representatives shall initiate any communications, inquiries or requests to any officer, director or employee of the Acquired Companies without consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) and requests for consent shall only be directed to a Transition Lead; provided, that Seller hereby consents to Purchaser communicating with and requesting access to information from members of senior management of the Acquired Companies so long as a member of the Transition Lead team is kept informed of all such communications, including by being CC’ed on email correspondence, by being invited to all calls and meetings, in each case, initiated by Purchaser, and by being advised of and permitted to participate in discussions if so reasonably requested by such member of the Transition Lead team; provided, that, to the extent practicable, Purchaser shall use commercially reasonable efforts to invite a member of the Transition Lead team to calls and meetings that are not initiated by Purchaser. For purposes hereof, the “Transition Lead” shall mean any of the following contacts: (i) the following email address: transition.everest@albemarle.com (or any person that Purchaser knows is accessible by such list-serv email address); (ii) any member of the Seller’s third party legal counsel, K&L Gates LLP, (iii) the following email of Goldman Sachs: gs-everest-2024@gs.com (or any member of the Goldman Sachs team that Purchaser knows is member of such list-serv email address).
(c)Solely to the extent necessary to (a) conclude Seller’s involvement in the Business as of the Closing, (b) facilitate Seller investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, in which neither the Purchaser nor its Affiliates (including the Acquired Companies) is an adverse party, (c) prepare reports to any Governmental Authority (including any Tax Returns), (d) prepare and deliver any accounting or other similar statement required in the preparation of Seller’s ordinary course financial statements (whether provided for under this Agreement or otherwise), or (e) comply with any applicable Laws (including any public disclosure that is required, based on advice of counsel, to be disclosed in order to comply with securities Laws and the rules and regulations of any securities exchange), for a period of seven (7) years after the Closing, the Purchaser shall cause its Acquired Companies to, to the extent required in connection with its data retention policies, (i) retain the Books and Records related to the Business for periods prior to the Closing, and (ii) upon reasonable notice, afford the Seller, its Subsidiaries and their respective Representatives reasonable access (including the right to make, at the Seller’s expense, copies), during normal business hours, to such Books and Records; provided, however, that any such access or furnishing of information shall be conducted at the Seller’s expense, under the supervision of the

Purchaser’s personnel in compliance with and subject to the Purchaser’s or its Affiliates’ health, safety and security requirements, recommendations or policies and in such a manner as not to interfere with the normal operations of the Business or the Acquired Companies. Notwithstanding anything to the contrary in this Agreement, the Purchaser and the Acquired Companies shall not be required to disclose any information to the Seller, its Subsidiaries or their respective Representatives if, in the Purchaser’s discretion, acting reasonably, (1) such disclosure would jeopardize any attorney-client or attorney work product privilege or any similar protection; provided that the Purchaser shall use commercially reasonable efforts to provide such information in a manner that does not jeopardize such privilege or protection; (2) such disclosure would contravene any applicable Laws, fiduciary duty or binding Contract to which the Business or any Acquired Company is subject, including any confidentiality obligations of the Purchaser and its Affiliates and any data privacy and protections and employment Laws applicable to employee personal information; provided that the Purchaser shall use commercially reasonable efforts to provide such information in a manner that does not violate such applicable Law, fiduciary duty or Contract; (3) such information should not be disclosed due to its competitively sensitive nature; or (4) the Purchaser or any of its Affiliates (including the Acquired Companies), on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse parties in an Action and such access or information is reasonably pertinent thereto.
(d)In order to facilitate the resolution of any claims made against or incurred by the Purchaser or any of the Acquired Companies related to the Business, for a period of seven (7) years after the Closing, the Seller shall, and shall cause its Affiliates to, to the extent required in connection with its data retention policies, (i) retain the books and records related to the Business relating to periods prior the Closing and (ii) upon reasonable notice, afford the Purchaser, its Affiliates and their Representatives reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records, in each case subject to the Access Limitations.
(e)Subject to Section 5.03, Seller and its Subsidiaries shall have the right to retain copies of all books, data, files, information, records, documents, contracts, commitments, financial, operating and other data, correspondence and other materials in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters, stock books, stock ledgers, minute books, corporate seals and similar corporate records) of the Acquired Companies, the JV Entities and the Business relating to periods ending on or prior to the Closing Date (“Books and Records”), in each case solely to the extent (and for so long as) (i) required by any legal or regulatory authority, including any Law or regulatory request or as may be required (based on advice of counsel) to retain as a result of the securities of any of Seller or its Affiliates being publicly listed, or (ii) necessary for Seller and its Affiliates to perform their respective obligations pursuant to the Ancillary Agreements or any other agreement between a member of the Seller Related Parties, on the one hand, and an Acquired Company, on the other hand, that will remain in effect after the Closing.
Section 5.03Confidentiality.

(a)The terms of the letter agreement, dated as of December 27, 2024 (the “Confidentiality Agreement”), between the Seller and KPS Capital Partners, LP (“KPS”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, upon the Closing, the obligations on KPS and its affiliates and representatives contained in the Confidentiality Agreement shall terminate; provided, that (i) the confidentiality and use obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) to the extent related to the Business, but shall not terminate with respect to the portion of the Evaluation Material (as defined in the Confidentiality Agreement) pertaining to Seller and its Affiliates (other than the Business or the Acquired Companies), the Transactions, the terms of this Agreement and the Ancillary Agreements and the negotiations and discussions in connection with the Transactions, and such confidentiality and use obligations shall be extended to survive from and after the Closing in accordance with the terms of the Confidentiality Agreement (provided, that the confidentiality and use restrictions with respect to the information relating to the Transactions shall survive the termination of the Confidentiality Agreement for an additional twelve (12) months; provided, however, that notwithstanding the foregoing, the confidentiality restrictions with respect and the terms of this Agreement and the Ancillary Agreements shall survive the termination of the Confidentiality Agreement); and (ii) the non-solicitation obligations shall survive in accordance with its terms with respect to any employees of Seller and its Affiliates (other than the Business or the Acquired Companies) to the extent applicable to such employees. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms (provided, that such Confidentiality Agreement shall not be deemed to prevent or limit any Party hereto from enforcing such Party’s rights under this Agreement or otherwise bringing any Action relating to this Agreement or the Transactions).
(b)Nothing provided to the Purchaser pursuant to Section 5.02 shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser pursuant to Section 5.02 or otherwise by any of the Acquired Companies or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.
(c)From and after the Closing Date, the Seller will not, and will cause its Affiliates and Representatives not to, directly or indirectly, disclose (other than to its Affiliates and its and its Affiliates’ respective authorized officers, directors, employees and other Representatives of Seller and its Affiliates who need to know such information or who learns of such information in the ordinary course of business of Seller and its Subsidiaries) any Confidential Information; provided, that the foregoing shall not be deemed to prevent the Seller from using or disclosing Confidential Information to enforce their rights hereunder or under any Ancillary Agreement. The Seller and its Affiliates will not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is (x) necessary to comply with applicable Laws (based on the advice of counsel) as a result Seller being a publicly held company or (y) to the extent such disclosure is specifically required by applicable Law, including applicable rules of any securities exchange, and including by interrogatories, requests for information, subpoena, civil investigation demand, or similar process; provided, that in the event disclosure is required pursuant to clause (x) or (y), the Seller shall, to the extent not prohibited by applicable Law, provide the Purchaser with prompt written notice of such requirement prior to making any such disclosure so that the Purchaser may, at its expense, seek an appropriate protective order and, in the event that such protective order is not obtained, or the Purchaser waives compliance with this Section 5.03(c), furnish only that portion of such Confidential Information as is required by applicable Law (upon the advice of outside legal counsel). If requested by the Purchaser, the Seller shall cooperate with the Purchaser in seeking a protective order or other appropriate assurance that confidential treatment will be afforded to the Confidential Information in respect of such request or demand. Notwithstanding the foregoing, nothing in this Agreement shall prevent Seller and its Affiliates from (or place any limitations on or require notification for) publicly disclosing quarterly and annual financial statements of Seller and its Affiliates (including customary notes thereto and management’s presentations of such financial statements and including impacts thereto as a result of the Transactions) required as a result of Seller and its Affiliates being a publicly held company. As used herein, “Confidential Information” means any proprietary information relating to the Acquired Companies or the Business and the terms of this Agreement and the Ancillary Agreements, but does not include information that is (i) was publicly available prior to the Effective Date or hereafter becomes publicly available other than as a result of a disclosure not otherwise permissible hereunder, (ii) becomes lawfully available on a non-confidential basis to the Seller or any of its Representatives from and after the Closing from a third party source that is not known (after reasonable inquiry) by the Seller or its representative to be under any obligation of confidentiality in respect of such information or to be under any other legal obligation not to disclose such information, or (iii) is independently developed by the Seller after the Closing without regard to or incorporation of, in whole or in part, any Confidential Information.
Section 5.04Regulatory and Other Authorizations; Notices and Consents.
(a)Each Party shall use reasonable best efforts to (i) promptly obtain all Consents of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, (ii) cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each Party agrees to make promptly (and, in any case, within twenty (20) Business Days) its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party agrees to make within thirty (30) days and in any event as promptly as practicable its respective filings and notifications, if any, under any other applicable Competition Laws or FI Laws and each Party agrees to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested. An Affiliate of the Purchaser will pay the costs of any administrative fees or filing fees required to be paid to any Governmental Authority in connection with the Transactions pursuant to any Competition Laws or FI Laws.

(b)Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(a), the Purchaser shall use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Competition Laws or FI Laws that may be asserted by any Governmental Authority or any other party so as to enable the Parties to close the Transactions as promptly as practicable, and in any event prior to the Outside Date.
(c)With respect to obtaining all Consents from Governmental Authorities, the Parties agree that (i) Purchaser shall take the lead in all filings and notifications related to any applicable Competition Laws or FI Laws, and shall devise, control and direct the strategy, communications, and timing for, and make all material decisions relating to obtaining any necessary or advisable Consent of any Governmental Authority (considering in good faith any reasonable comments from the Seller), and (ii) the Seller shall cooperate and provide all information reasonably requested by the Purchaser in relation to the Governmental Approvals. Each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither of the Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted or their disclosure otherwise limited (i) to remove references concerning the valuation of the Business or other competitively sensitive information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(d)The Purchaser shall not enter into any transaction, or any definitive agreement to effect any transaction (including any joint venture, cooperation, merger or acquisition) that would reasonably be expected to materially increase the likelihood of not obtaining, or materially increase the time required, to obtain the Consent under the HSR Act, or any other Competition Laws or FI Laws, applicable to the Transactions.
(e)During the period from the Effective Date to the Closing Date, except as directed in writing by Purchaser, each of the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to provide any required notice to, and seek any required consent or approval of, any Person required by any Material Contract, Real Property Lease or material Permits of the Business or the Acquired Companies in connection with this Agreement and the consummation of the Transactions; provided that nothing in this Agreement shall obligate or be construed to obligate either Party or its Affiliates to (i) compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval or (ii) except to the extent agreed to in writing by the Purchaser and conditioned on the consummation of the Transaction or in connection with Section 5.16, amend or modify any Material Contract other than as necessary to reflect the aforementioned consent or approval. Each of the Parties shall, and shall cause their respective Affiliates to, provide reasonable assistance to the other Party in obtaining such consents, including (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such third parties. For the avoidance of doubt, the failure to obtain any Consent contemplated in this Section 5.04(e) shall not be a condition to the Closing.
Section 5.05Insurance.
(a)From and after the Closing Date, the Parties agree that the Acquired Companies, the JV Entities and their respective businesses, assets and current or former directors, officers and employees shall, in each case, cease to be insured by the Seller’s or its Affiliates’ (other than the Acquired Companies’ and JV Entities’) insurance policies (including captives) for any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences after the Closing, subject only with respect to potential coverage under the insurance policies of Seller and its Affiliates (including captives) set forth on Section 5.05 of the Disclosure Schedule (together with any successor insurance policies, the “Seller Insurance Policies”) for any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences prior to the Closing, in each case, to the extent such matters relate to the Business, the Acquired Companies or the properties, assets, operations, employees, officers or directors of the Business or Acquired Companies, and are potentially covered by such Seller Insurance Policies (the “Pre-Closing Occurrences”).
(b)From and after the Closing Date, if so requested by Purchaser, Seller shall, (i) for twelve (12) months following the Closing Date, promptly file claims under the Seller Insurance Policies with respect to any Pre-Closing Occurrences (such claims, the “Insurance Claims”), (ii) reasonably ensure that applicable claim reporting and other applicable Seller Insurance Policy requirements are met, in Seller’s reasonable and good faith discretion in compliance with the efforts standard in this Section 5.05, in each case with respect to all Pre-Closing Occurrences, (iii) keep Purchaser and the Acquired Companies reasonably updated with respect to any Insurance Claim (including by providing copies of all paperwork submitted to the third-party insurers, material correspondences with the third-party insurers and the relevant Seller Insurance Policies, in each case relating to such Insurance Claims, promptly to the Purchaser and the Acquired Companies), (iv) use commercially reasonable efforts to pursue and obtain coverage with respect to such Pre-Closing Occurrence, which shall require no less than the amount of effort to pursue and obtain coverage with respect to such Pre-Closing Occurrence as Seller would use with respect to pursuing and obtaining coverage with respect to its own businesses, assets and properties (provided, that the Seller shall not be required to initiate any Action against any insurance provider unless doing so would be consistent with the Seller’s ordinary course insurance process for its own businesses) and (v) use commercially reasonable efforts (including paying all premiums due thereunder) to maintain the coverage provided under the Seller Insurance Policies in full force and effect. In filing any Insurance Claims, the Parties agree that Seller shall control the management of the Insurance Claims, including determining the manner by which the Insurance Claim should be made, the Seller Insurance Policies under which such Insurance Claim should be filed and the negotiations with the relevant third-party insurers and making all material decisions relating to or obtaining recovery under the Seller Insurance Policies (in each case, subject to compliance with the preceding sentence in this

Section 5.05(b)). From and after the Closing, the Seller shall not take any action with the intent to impede or impair the ability of any Acquired Company that is or was an insured under the Seller Insurance Policies to make and recover on a claim under any Seller Insurance Policy with respect to any Pre-Closing Occurrences.
(c)Notwithstanding anything to the contrary herein, the amount claimed with respect to any Insurance Claim shall be made with Seller’s consent (not to be unreasonably withheld, delayed or conditioned); provided, that Seller may require, as a condition to filing such Insurance Claim, that a loss adjuster be appointed (at the expense of the Acquired Companies) to determine the amount of such Insurance Claim (the amount to be claimed, the “Insurance Claim Amount”); provided that a loss adjuster may only be appointed with the Purchaser’s prior written consent (not to be unreasonably withheld, delayed or conditioned). If such loss adjuster recommends in good faith, acting reasonably, an Insurance Claim Amount, the Seller shall file such Insurance Claim using such Insurance Claim Amount. The Parties hereby agree that Seller shall not be to required file any Insurance Claim if Seller agrees to pay (and does promptly pay) to the applicable Acquired Company an amount equal to: (i) 100% of the Insurance Claim Amount, less (ii) the deductible, copayment and the portion retained by Seller’s captive insurance company under the Seller Insurance Policy that would have covered such Insurance Claim (if applicable).
(d)Upon receipt of any proceeds from insurers and reinsurers with respect to any Pre-Closing Occurrences, Seller shall, and shall cause its Affiliates to, promptly (and in any event, no later than ten (10) Business Days following the receipt thereof) pay such benefit to the Purchaser or applicable Acquired Company, provided (i) that such payment shall be made net of any co-payments and other reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses, if any) reasonably incurred by the Seller and its Affiliates in seeking such insurance proceeds, but excluding any premium increases (collectively, “Recovery Costs”); provided, that if the Recovery Costs are greater than the applicable benefit payable to the Purchaser, the Purchaser shall promptly reimburse the Seller and its Affiliates for such difference, and (ii) in no event shall Seller be required to pay any amounts that were covered under the portion retained by Seller’s captive insurance company of any Seller Insurance Policy that is not reinsured by a third party insurer to the extent included in Closing Indebtedness (the “Self-Insurance Portion”). This Section 5.05 shall not be deemed to limit in any way the indemnification obligations of the Parties under this Agreement.
(e)Prior to the Closing, Seller shall not materially change its ordinary course practice or materially delay the timing by which Seller and the Acquired Companies determine to file a claim under Seller’s insurance policies, including captives and the Seller Insurance Policies. Notwithstanding any provision of this Section 5.05 to the contrary, with respect to each known Pre-Closing Occurrence as of the Closing where a claim was filed under any insurance policy of the Seller or its Affiliates (including captives and any Seller Insurance Policy) or claims-made insurance policy of Seller and its Affiliates (each such policy, a “Seller Claims-Made Policy” and each such claim under any insurance policy of the Seller or its Affiliates (including captives and any Seller Insurance Policy) or Seller Claims-Made Policy, a “Covered Known Claim”), the Seller shall continue to use commercially reasonable efforts to obtain insurance coverage for such Covered Known Claim under the insurance policies of the Seller or its Affiliates (including captives and any Seller Insurance Policy) or Seller Claims-Made

Policies (as though such Seller Claims-Made Policy were an insurance policy of the Seller or its Affiliates (including captives and any Seller Insurance Policy) (applied mutatis mutandis, including, for the avoidance of doubt, with respect to the netting and reimbursement of Recovery Costs)), provided that if recovery for such claim is made under any insurance policy of the Seller or its Affiliates (including captives and any Seller Insurance Policy), Seller Claims-Made Policy or the Self-Insurance Portion of any Seller Claims-Made Policy, as applicable, such amount shall be payable to the Purchaser or applicable Acquired Company promptly (and in any event, no later than ten (10) Business Days following the receipt thereof).
(f)Prior to the Closing, the Seller and its Affiliates shall reasonably cooperate with the Purchaser to assist the Purchaser in obtaining replacement insurance policies for the Acquired Companies and the Business, including any tail insurance policies; provided that none of the Seller or its Affiliates shall be required to take any Non-Required Action and any information pursuant to this Section 5.05(f) shall be subject to the Access Limitations.
Section 5.06Privileged Matters.
(a)The Purchaser and the Seller, on behalf of themselves and their respective Affiliates, acknowledge and agree that any privilege or protection attaching prior to the Closing as a result of representation by Seller’s Counsel and in-house counsel of the Seller and its Affiliates (including the Acquired Companies) in connection with the proposed sale of the Business or any other Transactions (the “Transaction Privilege”) shall survive the Closing and shall remain in effect into perpetuity; provided that the Transaction Privilege from and after the Closing shall be assigned to and controlled by the Seller. In furtherance of the foregoing, each of the Purchaser and the Seller shall, and shall cause their respective Affiliates (including the Acquired Companies) to, use commercially reasonable efforts to take the steps necessary to ensure that the Transaction Privilege shall survive the Closing, remain in effect and be assigned to and controlled by the Seller. As to any and all documents, communications and information subject to the Transaction Privilege (the “Transaction Privilege Materials”), the Purchaser and its respective Affiliates, successors and assigns (including, following the Closing, the Acquired Companies) shall not be given access by the Seller to the Transaction Privilege Materials, all of which shall be and remain the property of Seller and not of Purchaser, its Affiliates or the Acquired Companies; provided, however, that notwithstanding the foregoing, Seller’s Counsel shall not disclose any such attorney-client communications or files to any third parties (other than as required by Law (upon the advice of counsel) and to representatives, accountants and advisors that are instructed to maintain in the confidence of all such attorney-client communications or files). For the avoidance of doubt, the Seller shall be entitled, in perpetuity, to control the assertion or waiver of the Transaction Privilege. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Acquired Companies, on the one hand, and a third party other than the Seller and its Subsidiaries, on the other hand, the Purchaser or its Affiliates may assert the attorney-client privilege to prevent the disclosure of Transaction Privilege Materials to such third party and, in connection therewith, may require the Seller and its Subsidiaries not to permit such disclosure.
(b)The Purchaser and the Seller, on behalf of themselves and their respective Affiliates, acknowledge and agree that any privilege or protection attaching as a result of legal representation by outside or in-house counsel of the Seller and its Affiliates (including the Acquired Companies) in connection with any matter for which the Seller may have a post-

Closing obligation hereunder (the “Retained Privilege”) shall survive the Closing and shall remain in effect into perpetuity; provided that the Retained Privilege from and after the Closing shall be assigned to and controlled by the Seller. In furtherance of the foregoing, each of the Purchaser and the Seller shall, and shall cause their respective Affiliates (including the Acquired Companies) to, use commercially reasonable efforts to take the steps necessary to ensure that the Retained Privilege shall survive the Closing, remain in effect and be assigned to and controlled by the Seller. As to any and all documents, communications and information subject to the Retained Privilege (the “Retained Privilege Materials”), the Purchaser and its respective Affiliates, successors and assigns (including, following the Closing, the Acquired Companies) shall not be given access by the Seller to the Retained Privilege Materials, all of which shall be and remain the property of Seller and not of Purchaser, its Affiliates or the Acquired Companies; provided, however, that notwithstanding the foregoing, Seller’s Counsel or its Affiliates shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors that are instructed to maintain in the confidence of all such attorney-client communications or files). For the avoidance of doubt, the Seller shall be entitled, in perpetuity, to control the assertion or waiver of the Retained Privilege. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Acquired Companies, on the one hand, and a third party other than the Seller and its Subsidiaries, on the other hand, the Purchaser or its Affiliates may assert the attorney-client privilege to prevent the disclosure of Retained Privilege Materials to prevent the disclosure of the Retained Privilege to such third party and, in connection therewith, may require the Seller and its Subsidiaries not to permit such disclosure.
(c)The Purchaser and the Seller, on behalf of themselves and their respective Affiliates, acknowledge and agree that any privilege or protection attaching prior to the Closing as a result of legal representation by outside or in-house counsel of the Seller and its Affiliates (including the Acquired Companies) in connection with matters arising out of or relating to the general business matters of the Business (other than matters exclusively pertaining to the Seller, the other Retained Companies and matters subject to the Transaction Privilege and the Retained Privilege) (the “Business Operations Privilege”) shall survive the Closing and shall remain in effect into perpetuity; provided that the Business Operations Privilege shall be held by the Purchaser, the Acquired Companies and their respective Affiliates; provided, further, that such Business Operations Privilege shall be jointly held by Seller to the extent that there is any dispute between Seller and its Affiliates, on one hand, and any third party, on the other hand (including when seeking third party reimbursements (the “Jointly Held Situation”)). For the avoidance of doubt, other than in a Jointly Held Situation, (i) the Purchaser and its Affiliates (including the Acquired Companies) may unilaterally waive the Business Operations Privilege without the prior consent of the Seller and (ii) the Purchaser shall be entitled, in perpetuity, to control the assertion or waiver of the Business Operations Privilege.
(d)The Purchaser and the Seller, on behalf of themselves and their respective Affiliates, hereby waive, and agree not to allege, any claim that any of Purchaser’s Counsel or Seller’s Counsel has a conflict of interest or is otherwise prohibited from representing the Purchaser or any of the Purchaser Related Parties, on the one hand, or the Seller or any of the Seller Related Parties (as applicable), on the other hand, in any post-Closing matter or dispute with any of the Seller Related Parties or Purchaser Related Parties (as applicable) related to or involving this Agreement (including the negotiation hereof) or the Transactions, even though the interests of one or more of the Seller Related Parties or Purchaser Related Parties (as applicable) in such matter or dispute may be directly adverse to the interests of one or more of the Purchaser Related Parties or Seller Related Parties (as applicable) and even though Purchaser’s Counsel or Seller’s Counsel (as applicable) may have represented one or more of the Acquired Companies in a matter substantially related to such matter or dispute. For the avoidance of doubt, the access and other right in respect of the books, records, and any other information in accordance with Section 5.02 shall not be deemed a waiver by (x) the Seller of the Transaction Privilege or the Retained Privilege or (y) the Purchaser or any of its Affiliates (including the Acquired Companies) of the Business Operations Privilege and shall not be deemed a waiver of any privilege or protection applicable under Law.
Section 5.07Further Action; Misallocated Assets.
(a)The Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions as promptly as practicable following the Effective Date.
(b)From time to time after the Closing, without additional consideration, each Party shall (or, if appropriate, shall cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the Transactions. Without limiting the foregoing, upon reasonable request of the Purchaser, the Seller shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required to sell, transfer, assign, convey and deliver to the Purchaser the Shares.
(c)Notwithstanding anything to the contrary in this Section 5.07, nothing in this Section 5.07 shall require any Party to take any Non-Required Action or to take any action, execute any instrument or cooperate, as applicable, where such action would impose upon any such Party any liability, loss, obligation, cost or expense not contemplated to be incurred by such Party by this Agreement or any Ancillary Agreement, in each case other than de minimis costs or expenses.
(d)Without limiting the generality of the foregoing, following the Closing, (a) if the Purchaser or any of its Subsidiaries is found to have retained or acquired in error any Excluded Assets or Excluded Liabilities, the Purchaser or its applicable Subsidiary, upon becoming aware of such fact, shall use its commercially reasonable efforts to cause the Person having possession of such Excluded Asset or Excluded Liability to cause the transfer, assignment, conveyance and delivery of such Excluded Asset or Excluded Liability, for no additional consideration (or in the manner that such Excluded Asset or Excluded Liability would have been transferred if it had been properly transferred under this Agreement or the Ancillary Agreements), as soon as practicable to the Seller or one of its Subsidiaries, as directed by the Seller, and the Seller or its applicable Subsidiary shall accept and assume such Excluded Asset or Excluded Liability; (b) if the Seller or any of its Subsidiaries is found to have retained or acquired in error any Business Assets or Business Liabilities, the Seller or its applicable Subsidiary, upon becoming aware of such fact, shall use its commercially reasonable efforts to cause the Person having possession of such Business Asset or Business Liability to cause the transfer, assignment, conveyance and delivery of such Business Asset or Business Liability, for no additional consideration (or in the manner that such Business Asset or Business Liability would have been transferred if it had been properly transferred under this Agreement or the Ancillary Agreements), as soon as practicable to the Purchaser or one of its Subsidiaries, as directed by the Purchaser, and the Purchaser or its applicable Subsidiary shall accept and assume such Business Asset or Business Liability; provided, however, this Section 5.07(d) shall not apply to any Shared Contract that is a Contract with respect to off-the-shelf, shrink-wrap, click-wrap, or other readily commercially available arrangements that are expressly the subject of a service provided under the Transition Services Agreement.
(e)Following the Closing, the Purchaser and its Affiliates shall have the right and authority to collect for the Purchaser’s own account or for the account of its Affiliates all accounts receivable that constitute Business Assets or assets of the Acquired Companies. In addition to the rights set forth in the immediately prior sentence, if, at any time or from time to time after the Closing, the Seller (or its Affiliates) or the Purchaser (or its Affiliates) receive any cash, checks, wire transfer or other property, including any insurance proceeds to which the Acquired Companies have a right to receive pursuant to Section 5.05, which properly belongs to the other under this Agreement and is not specifically addressed by any other provision of this Agreement or any Ancillary Agreement (the “Post-Closing Collection Amounts”), (i) such Post-Closing Collection Amounts shall be received by the receiving party as agent for and on behalf of the other party, and (ii) the receiving party shall promptly notify the other thereof and shall promptly remit all such receipts to the other as soon as practicable, and shall provide to the other information as to the nature, source and classification of such payment.
(f)At any time and from time to time after the Closing, subject to the confidentiality obligations of the Parties set forth in this Agreement, the Purchaser and its Affiliates shall have the right and authority to open all mail and other communications, in all formats (both tangible and intangible) (collectively, “Mail”), including service of process, received by the Purchaser or its Affiliates pertaining to the Business, even if addressed to the Seller or its Affiliates, for processing or forwarding to the Seller or its Affiliates, as applicable. The Seller and its Affiliates shall forward to the Purchaser all Mail pertaining to the Business (other than any junk mail or Mail in connection with any Excluded Assets or Excluded Liabilities) received by the Seller or its Affiliates at any time and from time to time after the Closing.
Section 5.08Intercompany Agreements. At or prior to the Closing and other than (x) this Agreement and the Ancillary Agreements, (y) Shared Contracts and (z) as listed in Section 5.08 of the Disclosure Schedule, the Seller shall ensure that all Affiliate Agreements, including Intercompany Agreements and Intercompany Indebtedness, shall be paid, discharged, compromised, settled, terminated or otherwise eliminated, as the case may be, such that there shall be no Liability (including Liabilities arising from such termination) for Purchaser or any of its Affiliates (including, from and after the Closing, any Acquired Company) or any JV Entity.
Section 5.09Retained Names and Marks; Intellectual Property.
(a)The Purchaser hereby acknowledges that, all right, title and interest in and to each of the names and trademarks that use the name of the Seller or are not primarily used in or primarily related to the Business, together with all variations and acronyms thereof, and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by a Retained Company, and that, except as expressly provided below, any and all right of the Purchaser and the Acquired Companies to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller, along with any and all goodwill associated therewith. The Purchaser, for itself and the Acquired Companies, further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided herein. For the avoidance of doubt, the Retained Names and Marks shall expressly include any name including the word “Albemarle”, “ALB”, “Saytex”, “Saytex Alero”, “MercLok”, “ABZOL”, “ADMA”, “AviBrom”, “BoviBrom”, “Maxxis”, “ProciBrom”, “SaniBrom”, “Stabrom”, “WellBrom”.
(b)The Purchaser shall, for a period of ninety (90) calendar days after the date of the Closing, be entitled to have the Acquired Companies use, solely in connection with the operation of the businesses of the Acquired Companies as operated immediately prior to the Closing, all of their existing stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) containing the Retained Names and Marks, after which period the Purchaser shall cause the Acquired Companies to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Acquired Companies shall be entitled to use and refer to the Retained Names and Marks in (i) filings with any Governmental Authority, for factual or historical reference, (ii) historical, Tax, and similar records and disclosures and (iii) the enforcement of any rights of the Acquired Companies.
(c)Except as expressly provided in this Section 5.09, no other right to use the Retained Names and Marks is granted by the Seller to the Purchaser, the Acquired Companies, or the Purchaser’s Affiliates whether by implication or otherwise, and nothing hereunder permits the Purchaser, the Acquired Companies, or the Purchaser’s Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock. The Purchaser shall ensure that all its uses of the Retained Names and Marks as provided in this Section 5.09 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Business of the Acquired Companies or the JV Entities prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.09 shall inure solely to the benefit of the Seller. In no event shall the Purchaser, the Acquired Companies, or the Purchaser’s Affiliates use the Retained Names and Marks in any manner that it expects may damage or tarnish the reputation of the Seller or its Affiliates or the goodwill associated with the Retained Names and Marks.
(d)The Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser, the Acquired Companies or the JV Entities of any Retained Names and Marks after the Closing. In addition to any and all other available remedies, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates, and their officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by the Purchaser, the Acquired Companies or the JV Entities (solely to the extent the applicable JV Entity’s actions giving rise to such claim were not caused by the Purchaser or an Acquired Company) in violation of or outside the scope permitted by this Section 5.09. Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.09, the Seller, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser, the Acquired Companies, and any of the Purchaser’s Affiliates from any such breach or threatened breach.
(e)The Seller hereby acknowledges that all right, title and interest in and to all trademarks, service marks, Internet domain names, trade names trade dress, company names and other identifiers of source or goodwill that are primarily used in or primarily related to the Business (so long as the same do not use any Retained Names and Marks), together with all variations and acronyms thereof (the “Business Names and Marks”) are or, as of the Closing, will be, owned exclusively by an Acquired Company, and that any and all right of the Seller or the Retained Companies to use the Business Names and Marks shall terminate as of the Closing and shall immediately transfer to the Purchaser or an Acquired Company, along with any and all goodwill associated therewith. After the Closing, Seller and its Affiliates shall not use in any manner the Business Names and Marks or any word, name or trademark that is confusingly similar thereto. The Seller, for itself and the Retained Companies, further acknowledges that it has no rights, and is not retaining any rights, to use the Business Names and Marks.
(f)The Seller (on behalf of itself and each of its Affiliates) hereby grants to the Acquired Companies, effective as of the Closing, a worldwide, royalty-free, fully paid-up, nontransferable (except in connection with the assignment (in whole or in part) to any Affiliates of the Acquired Companies or a transfer of all, substantially all, or any portion of, the Business or the Acquired Companies), sublicensable (through multiple tiers), non-exclusive, irrevocable and perpetual right and license to use, for any purpose, any Intellectual Property (other than any trademarks, domain names, and any Intellectual Property being made available under the Transition Services Agreement by the Seller and their Affiliates) owned by Seller as of the Closing, solely as and to the extent such Intellectual Property is primarily used in the Business as operated or contemplated to be operated by the Acquired Companies as of the Closing. Nothing in the foregoing shall limit any Affiliate Agreement that will remain in effect after the Closing pursuant to the express terms of this Agreement relating to Intellectual Property.
Section 5.10Credit Support. On or prior to the Closing, Purchaser shall use its commercially reasonable efforts (x) to arrange for replacements of the Credit Support listed on Section 5.10 of the Disclosure Schedule and each other Credit Support entered into in accordance with Section 5.01 and for which Seller has provided written notice to Purchaser in respect thereof, and (y) to secure the unconditional release of the Seller and the other Retained Companies from such Credit Support, including by taking such actions reasonably necessary to effect such release, including by providing guarantees, letters of credit or other credit support in form and substance reasonably satisfactory to the Purchaser and the Seller with respect to such Credit Support. The Seller agrees to provide reasonable assistance to support the Purchaser in arranging for such replacement of Credit Support; provided that the Seller shall not be required to take any Non-Required Action. Until the earlier of (x) twelve (12) months after the Closing Date (provided, that such date may be extended for up to six (6) months after such initial twelve (12) month period with at least thirty (30) days’ prior written notice by the Purchaser to the Seller and upon mutual consent of the parties, which consent shall not be unreasonably withheld, conditioned or delayed) and (y) the date that Purchaser is able to arrange a replacement for the Seller or its Affiliates for any Credit Support pursuant to the foregoing, Seller shall (A) maintain the effectiveness of each Credit Support, (B) not amend or modify such Credit Support in a manner materially adverse to the Purchaser or any Acquired Company without Purchaser’s prior written consent, (C) use commercial reasonably efforts to renew and replace any Credit Support that lapses or terminates in accordance with its terms (provided that Seller shall not renew or replace any Credit Support in a manner that is materially adverse to the Purchaser or any Acquired Company without Purchaser’s prior written consent and Seller shall not be deemed to be in breach of this Section 5.10 if Purchaser fails to provide such prior written consent before such termination so long as Seller has provided reasonable advanced notice thereof) and (D) promptly notify the Purchaser from time to time upon the Seller becoming aware of (x) any Credit Support not listed on Section 5.10 and (y) any claim being made by any Credit Support provider under any Credit Support. For all periods after the Closing when any Credit Support remains outstanding, Purchaser and the Acquired Companies (a) shall continue to use commercially reasonable efforts to accomplish such replacement and obtain such unconditional release of Seller and the Retained Companies for such Credit Support that exists (provided that with respect to Credit Support not listed on Section 5.10 of the Disclosure Schedules, Purchaser shall only use commercially reasonable efforts after becoming actually aware of such Credit Support) and (b) for all periods after the Closing, the Purchaser and the Acquired Companies shall indemnify and hold harmless the Retained Companies against, and reimburse the Retained Companies for, any and all amounts paid or otherwise reasonably incurred in connection with such Credit Support that had been disclosed to the Purchaser prior to the incurrence of any amounts paid or otherwise incurred in connection with such Credit Support, including: (i) all reasonable and documented out-of-pocket costs, fees and expenses required to maintain such Credit Support, whether or not any such Credit Support is accessed, drawn upon or required to be performed; and (ii) amounts payable in connection with any Credit Support to any beneficiary of or counterparty to such Credit Support. With respect to any other Credit Support, Purchaser and the Acquired Companies shall indemnify and hold harmless the Retained Companies against and reimburse the Retained Companies for any amounts required to be funded by the Retained Companies to satisfy the terms of such Credit Support (but not the fees and expenses required to maintain such Credit Support).
Section 5.11Litigation Cooperation.
(a)Following the Closing, the Purchaser and the Acquired Companies shall use commercially reasonable efforts and take reasonable affirmative actions (including consenting to and/or affirmatively filing a motion or other request in such Actions to substitute another Person for the Seller and its post-Closing Subsidiaries) to cause the Seller and its post-Closing Subsidiaries to be removed as parties to any Actions currently existing and any such Action that is commenced after the Effective Date by a third party against the Seller or its post-Closing Subsidiary where the Action relates solely to the operation or conduct of the Business or any Business Assets or Business Liabilities. Following the Closing, the Seller shall use commercially reasonable efforts and take reasonable affirmative actions (including consenting to and/or affirmatively filing a motion or other request in such Actions to substitute another Person for the Purchaser, its post-Closing Subsidiaries (including the Acquired Companies) or the JV Entities) to cause the Purchaser, its post-Closing Subsidiaries (including the Acquired Companies) and the JV Entities to be removed as parties to any Actions that relates solely to the operation or conduct of the Seller, the Retained Business or any Excluded Assets or Excluded Liabilities. Upon the release of any amounts held in escrow that relate to or constitute Excluded

Assets, Purchaser shall promptly remit (or cause to be remitted) any such amounts so released to Seller in the gross amount of the amount so released, net of the Purchaser’s or its Affiliates’ (including the Acquired Companies) out-of-pocket expenses made in connection therewith or any Taxes imposed thereon (in each case, without duplication to any indemnification obligation of Seller and its Affiliates).
(b)With respect to any Actions relating to the Business that cannot be separated pursuant to Section 5.11(a) (including any Actions initiated after the Closing and Actions that involves both the Business and the Retained Business) (such Actions, “Inseparable Actions”), the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith in the defense of such Actions (except to the extent that such Parties are in conflict with respect to such Action or where such cooperation would result in the loss of attorney-client privilege or loss of any defenses available to any Party), including by sharing (subject to the execution of any required confidentiality agreements and/or joint defense agreements) all books and records relating to or that would be necessary to review in the defense of such Actions and using commercially reasonable efforts to make available to each other (including to act as a witness) any officers, personnel, or other service providers of such Party (or its applicable Affiliate), in each case, as requested in good faith by any Party in connection with the defense of such Actions. In any such Inseparable Actions, the Parties hereto agree that (i) each Party shall be responsible for its own expenses incurred in connection with the defense of such Action and (ii) each Party shall be liable for such Action to the extent such liability is a Business Liability, with respect to the Purchaser, or is a Excluded Liability, with respect to the Seller. Purchaser and Seller acknowledge and agree that this Section 5.11 shall not apply with respect to any Action with respect to which Purchaser and/or its Affiliates are adverse to Seller and/or its Affiliates.
Section 5.12Financing.
(a)Subject to the terms and conditions of this Agreement, and except as otherwise contemplated by Section 5.12(d), Purchaser will not (without the prior written consent of Seller and the Company) consent or agree to any termination, replacement, amendment or modification to, or any waiver of any provision of, the Commitment Letters if such amendment, replacement, modification or waiver would or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Financing; (ii) impose new or additional conditions precedent to the Financing or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing on the Closing Date in any manner that would reasonably be expected to prevent, impede or delay the timely consummation of the Financing or the Closing or make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur; (iii) adversely impact the ability of Purchaser to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto or adversely impact the ability of Purchaser, Seller or the Company to enforce its rights against the other parties to the Equity Commitment Letter or the definitive agreements with respect thereto or (iv) impose additional obligations on Seller or any of its Affiliates (including any of the Acquired Companies or the JV Entities); provided, that Purchaser may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the Effective Date. Any reference in this Agreement to (1) the “Financing” will include the financings contemplated by the Debt Commitment Letter and the Equity Commitment Letter, in each case, as amended, replaced or modified; and (2) “Equity Commitment Letter,” “Debt Commitment Letters” or “Commitment Letters” will include such documents as amended, replaced or modified.
(b)Purchaser will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to obtain the proceeds of the Financing on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) described in the Commitment Letters and any related Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters as soon as possible after the Effective Date (and in any event no later than the Closing Date) on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letters and the Fee Letter; (iii) satisfy on a timely basis (taking into account the expected timing of the Closing) all conditions to funding that are applicable to Purchaser in the Commitment Letters; (iv) enforce its rights with respect to the Financing Sources’ obligation to fund the Financing at the Closing; and (v) comply with its obligations pursuant to the Commitment Letters.
(c)Purchaser shall (i) upon written request by the Seller, keep Seller and the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing; (ii) provide Seller and the Company with copies of all material executed definitive agreements related to the Debt Financing; and (iii) take the actions set forth Section 5.12(c) of the Disclosure Schedule. Without limiting the generality of the foregoing, Purchaser will give Seller and the Company prompt notice (A) if Purchaser becomes aware of any breach or default (or any event or circumstance that with or without the lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or definitive agreements related to the Financing to the extent entered into and effective prior to the Closing Date; (B) of the receipt by Purchaser of any written notice or written communication from any Financing Source with respect to any material (1) breach, default, termination or repudiation by any party to the Commitment Letters or any definitive agreements related to the Financing of any provisions of the Commitment Letters or such definitive agreements to the extent entered into and effective prior to the Closing Date; or (2) dispute or disagreement between or among any parties to the Commitment Letters or any definitive agreements related to the Financing to the extent entered into and effective prior to the Closing Date; or (C) if for any reason Purchaser at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing. Purchaser will provide any information reasonably requested by Seller or the Company relating to the status of its efforts to arrange the Financing as soon as reasonably practical after the date that the Company delivers a written request therefor to Purchaser.
(d)If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letters and the Fee Letter, Purchaser will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event, to (i) obtain alternative debt financing from alternative debt financing sources in an amount sufficient, when added to the portion of the available Financing that is and remains available to Purchaser, to fund the Required Amount, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part; provided, that in no event shall Purchaser be required to, and in no event shall its reasonable best efforts be deemed or construed to require that it, obtain Alternate Debt Financing that (1) includes terms (including any flex provisions applicable thereto) that are materially less favorable (taken as a whole) to Purchaser than those contained in the existing Debt Commitment Letters and the Fee Letter (including any flex provisions applicable thereto) in effect on the date of this Agreement, (2) involves any conditions to funding of the Debt Financing that are significantly more burdensome, taken as a whole, to Purchaser than the conditions contained in the Debt Commitment Letters, or (3) requires the payment of any fees or interest rate amounts or original issue discount (taken as a whole) applicable to the Debt Financing that are materially higher than those contemplated by the Debt Commitment Letters and the Fee Letter (including any flex provisions applicable thereto). Purchaser will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith which fee letter may be redacted in a manner described in Section 4.04(a)) to Seller and the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.
(e)Purchaser acknowledges and agrees that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, Purchaser will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII, to perform its covenants hereunder and to consummate the Transaction (except as set forth in Section 11.10).
Section 5.13Financing Cooperation.
(a)Prior to the Closing, each of the Seller and the Company will, and will use their reasonable best efforts to cause their Representatives, each of the Acquired Companies and their respective Representatives to provide all cooperation reasonably requested by Purchaser that is customary and reasonable in connection with arranging and obtaining the Debt Financing, including:
(i)reasonably cooperating with the marketing efforts of Purchaser and the Debt Financing Sources, including participating (and causing senior management with appropriate seniority and expertise, of the Company and its Subsidiaries to participate) in a reasonable and limited number of meetings, presentations, bank meetings and sessions with rating agencies, due diligence sessions, drafting sessions, in each case, at mutually agreeable times in mutually agreeable locations (in each case, including via video conference) upon reasonable advance notice;
(ii)furnish Purchaser with the Required Financial Information and update the Required Financial Information to the extent necessary to ensure that it remains Compliant;

(iii)assisting Purchaser, to the extent reasonably necessary, with the timely preparation of customary rating agency presentations and bank information memoranda or memoranda (including a version that does not include material non-public information regarding the Company or its Subsidiaries) and other marketing materials (including customary authorization letters), in each case, required in connection with the Debt Financing solely with respect to the Acquired Companies, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of Debt Financing and Equity Financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such Debt Financing or Equity Financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, or (C) any financial information related to Purchaser or any of its Affiliates;
(iv)assisting Purchaser, to the extent reasonably necessary, in connection with the preparation of the definitive financing documentation in respect of the Debt Financing, including a certificate of the chief financial officer of the Company with respect to solvency matters in the form attached to the Debt Commitment Letters and disclosure schedules for any credit agreement, pledge, security and other financing documents as may be reasonably requested by Purchaser or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, in each case, solely in respect of the Acquired Companies and solely as required to be delivered at Closing pursuant to the terms of the Debt Commitment Letters, it being understood that such documents will not take effect until the Closing;
(v)no less than four (4) Business Days prior to the Closing Date, furnishing Purchaser with all documentation and other information regarding the Company and its Subsidiaries required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act and, to the extent required thereby, 31 C.F.R § 1010.230) to the extent reasonably requested by Purchaser in writing at least ten (10) Business Days prior to Closing; and
(vi)taking all corporate actions and, limited liability company or other actions, each to be effective upon the Closing and subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Debt Financing including, facilitating the execution and delivery at the Closing of definitive documents reasonably related to the Debt Financing in accordance with the terms contemplated by the Debt Commitment Letters.
(b)Nothing in this Section 5.13 will require the Company or any of its Affiliates to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or otherwise take any Non-Required Action; (ii) enter into any definitive agreements or give any indemnities in connection with the Financing that are effective prior to the Closing; (iii) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the Agreement, any Constituent Document, any material Contract to which any

Seller Related Party (including any Acquired Company and any JV Entity) is a party, any applicable Law, (iv) take any action that would reasonably be expected to require the Seller or any of its Affiliates to make a public disclosure as a result of the securities of the Seller or any of its Affiliates being publicly listed; (v) provide access to or disclose information which would result in waiving any attorney-client privilege, work-product or similar privilege, or (vi)  contravene any position taken in any Tax Return or financial statements, or (vii) require the creation or preparation of any information that would cause material disruption to the ordinary course business operations of the Acquired Companies or require the Acquired Companies to incur significant expense that is not reimbursed by Purchaser; provided, that for the avoidance of doubt, the creation or preparation of any update to the Required Financial Information or any similar financial information shall not be deemed to cause a material disruption to the ordinary course business operations of the Acquired Companies. In addition, no action, liability or obligation of the Acquired Companies or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Closing (other than customary authorization letters), and none of the Acquired Companies or their respective Subsidiaries will be required to be an obligor pursuant to any certificate, agreement or instrument in connection with the Debt Financing that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing Date. Nothing in this Section 5.13 will require Seller or any of its Affiliates (including nay Acquired Company and any JV Entity) or any of their respective Representatives to (1) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documents that would be effective prior to the Closing Date, (2) take any action that could reasonably be expected to result in any Representative of Seller or its Affiliates incurring personal liability (as opposed to liability in his or her capacity as an officer of such person after the Closing) with respect to any matters related to the Debt Financing, (3) incur any Liability (or cause its Representatives to incur any Liability) under the Debt Financing prior to the Closing Date or (4) cause the delivery of any legal opinions or any certificates, including as to solvency of the Acquired Companies; provided, that only officers or employees continuing in such roles after Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing Date shall be required to execute or enter into any of the foregoing.
(c)Notwithstanding anything to the contrary contained in this Agreement, the Seller and the Company shall be deemed to have complied with this Section 5.13 for all purposes of this Agreement (including Article V, Article VIII and Article X) unless (w) the Seller or the Company have materially breached their respective obligations under this Section 5.13, (x) the Purchaser has notified the Seller and the Company of such breach in writing in good faith, detailing in good faith reasonable steps that the Company could take to comply with this Section 5.13 in order to cure such breach, (y) none of Seller or any Acquired Company has taken such steps or otherwise cured such breach and (z) the Debt Financing has not been obtained. The Parties hereto acknowledge that this Section 5.13 represents the sole obligation of the Company, its Subsidiaries and Affiliates and their respective officers, directors, employees and other Representatives with respect to the cooperation in connection with the Financing and no other provision of the Agreement (including exhibits and schedules) shall be deemed to expand or modify such obligations.

(d)The Company hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonable acceptable to the Company in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or likely to, and will not, harm or disparage Seller or its Affiliates (including the Acquired Companies) or the reputation or goodwill of Seller and its Affiliates (including the Acquired Companies).
(e)Promptly upon written request by Seller at any time, Purchaser will reimburse Seller for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by Seller and its Affiliates or any of their Representatives in connection with the cooperation of Seller and its Affiliates or their respective Representatives with this Section 5.13.
(f)Seller and its Affiliates and their respective Representatives shall be indemnified and held harmless by Purchaser from and against any and all Liabilities, losses, damages, claims, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation (including the preparation following the Effective Date of the Required Financial Information) in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than information provided by the Acquired Companies with respect to itself or its Subsidiaries), except to the extent such losses resulted from the gross negligence, bad faith or willful misconduct of such Person as determined in a final, non-appealable judgment of a court of competent jurisdiction. Purchaser’s obligations pursuant to Section 5.13(e) and this Section 5.13(f) are referred to collectively as the “Reimbursement Obligations”.
Section 5.14Payments.
(a)Following the Closing, the Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to the Acquired Companies any monies or checks that have been sent to the Seller or any of its Affiliates (other than the Acquired Companies) after the Closing Date by customers, suppliers or other contracting parties of the Business or the Acquired Companies to the extent that they are in respect of the Business.
(b)Following the Closing, the Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to the Seller (or its designated Affiliates) any monies or checks that have been sent to the Purchaser or any of its Affiliates (including the Acquired Companies) after the Closing Date to the extent that they are in respect of the Retained Business.
Section 5.15Nonassignable Assets.
(a)Without limiting the obligations set forth in Section 5.19, the Seller shall use commercially reasonable efforts to ensure that each of the Contracts listed on Section 5.15 of the Disclosure Schedule, in each case to the extent such Contract is a Business Asset, shall be assigned to an Acquired Company. Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Business Asset, including any Contract, Permit, approval, authorization or other right, which by its terms or by applicable Law is nonassignable without the consent of a Governmental Authority or other Person or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”)

unless and until such consent shall have been obtained. During the period commencing on the Effective Date and continuing until twelve (12) months from and after the Closing Date, Seller shall use commercially reasonable efforts to cooperate with the Purchaser to obtain promptly such Consents with respect to such Nonassignable Assets; provided, that none of Seller, Purchaser or any of their Affiliates shall be required to otherwise take any Non-Required Action (other than assuming the Excluded Liabilities or Business Liabilities, as applicable, in connection therewith).
(b)Until the earlier of (x) the date on which the Seller and its Affiliates no longer have any obligations to any counterparties with respect to any Contracts that are Nonassignable Assets (including upon the termination date of any such Contract) and (y) the date that the required Consent is obtained, (A) the Seller shall (and shall cause its applicable Affiliates to) cause the rights and benefits under each such Contract to be enjoyed by the Acquired Companies to the fullest extent practicable, (B) the Seller shall take or cause to be taken at the Purchaser’s expense such actions in its name or otherwise as the Purchaser may reasonably request so as to provide the Purchaser or the applicable Acquired Company with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Seller shall promptly pay over to the Purchaser all money or other consideration received by it in respect of all Nonassignable Assets, and (C) the Acquired Companies shall, as agent for Seller and its Affiliates, pay, perform, and discharge all Liabilities arising under any such Contract and shall fully indemnify Seller and its Affiliates from all such Liabilities, except to the extent such Liabilities were caused by the gross negligence, willful misconduct, criminal act or fraudulent action or omission of the Seller or its Affiliates.
(c)If the Consent contemplated in Section 5.15(a) is obtained, Seller (or its applicable Affiliate) shall assign, convey, transfer and deliver any such Nonassignable Asset to Purchaser at no additional cost. If a Consent is not obtained despite the full compliance by the parties hereto with the foregoing obligations, Seller will be deemed to have fulfilled its obligations under this Agreement (other than its obligation under Section 5.15(b)) with respect to such Nonassignable Asset.
Section 5.16Shared Contracts.
(a)Each of the Seller and the Purchaser acknowledge that Seller and its Affiliates (including the Acquired Companies) are parties to certain Shared Contracts (other than Contracts with respect to off-the-shelf, shrink-wrap, click-wrap, or other readily commercially available arrangements that are expressly the subject of services provided under the Transition Services Agreement) (the “Applicable Shared Contracts”). Seller, on the one hand, and Purchaser, on the other hand, shall cooperate with each other and use their respective commercially reasonable efforts (w) to notify the third party that is the counterparty to each Shared Contract and, to the extent reasonably within the contractual control of Seller or Purchaser or their respective Subsidiaries, as the case may be, to cause the Applicable Shared Contract to be apportioned (including by seeking the consent of such counterparty to enter into a new contract or amendment, splitting or assigning in relevant part such Applicable Shared Contract) between the applicable Acquired Company, on the one hand, and the Seller or its applicable Subsidiary (other than the applicable Acquired Companies), on the other hand, pursuant to which Seller and/or its Subsidiaries (other than the applicable Acquired Companies)

will assume all of the rights and obligations under such Shared Contract to the extent related to the Retained Businesses, on the one hand, and the applicable Acquired Companies will assume all of the rights and obligations under such Applicable Shared Contract to the extent related to the Business, on the other hand, and (x) to the extent reasonably within the contractual control of Seller or Purchaser or their respective Subsidiaries, in the case of Seller and its Subsidiaries, cause the applicable counterparty to release the Acquired Companies from the obligations of Seller and its Subsidiaries arising after the Closing Date under the portion of the Applicable Shared Contract apportioned to Seller and its Subsidiaries and, in the case of the Acquired Companies, cause the applicable counterparty to release Seller and its Subsidiaries from the obligations of the applicable Acquired Companies arising after the Closing Date under the portion of the Shared Contract apportioned to such Acquired Company. From and after the Effective Date, the Parties shall use commercially reasonable efforts to take actions reasonably necessary to allocate rights and obligations under such Applicable Shared Contracts in accordance with the foregoing; provided, however, that (i) in no event shall any party be required to assign (or amend), either in its entirety or in part, any Applicable Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more consents or approvals unless such consents or approvals are obtained and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such consent or approval, the Parties will cooperate and use commercially reasonable efforts to establish an agency type or other similar arrangement intended to both (x) provide the applicable Acquired Company, to the fullest extent practicable under such Shared Contract, the rights and obligations of those parts to the extent relate to the Business (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) provide Seller and its Subsidiaries, to the fullest extent practicable under such Shared Contract, the rights and obligations of those parts to the extent related to the Retained Businesses (including by means of any subcontracting, sublicensing or subleasing arrangement). From and after the Closing, (A) the Acquired Companies shall indemnify and hold harmless the Seller and its Subsidiaries for all Liabilities arising from or relating to the portion of any Shared Contract apportioned to the Acquired Companies and (B) the Seller shall indemnify and hold harmless Purchaser and its Subsidiaries (including the Acquired Companies) for all Liabilities arising from or relating to the portion of any Shared Contract apportioned to Seller and its Subsidiaries. For the avoidance of doubt, each of the Seller and the Purchaser shall be entitled to indemnification from the other for the portion of any Liability or obligation arising from any breach of the relevant Applicable Shared Contract by the other Party (or its Subsidiary). With respect to the Shared Contracts that are Contracts with respect to off-the-shelf, shrink-wrap, click-wrap, or other readily commercially available arrangements that are expressly the subject of services provided under the Transition Services Agreement, the treatment of such Shared Contracts shall be made in accordance with the Transition Services Agreement and if such treatment is not specifically addressed by the Transition Services Agreement, such Shared Contracts shall be treated pursuant to this Section 5.16; provided, that the Parties shall discuss in good faith whether it would be more cost efficient for both parties for the Acquired Companies to obtain its own separate relationship with the applicable counterparty.
(b)Notwithstanding anything in this Section 5.16 to the contrary, no Party shall be obligated to take any Non-Required Action in order to obtain any Consents of third parties contemplated by this Section 5.16.
Section 5.17R&W Insurance. If an Affiliate of the Purchaser purchases any representation and warranty insurance policy in connection with this Agreement (a “R&W

Insurance Policy”), the Purchaser agrees that (a) such R&W Insurance Policy shall expressly provide that, other than with respect to Fraud, the insurer thereunder shall have no right in contribution, subrogation rights or other rights of assignment to pursue any claim against the Seller, and (b) the Purchaser shall cause such Affiliate not to, agree to any amendment, variation, or waiver of any subrogation provision contained in the R&W Insurance Policy (or do anything which has a similar effect) that would materially prejudice the Seller, without the Seller’s prior written consent (which consent may be made in Seller’s sole discretion). The Seller shall be an intended third-party beneficiary of any subrogation provisions in the R&W Insurance Policy that are contemplated by the preceding sentence and that are expressly for the benefit of the Seller. An Affiliate of KPS (not including the Purchaser, the Acquired Companies or the JV Entities) shall bear any premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees, in each case, which are due and payable pursuant to the terms of the R&W Insurance Policy (the “R&W Insurance Expenses”). Prior to and following the Closing, the Acquired Companies and the Seller shall, and shall cause their respective Affiliates and Representatives to, reasonably assist The Purchaser’s Affiliates and such Affiliates’ Representatives in the binding and issuance of the R&W Insurance Policy, including by providing any information and documents to reasonably assist in removing or narrowing any exclusions or limitations under such R&W Insurance Policy.
Section 5.18Transition Services. Attached as Schedule A to the Transition Services Agreement is the list of transition services to be provided under the Transition Services Agreement (the “Transition Services”). The Parties acknowledge and agree that the list of Transition Services may not be complete and that, prior to the Closing Date, Seller and Purchaser shall negotiate in good faith to supplement and otherwise finalize the Transition Services; provided that none of the Seller and its Affiliates shall be obligated to provide a service to the Acquired Companies that Seller and its Affiliate do not provide as of the Effective Date.
Section 5.19PCS Restructuring; Eurecat Carveout; and General Carveout Actions.
(a)Prior to the Closing, the Seller will, and will cause its Affiliates to, as soon as practicable following the Effective Date and in any event prior to the Closing, perform (i) the actions set forth in the PCS Restructuring Plan attached hereto as Exhibit E-1 (the “PCS Restructuring”), (ii) the actions set forth in the Eurecat Sale Plan attached hereto as Exhibit E-2 (the “Eurecat Carveout”), (iii) the carveout actions set forth in Section 5.19(a) of the Disclosure Schedule (the “General Carveout Actions”) and (iv) to use commercially reasonable efforts to convey, transfer, assign and deliver, effective as of, or prior to, the Closing, (x) the Excluded Assets and Excluded Liabilities held by the Acquired Companies from the Acquired Companies to Seller or one of its Affiliates (other than the Acquired Companies) and (y) the Business Assets and Business Liabilities not held by the Acquired Companies from the Seller or one of its Affiliates (other than the Acquired Companies) to the Acquired Companies. The actions contemplated this Section 5.19(a) shall be referred to collectively as the “Restructuring Transactions”.
(b)The Parties hereby acknowledge and agree that the purpose of the PCS Restructuring and the Eurecat Carveout is to separate the PCS Business and the ownership of the Eurecat Entities from the Business of the Acquired Companies with (i) the Seller retaining all of the rights, assets and other benefits and Liabilities of the PCS Business and the Eurecat Entities (other than the Business Assets and Business Liabilities in respect of any agreement that remains in effect between the Acquired Companies and the Eurecat Entities) and (ii) the Acquired Companies retaining the Business Assets and Business Liabilities. For purposes of this Agreement, the Carveout Amount shall be $50,000,000 and the Eurecat Amount shall be $12,500,000. In furtherance of the foregoing, each of the Parties shall, and shall cause its Subsidiaries to, agree to the agreements and to take the actions set forth on, in accordance with the terms and conditions of (including the efforts standards contained therein), the Eurecat Carveout (to the extent applicable following the Closing) and Section 5.19(b) of Disclosure Schedule after the Closing.
(c)Following the Effective Date, the Seller shall not be permitted to make any amendments or modifications to the Restructuring Transactions without the Purchaser’s prior written consent; provided, that Seller may make amendments and modifications that (x) will have no Liability or other adverse effect to Purchaser or its Affiliates (including the Acquired Companies) after the Closing and (y) Seller notifies Purchaser in writing of such amendment or modification reasonably in advance and considers any comments from Purchaser on such amendment or modification in good faith. Until completion of the Restructuring Transactions, Seller shall (A) keep Purchaser reasonably informed of the status of the Restructuring Transactions and (B) provide Purchaser with copies of such documents to be entered into relating to the Restructuring Transactions and provide Purchaser a reasonable opportunity to reasonably review and comment prior to the execution thereof, which comments Seller will consider in good faith before executing any document required in connection with implementing the Restructuring Transactions. Prior to or in connection with the Closing, Seller shall provide to Purchaser a copy of all documents executed in connection with the Restructuring Transactions.
(d)Without limiting the generality of Section 5.19(a), to the extent that the provisions of any agreement required to implement the Restructuring Transactions are inconsistent with, or additional to, the provisions of this Agreement: (A) the provisions of this Agreement will prevail; and (B) so far as permissible under applicable Law of the relevant jurisdiction, the Parties will cause the provisions of such relevant agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.
Section 5.20Holdco JV Agreement.
(a)Each of the Purchaser and the Seller agree to use their respective commercially reasonable efforts to, as soon as practicable following the Effective Date and in any event prior to the Closing, negotiate and finalize the final form of the Holdco JV Agreement and, if applicable, other related ancillary documentation with respect thereto, in each case, mutually agreeable to each of the Purchaser and the Seller (collectively, the “Holdco JV Governance Documents”), with the terms of such Holdco JV Governance Documents to be consistent with the terms set forth on the Holdco JV Term Sheet and such other terms not addressed in the Holdco JV Term Sheet that are reasonably acceptable to the Purchaser and the Seller.
(b)If, notwithstanding anything herein to the contrary, the Holdco JV Governance Documents have not been finalized between the Purchaser and the Seller and entered into at or prior to the Closing, (i) the terms set forth in the Holdco JV Term Sheet shall be binding on the Purchaser, the Investor and the Seller from and after the Closing until such time as the Holdco JV Governance Documents shall be in effect and (ii) the Purchaser, the

Investor and the Seller shall (x) operate the Purchaser and the Acquired Companies in accordance with the terms set forth in the Holdco JV Term Sheet, to the extent applicable, until such time as the Holdco JV Governance Documents shall be in effect, (y) continue to use their respective commercially reasonable efforts to enter into the Holdco JV Governance Documents as soon as practicable following the Closing and (z) take (or cause to be taken) all actions required to be taken such that the board of managers or similar governing body of the Purchaser has the composition contemplated by the Holdco JV Term Sheet immediately following the Closing.
Section 5.21Exclusivity. From and after the Effective Date until the valid termination of this Agreement in accordance with its terms, the Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly through any other person including any investment banker, financial advisor, attorney, accountant or other Representative retained by it or any of its Affiliates or otherwise, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action that facilitates, any offer, inquiry or proposal concerning any business combination involving, a recapitalization of, or acquisition of a substantial portion of the assets of, or any equity or debt investment in, the Business or any of the Acquired Companies (other than the Transactions) or any other material corporate transaction, including a spinoff, splitoff or similar transaction, the consummation of which could reasonably be expected to impede, interfere with or delay the Transactions (collectively, “Alternative Transactions”); (ii) enter into any agreement, agreement in principal or other commitment (whether or not legally binding) relating to any Alternative Transaction; (iii) participate in or continue any discussion or negotiation with any person, entity or group (other than Purchaser and its Representatives), or provide information to the same, concerning any of the foregoing; or (iv) authorize, or commit or agree to do, any of the foregoing. The Seller shall, and shall cause its Affiliates and its and their respective Representatives to (i) immediately cease and terminate all discussions, communications, solicitations, initiations, encouragements, activities and/or negotiations (including, without limitation, any currently ongoing negotiations) with any person regarding any Alternative Transaction, (ii) to the extent not prohibited by a confidentiality obligation owed to any other person, immediately advise Purchaser orally and in writing of (x) any request for information in connection with any Alternative Transaction or (y) any proposal received for any Alternative Transaction, and the material terms and conditions of such request or proposed Alternative Transaction and (iii) as promptly as possible (and in any event within ten (10) days of the Effective Date) request that each Person (other than the Purchaser or its designees) that has previously executed a confidentiality or similar agreement in connection with its consideration of an Alternative Transaction to destroy any non-public information previously furnished or made available to such Person or any of its Representatives by or on behalf of the Seller, its Affiliates or their Representatives in accordance with the terms of the confidentiality agreement in place with such Person and terminate data room access from any such Person and its Representatives.
Section 5.22Transition Matters. Subject to applicable Law, the Seller shall cooperate in good faith with the Purchaser to provide data and information to Purchaser and participate in discussions with any third party service provider in connection with the efforts of Purchaser to ensure that information and data processing for the Business beginning on the Closing Date for both dedicated and shared functions (e.g., services to be provided under the Transition Services Agreement) would permit the Business to operate, in all material respects, in substantially the same manner in all material respects as conducted on the Effective Date and as conducted during the period since the Balance Sheet Date. Notwithstanding the foregoing, Seller shall not be required to take any Non-Required Action other than de minimis costs and expenses, engage any additional employees or third party service provider, provide information in violation of any Access Limitations or provide data in a manner that would cause significant expense or that would materially disrupt the ordinary course operations of the businesses of Seller and its Affiliates (including the Acquired Companies).
Section 5.23Data Room. Promptly (but no later than ten (10) Business Days) following the Closing Date, the Seller shall deliver, or cause to be delivered, to the Purchaser, at Purchaser’s expense, ten (10) USBs, each containing a complete copy of the Data Room reflecting the contents of the Data Room as of the execution of this Agreement. From and after the Effective Date, the Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to, add or remove any files to or from the Data Room without the prior written consent of the Purchaser.
Section 5.24Post-Closing Capitalization. In connection with and at the Closing, Purchaser shall fund, or cause to be funded, an amount in cash necessary to ensure that $25,000,000 (inclusive of any Closing Cash) is on the balance sheet of the Company at such time. For the avoidance of doubt, the obligations set forth in this Section 5.24 shall be deemed satisfied in full when, and shall terminate effective immediately as of, the time in which the amount of cash on the balance sheet of the Company is at least $25,000,000.
Section 5.25Encumbrance Releases. At least three (3) Business Days prior to the Closing, the Seller shall deliver to the Purchaser customary evidence of release (including Uniform Commercial Code financing statement termination filings), in form and substance reasonably satisfactory to the Purchaser, of all Encumbrances encumbering any Acquired Company or Business Assets, in each case, that is (1) required by the Debt Financing to be released or removed at or prior to the Closing and (2) not (x) an Encumbrance listed on Section 1.01(h) of the Disclosure Schedule or (y) a Permitted Encumbrance.
ARTICLE VI
EMPLOYEE MATTERS
Section 6.01Terms of Employment. Subject to the immediately following sentence, as of the Closing Date, Seller shall use reasonable best efforts to ensure that each then-current Business Employee shall be employed by the Acquired Companies (each, a “Transferred Employee”). For the avoidance of doubt, with respect to any Business Employee not employed by the Acquired Companies prior to the Closing Date, Seller shall, and shall cause the Acquired Companies to (as applicable), use reasonable best efforts to cause such Business Employees to be employed by the Acquired Companies as of the Closing Date. Subject to the Purchaser’s and the Acquired Companies’ obligations pursuant (i) to applicable Law or (ii) to any Contract or applicable Collective Bargaining Agreement, for a period of twelve (12) months following the Closing Date (or, if shorter, during any period of employment) (the “Continuation Period”), Purchaser shall cause the Acquired Companies to provide each Transferred Employee, to the extent they remain employed by the Acquired Companies during the Continuation Period, with (a) annual base salary or hourly wage rates, as applicable, and target annual cash bonus opportunities (excluding, for the avoidance of doubt, any long term incentive opportunities), in each case, that are no less favorable than such employee was eligible to receive immediately prior to the Closing Date, (b) severance benefits (excluding, for the avoidance of doubt, any enhanced severance benefits in connection with a change in control or similar transaction) that are no less favorable than such employee was eligible to receive immediately prior to the Closing Date and (c) employee benefit plans and the Executive Deferred Compensation Plan and arrangements (other than severance, defined benefit pension, retiree medical, other deferred compensation, retention, long term incentive and equity or equity-based benefits) that are substantially comparable in the aggregate to those that are in effect immediately prior to the Closing Date. For the avoidance of doubt, the employment of the Transferred Employees shall continue to be “at-will” (except as modified by a Collective Bargaining Agreement) and nothing in this Article VI shall be construed as a guarantee of future employment by the Acquired Companies for any Transferred Employees for the period following the Closing Date. Nothing in this Section 6.01 shall be construed in any way to relieve the Purchaser or the Acquired Companies from their respective obligations under the terms of the Acquired Company Benefit Plans, the Post-Closing Benefit Plans, or the Assumed Employment Agreements, whether during or after the Continuation Period. Notwithstanding anything to the contrary in this Section 6.01, any employee of the Acquired Companies who, as of the Closing, is (i) located in a country other than Brazil and (ii) on a leave of absence, short- or long-term disability, or other approved leave (“Leave of Absence”), shall not become a Transferred Employee as of Closing and shall be transferred to Seller until such individual returns to active employment from such Leave of Absence. Upon any such employee’s return to active employment from such Leave of Absence, Purchaser shall cause the Acquired Companies to offer employment to such employee with terms of employment as set forth in this Section 6.01; provided, however, that such employee’s return to active employment occurs within six (6) months following the Closing. For the avoidance of doubt, if such employee does not return to active employment from a Leave of Absence within six (6) months following the Closing, such employee shall not be offered employment with the Acquired Companies.  Further, for the avoidance of doubt, any employee of an Acquired Company who, as of the Closing, is located in Brazil shall be transferred to Seller as of the Closing, regardless of whether such employee is on a Leave of Absence as of the Closing.
Section 6.02Union Employees. From and after the Closing Date, the Acquired Companies shall honor the terms of each of the applicable Collective Bargaining Agreements and the Acquired Companies shall be solely responsible for all duties, obligations and Liabilities arising under such Collective Bargaining Agreements on and following the Closing. For the avoidance of doubt, with respect to any Transferred Employee who is, or becomes, covered by an applicable Collective Bargaining Agreement, all compensation and benefits treatment and terms and conditions of employment afforded to such Transferred Employee shall be provided by the Acquired Companies solely in accordance with such Collective Bargaining Agreement.
Section 6.03Employee Benefits.
(a)As of the Closing Date and except as otherwise required by Law or any Collective Bargaining Agreement, each Transferred Employee shall cease to be an active participant under the Seller Benefit Plans. Following the Effective Date and prior to the Closing, and subject to compliance with all applicable Laws, the Acquired Companies shall use commercially reasonable efforts (including to establish new Benefit Plans to be maintained by the Acquired Companies after the Closing, if applicable) to ensure that the Transferred Employees will be eligible to participate in Benefit Plans covering the Acquired Companies as of and following the Closing Date (the “Post-Closing Benefit Plans”). The Acquired Companies shall use commercially reasonable efforts to ensure that each Transferred Employee shall receive credit for service with the Seller, the Acquired Companies and their Affiliates and predecessors up to the Closing Date under such Post-Closing Benefit Plans for purposes of eligibility to participate, vesting and accrual of and entitlement to benefits; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof. In addition, the Acquired Companies shall waive any limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods under such Post-Closing Benefit Plans and shall cause the Acquired Companies to credit Transferred Employees and any covered dependents for co-payments, deductibles and out-of-pocket expenses paid on or prior to the Closing Date during the year in which the Closing Date occurs.
(b)From and after the Closing Date, the Acquired Companies shall be responsible for all hospital, medical, disability, workers’ compensation, unemployment compensation and other welfare expenses and benefits, including continuation coverage provided under Section 4980B(f) of the Code (“COBRA”), with respect to claims incurred by the Transferred Employees or their covered dependents under the Seller Benefit Plans on and after the Closing Date. From and after the Closing Date, the Acquired Companies shall retain and honor, and shall indemnify and hold harmless the Seller and its Affiliates against, the actual cost of all hospital, medical, disability, workers’ compensation, unemployment compensation and other welfare expenses and benefits, including continuation coverage provided under COBRA, with respect to claims incurred by the Transferred Employees or their covered dependents under the Acquired Company Benefit Plans and Post-Closing Benefit Plans whether incurred prior to, on or after the Closing Date. For purposes of this Section 6.03(b), (i) claims for services will be incurred on each date the service giving rise to the claim is performed, (ii) claims for disability will be incurred on each date the employee is absent from work, (iii) claims for life insurance will be incurred when the death occurs, and (iv) claims for workers’ compensation will be incurred on each date the claim is paid.
Section 6.04Annual Bonuses and Long Term Incentives. Seller shall pay, or caused to be paid, all outstanding amounts owed to employees under the Ketjen Cumulative Free Cash Flow Incentive Plan and the Ketjen Transaction Value Plan no later than immediately prior to the Closing. Following the Closing, Purchaser shall cause the applicable Acquired Company to pay the Annual Bonuses to the Transferred Employees in accordance with the terms of the applicable plan, policy, program, arrangement or agreement, interpreted in a manner that is consistent with past practices.
Section 6.05Assumption of Liabilities. Except as otherwise expressly provided in this Agreement, from and after the Closing Date, the Acquired Companies shall assume from the Seller and shall be responsible for, and shall indemnify and hold harmless the Seller and its Subsidiaries against, any and all Liabilities in respect of the Transferred Employees arising under any Benefit Plan, applicable Law or otherwise (including relating to compensation or benefits and with respect to their eligible dependents or beneficiaries). With respect to any paid time off, including vacation and similar entitlements, that any Transferred Employee has earned or is entitled to but has not used as of immediately prior to the Closing (“PTO”), such PTO shall be assumed by the Acquired Companies unless otherwise required by applicable Law, and the Acquired Companies shall allow the relevant Transferred Employee to take such PTO following the Closing in accordance with applicable Law and the policies applicable to the use of such PTO as in effect immediately prior to the Closing.
Section 6.06Assumed Employment Agreements. From and after the Closing Date, the Acquired Companies shall honor the terms of each of the Employment Agreements to which any Business Employee is a party listed on Section 6.06 of the Disclosure Schedule (the “Assumed Employment Agreements”). The applicable Acquired Company shall pay to the applicable Transferred Employee all cash payment amounts as and when they become due and payable under the Assumed Employment Agreements in accordance with the terms of the Assumed Employment Agreements, and the applicable Acquired Company shall be responsible for the payment of the employer portion of any payroll, social security, disability, workers’ compensation, unemployment or similar Taxes resulting therefrom.
Section 6.07US Defined Contribution Plan. Effective as of the Closing Date, contributions under the Ketjen Corporation Retirement Savings Plan (the “US DC Plan”) in respect of the Transferred Employees who participated in the US DC Plan shall cease. Following the Effective Date and prior to the Closing, the Seller shall take all action reasonably necessary to establish a new defined contribution retirement plan maintained by the Acquired Companies that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Post-Closing DC Plan”) under which Transferred Employees who participated in the US DC Plan as of immediately prior to the Closing will be eligible to participate as of and following the Closing Date. The Acquired Companies shall use commercially reasonable efforts to take all actions necessary to allow the Transferred Employees to make eligible rollover contributions to the Post-Closing DC Plan of their account balances and plan loans under the US DC Plan as soon as practicable following the Closing. The Acquired Companies shall use commercially reasonable efforts to ensure that the Post-Closing DC Plan shall permit Transferred Employees to continue in the Post-Closing DC Plan any plan loans they received under the US DC Plan that are outstanding as of the Closing Date.
Section 6.08Dutch Employees.
(a)The Seller shall, and the Seller shall cause its Affiliates to, promptly following the execution of this Agreement, use commercially reasonable efforts (which shall be no less than the legally required efforts) to be compliant with applicable Law to satisfy their obligations with respect to (i) the Dutch Works Council, and (ii) the Dutch Social and Economic Council Merger Regulations (SER Fusiegedragsregels 2015), including all notifications and consultations and other processes (including meetings with the Dutch Works Council and/or trade unions), necessary to consummate the Transactions including, for the avoidance doubt, the financing arrangements entered into by or security over assets held by or the shares in the capital of Ketjen Netherlands B.V. in relation thereto (if any). The Seller and the Purchaser shall reasonably cooperate with each other and any relevant Affiliates in connection with the applicable consultation processes described in this Section 6.08, and the Seller shall keep the Purchaser informed of the status of such consultation and any material developments. Notwithstanding anything to the contrary in this Section 6.08, the Seller shall not (and shall cause each of its Affiliates not to) enter into any material agreement with, make any material commitment to, or agree to the imposition of any material conditions with, the Dutch Works Council or trade unions which would result in binding or imposing on Purchaser or any Acquired Company with any new or adverse obligation after the Closing, in each case, without Purchaser’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. If the Dutch Works Council renders a negative advice, the Seller and Purchaser will use reasonable best efforts to complete the Dutch Works Council proceedings as soon as possible.
(b)Subject to compliance with Section 6.08(a), from and after the Closing Date, the applicable Acquired Company shall cause Ketjen Netherlands B.V. (“BV”) to honor the terms of the applicable Collective Labor Agreement between BV and FNV and CNV Vakmensen Trade Unions (as well as all prior collective labor agreements in place at BV covering Transferred Employees) (the “BV CLAs”) and each Employment Agreement between BV and a Transferred Employee, including that the applicable Acquired Company shall cause BV to comply with all of its obligations regarding welfare benefit, life insurance or accident insurance, retirement and supplemental retirement under the BV CLAs and such Employment Agreements. Further, from and after the Closing Date, the applicable Acquired Company shall cause BV to comply with all of its obligations under any Contract in respect of or relating to the pension plan (the “Dutch Pension Plan”) described in the BV CLAs and such Employment Agreements and all applicable Laws relating to the Dutch Pension Plan, as well as any bylaws, rules or regulations of any third-party administrator of the Dutch Pension Plan.
Section 6.09European Works Council. The Seller shall, and the Seller shall cause its Affiliates to, promptly following the execution of this Agreement, use commercially reasonable efforts (which shall be no less than the legally required efforts) to be compliant with applicable Law to satisfy their obligations with respect to the European Works Council, including providing all information, notifications and consultations and completing any other processes or requirement (including meeting with, and causing senior management with appropriate seniority and expertise to meet with, the European Works Council and/or any group or committee established by the European Works Council), necessary or incidental to consummate the Transactions. The Seller and the Purchaser shall reasonably cooperate with each other and any relevant Affiliates in connection with the applicable consultation processes described in this Section 6.09, and the Seller shall keep the Purchaser informed of the status of such consultation and any material developments. Without the Purchaser’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, the Seller shall not (and shall cause each of its Affiliates not to) enter into any material agreement with, or make any material commitment to, the European Works Council which would bind or impose any obligation on the Purchaser or any of the Acquired Companies after the Closing.
Section 6.10Notifications. The Seller and the Purchaser and their respective Affiliates shall cooperate in good faith to determine whether any information, consultation and notification may be required under any worker notification Laws applicable to any Business Employees or employee representative bodies (if any) arising in connection with the Transactions and shall honor their respective obligations resulting therefrom. The Acquired Companies shall be responsible for all obligations and Liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Business Employees under such worker notification Laws arising as a result of actions taken by the Acquired Companies or their Affiliates on or after the Closing. The Seller shall be responsbile for all obligations and Liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Business Employees under such worker notification Laws arising as a result of actions taken by the Seller prior to the Closing. Except as reasonably necessary to comply with its obligations under this Agreement, prior to Closing, the Seller shall not (and shall cause each of its Subsidiaries not to) make any communications to a broad base of the Business Employees regarding the Transactions without the Purchaser’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Promptly after the Effective Date, Seller and Purchaser shall discuss in good faith and agree upon a communications plan for discussing the Transactions with employees. Prior to the Closing, none of Purchaser or Seller shall, and each shall cause its Affiliates and Representatives not to, knowingly make any communication with any Business Employee (1) that is in conflict with such communications plan or (2) that would reasonably be expected to require public disclosure under applicable Law.
Section 6.11Cooperation. The Seller and the Purchaser shall cooperate in good faith to ensure that, not later than immediately prior to the Closing Date, the Business Employees, on the one hand, and the non-Business Employees who are employed by the Seller or the other Retained Companies, on the other hand, occupy separate work locations, unless the Seller determines in good faith that such separation is unnecessary.
Section 6.12WARN and Termination Obligations. The Purchaser expressly agrees that the Acquired Companies shall be responsible for all obligations to provide any notice that may be required under WARN and all Liabilities arising under WARN, and all obligations and Liabilities in respect of severance and termination payments, in each case with respect to the termination of any Transferred Employee that occurs on and following the Closing.
Section 6.13No Other Rights. The provisions of this Article VI are solely for the benefit of the Parties, and no employee of the Seller, the Acquired Companies, the Purchaser or any of their respective Affiliates (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provisions of this Article VI shall create such rights in any such persons. Nothing contained herein, express or implied, shall (i) confer upon any Person any right to continued employment for any period of time, or preclude the ability of the Seller, the Purchaser, the Acquired Companies or any of their Affiliates to terminate the employment of any employee at any time and for any reason, pursuant to local Law or otherwise, (ii) prevent the amendment, modification or termination of any Seller Benefit Plan or any Acquired Company Benefit Plan in accordance with its terms after the Closing, or (iii) constitute an amendment to or any other modification of any Acquired Company Benefit Plan, Seller Benefit Plan or any employee benefit plan of the Purchaser or its Affiliates.
ARTICLE VII

TAX MATTERS
Section 7.01Conveyance Taxes. Notwithstanding anything to the contrary in this Agreement (other than as set forth in this Section 7.01), the Purchaser, on the one hand, and the Seller, on the other hand, shall each pay, when due, and be responsible for fifty percent (50%) of Conveyance Taxes in respect of the Transactions. The Party responsible under applicable Law for filing the Tax Returns with respect to any such Conveyance Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. The Purchaser and the Seller shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Conveyance Taxes, including any claim for exemption or exclusion from the application or imposition of any Conveyance Taxes; provided, that, notwithstanding any of the foregoing, neither the Purchaser nor or any of its Affiliates nor Seller nor any of its Affiliates shall be required to file any claim for exemption or exclusion from the application or imposition of any Conveyance Taxes, or any claim for any reduction thereof, if such party reasonably determines that the filing of such claim or any related action would have an adverse effect on such Party or any of its Affiliates. Notwithstanding the foregoing, the Seller shall pay, when due, and be responsible for one hundred percent (100%) of the Conveyance Taxes with respect to the Restructuring Transactions.
Section 7.02Tax Returns.
(a)The Seller shall prepare and timely file or cause to be prepared and timely filed all Seller Consolidated Tax Returns and shall pay all amounts shown as due on all Seller Consolidated Tax Returns. The Seller shall prepare and timely file or cause to be prepared and timely filed all Tax Returns (other than Seller Consolidated Tax Returns) required to be filed by or on behalf of any Acquired Company for any taxable period ending on or before the Closing Date that include Seller Indemnified Taxes (“Seller Pre-Closing Separate Tax Returns”) in a manner consistent with past practice, except as otherwise required by applicable Law. The Seller shall provide a copy of any such Seller Pre-Closing Separate Tax Returns that are Income Tax Returns to Purchaser at least thirty (30) days prior to the due date therefor (taking into account any extensions) to permit the Purchaser to review, comment and approve (which approval shall not be unreasonably withheld, conditioned or delayed) such Tax Returns. The Purchaser shall provide any comments to Seller within fifteen (15) days of receipt of any such Seller Pre-Closing Separate Tax Return and the Seller shall revise such Seller Pre-Closing Separate Tax Return to reflect any reasonable comments received from the Purchaser. The Seller shall timely pay or timely cause to be paid any and all amounts due on any Seller Pre-Closing Separate Tax Returns to the relevant Governmental Authority to the extent such Taxes are not taken into account in the Purchase Price. The Seller and the Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Seller Pre-Closing Separate Tax Return.
(b)Except (i) with respect to Seller Consolidated Tax Returns or (ii) as provided in Section 7.02(a), the Purchaser shall, and shall cause the Acquired Companies to, at their sole expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or on behalf of any Acquired Company. With respect to each such Tax Return relating to Seller Indemnified Taxes for a Straddle Period (a “Straddle Tax Return”), such Straddle Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law, and the Purchaser shall provide a copy of any such Straddle Tax Return to Seller at least fifteen (15) days prior to the due date therefor (taking into account any extensions) to permit the permit the Seller to review, comment and approve (which approval shall not be unreasonably withheld, conditioned or delayed) such Tax Returns. The Seller shall provide any comments to the Purchaser within ten (10) days of receipt of any such Straddle Tax Return and the Purchaser shall revise such Straddle Tax Return to reflect any reasonable comments received from the Seller. The Seller shall pay (x) its portion as determined pursuant to Section 7.02(c) of any amounts due on any Straddle Tax Return and (y) the amount of any Taxes included as part of the Liabilities in Paragraphs 5, 6, 7 and 9 of Section 1.01(d) of the Disclosure Schedules to the Purchaser at least five (5) Business Days before such Taxes are due (other than any Taxes included in the calculation of the Purchase Price). The Seller and the Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of any such Straddle Tax Return.

(c)For purposes of this Agreement, in the case of any Straddle Period, (i) any Income Taxes or any other Taxes based on or measured by sales, use, receipts, employment or other similar items of the Acquired Companies allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date on a closing of the books basis, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period (but any items attributable to property placed in service after the Closing Date shall be allocated to the portion of the Straddle Period beginning after the Closing Date and any items attributable to property disposed of on or before the Closing Date shall be allocated to the portion of the Straddle Period ending on the Closing Date) and (b) any other Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period.
Section 7.03Tax Proceedings.
(a)Subject to Section 7.03(b), the Seller shall control any Tax Contest on behalf of the Acquired Companies that relates solely to any Seller Indemnified Taxes for any Pre-Closing Tax Period (other than a Straddle Period) (each, a “Seller Tax Contest”); provided, however, that the Purchaser shall have the right to participate in such Tax Contest at its own expense, and Seller or its designee shall not settle, compromise and/or concede any such Seller Tax Contests without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, further, that if the Seller fails to assume control of the conduct of any such Tax Contest within a reasonable period following the receipt by the Seller of notice of such Tax Contest, the Purchaser shall have the right to assume control of such Tax Contest, but shall not be able to settle, compromise and/or concede such Tax Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)In the case of any Tax Contest of or relating to a Straddle Period, the Purchaser shall have the right to control such Tax Contest, but to the extent that such Tax Contest relates to Seller Indemnified Taxes, (i) the Seller shall have the right to participate in such Tax Contest at its own expense and (ii) the Purchaser shall not settle, compromise and/or concede such Tax Contest without the consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)After the Closing, the Purchaser Indemnified Group shall promptly notify Seller in writing of any demand, claim or notice of the commencement of any Tax Contest received by such party from any Governmental Authority or any other Person with respect to Seller Indemnified Taxes; provided, however, that a failure to give such notice will not affect the Purchaser Indemnified Group’s rights to indemnification under this Article VII, except to the extent that Seller is actually materially prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.

Section 7.04Tax Refunds. The Seller shall be entitled to the amount of any Tax refunds (whether received in cash or applied against another cash Tax liability) actually received or utilized by Purchaser or the Acquired Companies after the Closing, in each case, in respect of any Taxes attributable to a Pre-Closing Tax Period that are Seller Indemnified Taxes, less any Taxes and reasonable out-of-pocket expenses (i) incurred in connection with obtaining such Tax refund (or credits in lieu thereof) or (ii) incurred in paying over such refund to the Seller pursuant to this Section 7.04; provided, however, that the Seller shall not be entitled to any Tax refund (x) resulting from the payment of Taxes by the Purchaser or any of its Affiliates (including any Acquired Company) made after the Closing Date, (y) taken into account in the determination of the Purchase Price, or (z) resulting from a carryback of a Tax attribute generated in any period ending after the Closing Date. To the extent a Tax refund paid over to the Seller hereunder is subsequently disallowed or otherwise reduced, the Seller shall pay to Purchaser the amount of such disallowed or reduced Tax refund. The parties agree to treat and report (and cause their Affiliates to treat and report) any Tax refunds payable pursuant to this Section 7.04 as an adjustment to the final Purchase Price for applicable federal, state, local and foreign Tax purposes, to the extent permitted by applicable Law.
Section 7.05Miscellaneous.
(a)The Purchaser and the Seller agree to treat the exchange pursuant to the Rollover Agreement as a transaction described in Section 721(a) of the Code and not take any position inconsistent with such intended tax treatment, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
(b)Without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchaser nor any Affiliate of the Purchaser shall, or cause or permit any Acquired Company to (i) amend, or cause to be amended, any Tax Returns related to Seller Indemnified Taxes, (ii) elect, or cause to be elected, an election under Section 338 of the Code with respect to any of the Acquired Companies, (iii) make or change any election with respect to Seller Indemnified Taxes, or that has retroactive effect to, any Pre-Closing Tax Period of an Acquired Company, (iv) voluntarily approach any Tax authority regarding any Seller Indemnified Taxes or (v) take any other action with retroactive effect to any Pre-Closing Tax Period with respect to Seller Indemnified Taxes that, in each case, would reasonably be expected to increase any Tax liability or reduce any Tax asset of Seller or any of its Affiliates, in each case, except to the extent otherwise required in connection with the resolution of a Tax Contest in accordance with Section 7.03.
(c)On the Closing Date, all Tax sharing agreements and arrangements between any Acquired Company, on the one hand, and the Seller or any of the other Retained Companies, on the other hand, shall be terminated effective as of the close of business on the Closing Date, and, after the Closing Date, no additional payments shall be made thereunder with respect to any taxable period, whether in respect of a redetermination of Liabilities for Taxes or otherwise, except as may be required by applicable Law. The Seller and the Purchaser shall take all steps necessary to ensure that each such termination is effective in the manner described above.

(d)The Purchaser and the Seller shall each provide the other with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any Tax Contest for any Pre-Closing Tax Period or Straddle Period. Notwithstanding anything herein to the contrary, the Seller and its Affiliates (i) shall not be required to provide the Purchaser with a copy of, or otherwise disclose the contents of, any Seller Consolidated Tax Return or any related workpapers or documents (provided, for the avoidance of doubt, that Seller will provide any reasonably requested information contained in any Seller Consolidated Tax Return or any related workpapers or documents that is reasonably required in connection with the preparation of Straddle Tax Returns or any Tax Contest) and (ii) shall have the sole and exclusive right to control any Tax audit or other proceeding relating to any Seller Consolidated Tax Return.
(e)Notwithstanding any provision in this Agreement to the contrary, the covenants, obligations and agreements of the Parties contained in this Article VII shall survive the Closing.
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.01Conditions to Obligations of the Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment (or, if legally permissible, mutual written waiver by the Seller and the Purchaser), at or prior to the Closing, of each of the following conditions:
(a)Governmental Approvals. Any Consent (including any extension thereof and any timing agreement entered into with a Governmental Authority to delay or not to consummate the transactions entered in connection therewith) under the HSR Act and under the Competition Laws or FI Laws, in each case, listed on Section 3.04(a) of the Disclosure Schedule shall have been obtained (and, to the extent relevant, shall remain in full force and effect) (collectively, the “Governmental Approvals”);
(b)No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that remains in effect and has the effect of making the Transactions illegal or otherwise enjoining, restraining or prohibiting the consummation of the Transactions, and there shall be no proceeding brought by any Governmental Authority pending before any court or other Governmental Authority seeking such an order; and
(c)Dutch Works Council. The Seller or the applicable Acquired Company has informed, and to the extent required by applicable Laws consulted with, the Dutch Works Council with respect to the Transactions, including, for the avoidance doubt, the financing arrangements entered into by or security over assets held by or the shares in the capital of Ketjen Netherlands B.V. in relation thereto (if any), and either (i) or (ii) below has occurred:

(i)the Dutch Works Council has, to the extent required by applicable Laws, provided the Seller or the applicable Acquired Company, as the case may be, with:
(A)unconditional written advice that approves the consummation of the Transactions;
(B)positive or neutral written advice with conditions that are permitted pursuant Section 6.08(a); or
(C)a written waiver of the Dutch Works Council’s right to render advice in connection with the Transactions; or
(ii)If, and to the extent, the Dutch Works Council issues a negative written advice or an advice or waiver that does not fulfill any of the conditions as stipulated in Section 8.01(c)(i), the relevant governing body of the Seller or the applicable Acquired Company has resolved to consummate the Transactions and to the extent such resolution deviates from the Dutch Works Council’s advice, acting in accordance with Section 6.08(a):
(A)thirty (30) days has passed from the day on which the Seller or the applicable Acquired Company, as the case may be, informed the Dutch Works Council in writing of such resolution stating the grounds and motives for the deviation from the Dutch Works Council’s advice and the Dutch Works Council has not lodged an appeal with the Enterprise Chamber of the Amsterdam Court of Appeal (the “Amsterdam Court”);
(B)if the Dutch Works Council has lodged an appeal with the Amsterdam Court, three (3) Business Days have passed from the day on which the Seller or the applicable Acquired Company received a court order from the Amsterdam Court dismissing the appeal and no measures are imposed by the Amsterdam Court that prohibit the consummation of all or parts of the Transactions; or
(C)the Dutch Works Council has submitted a written statement as referred to in clause 25(6) of the Dutch Works Council Act to the Seller or the applicable Acquired Company that the Transactions may be consummated notwithstanding its earlier advice.
Section 8.02Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Transactions shall be subject to the fulfillment (or, if legally permissible, the Seller’s written waiver), at or prior to the Closing, of each of the following conditions:
(a)Representations, Warranties and Covenants. (i) (A) The representations and warranties of the Purchaser set forth in Section 4.01 (Organization and Authority of the Purchaser) shall be true and correct in all material respects as of the Effective Date and as of the Closing Date (without giving effect to any “materiality”, “Material Adverse Effect” or other similar qualifier or limiter therein) as though made on such date (except for those representations and warranties that address matters only as of a particular date which shall be true and correct in all material respects as of such date) and (B) all other representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date (without giving effect to any “materiality”, “Material Adverse Effect” or other similar qualifier or limiter therein) as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except in the case of this clause (B) only, where the failure of such representations and warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay the Transactions, or (y) have a material and adverse effect on the ability of the Purchaser to consummate the Transactions and (ii) each of the covenants and agreements contained in this Agreement to be performed and complied with by the Purchaser on or before the Closing shall have been performed and complied with in all material respects.
(b)Closing Deliverables. Purchaser shall have delivered to Seller all of the deliverables required to be delivered set forth in Section 2.05 (except Section 2.05(a)).
Section 8.03Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment (or, if legally permissible, the Purchaser’s written waiver) at or prior to the Closing, of each of the following conditions:
(a)Representations, Warranties and Covenants. (i) (A) The representations and warranties of the Seller set forth in Section 3.01 (Organization, Authority and Qualification of the Seller), Section 3.02 (Organization, Authority and Qualification of the Acquired Companies), Section 3.03 (Capitalization; Ownership of Equity Interests), Section 3.21(a) (JV Entity Organization, Authority and Qualification), Section 3.21(b) (JV Entity Capitalization; Ownership of Equity Interests), and Section 3.25 (Brokers) shall be true and correct in all but de minimis respects as of the Effective Date and as of the Closing Date (without giving effect to any “materiality”, “Material Adverse Effect” or other similar qualifier or limiter therein) as though made on such date (except for those representations and warranties that address matters only as of a particular date which shall be true and correct in all but de minimis respects as of such date), (B) the representations and warranties of the Seller set forth in Section 3.22 (Certain Business Relationships with Affiliates) shall be true and correct in all material respects as of the Effective Date and as of the Closing Date (without giving effect to any “materiality”, “Material Adverse Effect” or other similar qualifier or limiter therein) as though made on such date (except for those representations and warranties that address matters only as of a particular date which shall be true and correct in all material respects as of such date), (C) the representation and warranty of the Seller set forth in Section 3.07(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though made on such date, and (D) all other representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date (without giving effect to any “materiality”, “Material Adverse Effect” or other similar qualifier or limiter therein) as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except in the cause of this clause (D) only, where the failure of any such representations and warranties to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) each of the covenants and agreements contained in this Agreement to be performed and complied with by each of the Seller and the Company on or before the Closing shall have been performed and complied with in all material respects.

(b)No MAE. There shall not have occurred a Material Adverse Effect with respect to the Business after the Effective Date.
(c)Closing Deliverables. Seller and the Company shall have delivered to Purchaser all of the deliverables required to be delivered set forth on Section 2.04.
Section 8.04Frustration of Closing Conditions. No Party may rely, either as a basis for consummating the Transactions or terminating this Agreement, on the failure of any condition set forth in Article VIII to be satisfied if such failure was proximately caused by such Party’s breach of its express obligations to consummate the Transactions in accordance herewith, including pursuant to the terms of Section 5.04 (Regulatory and Other Authorizations; Notices and Consents).
ARTICLE IX

SURVIVAL; INDEMNIFICATION
Section 9.01Survival; Certain Waivers.
(a)The representations and warranties of the Parties contained herein or in any closing certificate or other document delivered hereunder or in connection herewith, as the case may be, shall not survive (and shall terminate effective immediately as of) the Closing, such that no claim for breach of any such representation or warranty (whether in contract, in tort or at law or equity) may be brought after the Closing, except with respect to claims of Fraud. The covenants of the parties contained herein or in any closing certificate or other document delivered hereunder or in connection herewith to the extent contemplating or requiring performance at or prior to the Closing shall not survive (and shall terminate effective immediately as of) the Closing, such that no claim for breach of any such covenant (whether in contract, in tort or at law or equity) may be brought after the Closing, provided, that claims with respect to Seller’s Willful Breach of the covenants set forth in Section 5.01 (to the extent contemplating or requiring performance at or prior to the Closing, the “IOCs”) shall survive the Closing Date for a period of three (3) months. Each covenant of any Party contained herein or in any closing certificate or other document delivered hereunder or in connection herewith which by its terms requires performance, in whole or in part, after the Closing shall (solely with respect to the portion of the covenant requiring performance after the Closing) survive the Closing until fully performed in accordance with its terms and nothing in this Section 9.01 shall be deemed to limit any rights or remedies of any Person for breach of any such covenant. Notwithstanding anything to the contrary herein, if any claims are properly asserted pursuant to Article VII or Article IX, as applicable prior to the expiration of the applicable survival period, then such claim shall survive until its final resolution in accordance with this Agreement. No claim for breach of any representation, warranty, covenant or other agreement may be brought by any party after such applicable survival period set forth above ends, except to the extent expressly provided herein with respect to claims for Fraud. For the avoidance of doubt, the Parties (a) intend the foregoing sentences of this Section 9.01 and all other time limitations herein to operate as a contractual statute of limitations and to shorten, replace and supersede any statute of limitations that may otherwise be applicable to claims for breaches of representations, warranties, covenants or agreements, (b) acknowledge and agree that such shortening, replacement and supersession of any such statute of limitations by such contractual statute of limitations is reasonable and appropriate and (c) acknowledge and agree that no Party may seek rescission of the Transactions except in the case of Fraud. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, including this Section 9.01, nothing in this Agreement is intended to limit the rights of the Purchaser (or any Affiliate thereof) under R&W Insurance Policy, which shall be governed by the terms hereof, as agreed to between Purchaser and the insurer under the R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary, the Purchaser Indemnified Group shall not be precluded from asserting indemnification claims and receiving indemnity payments under this Agreement (including pursuant to Article VII or Article IX) because the facts underlying such claim could also constitute an inaccuracy or breach of a representation or warranty of the Seller set forth in this Agreement or any Ancillary Agreement.
(b)Effective as of the Closing, except in the case of Fraud, the Purchaser, on behalf of itself and on behalf the Acquired Companies (collectively, the “Purchaser Releasing Parties”), hereby irrevocably, unconditionally, knowingly and voluntarily releases and forever discharges the Seller and its post-Closing Affiliates and each of their respective current and former officers, directors and employees (in each case, other than with respect to their services performed at or on behalf of the Business or the Acquired Companies) of and from any and all Actions, whether in law or in equity which any of the Purchaser Releasing Parties has, might have or might assert now or in the future, against the Seller or its post-Closing Affiliates and each of their respective current and former officers, directors and employees (in each case, other than with respect to their services performed at or on behalf of the Business or the Acquired Companies) related to Seller’s ownership of the Acquired Companies and operation of the Business arising on or prior to the Closing (the “Purchaser Released Claims”); provided, however, that nothing herein shall release, and Purchaser Released Claims shall not include, any claims under the terms and conditions of this Agreement, any Ancillary Agreement or any claims arising after the Closing under any Affiliate Agreement that will not be terminated at the Closing pursuant to Section 5.08. The Purchaser Releasing Parties shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against the Seller or its post-Closing Affiliates and each of their respective current and former officers, directors and employees (in each case, other than with respect to their services performed at or on behalf of the Business or the Acquired Companies) based upon any Purchaser Released Claims. The foregoing release extends to any and all Purchaser Released Claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. The Purchaser Releasing Parties (in their respective capacities as such) hereby explicitly waive all rights with respect to the foregoing releases under the provisions of Section 1542 of the California Civil Code (as now amended and as hereafter amended) which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Purchaser Releasing Parties (in their respective capacities as such) agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing releases. The Purchaser

Releasing Parties (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal law providing the same or similar effect.
(c)Effective as of the Closing, except in the case of Fraud, the Seller on behalf of itself and each of its Affiliates (collectively, the “Seller Releasing Parties”), hereby irrevocably, unconditionally, knowingly and voluntarily releases and forever discharges the Purchaser, Acquired Companies and their respective Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, successors and assigns (collectively, the “Purchaser Released Parties”) of and from any and all Actions, whether in law or in equity which any of the Seller Releasing Parties has, might have or might assert now or in the future, against any of the Purchaser Released Parties related to the Business (“Seller Released Claims”); provided, however, that nothing herein shall release, and Seller Released Claims shall not include, any claims under the terms and conditions of this Agreement, any Ancillary Agreement or any claims arising after the Closing under any Affiliate Agreement that will not be terminated at the Closing pursuant to Section 5.08. The Seller Releasing Parties shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Purchaser Released Party based upon any Seller Released Claim. The foregoing release extends to any and all Seller Released Claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. The Seller Releasing Parties (in their respective capacities as such) hereby explicitly waive all rights with respect to the foregoing releases under the provisions of Section 1542 of the California Civil Code (as now amended and as hereafter amended) which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Seller Releasing Parties (in their respective capacities as such) agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing releases. The Seller Releasing Parties (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal law providing the same or similar effect.
Section 9.02Indemnification.
(a)Indemnification by the Seller.
(i)From and after the Closing, the Seller will indemnify, defend and hold harmless the Purchaser, its Affiliates (including the Acquired Companies), and each of their respective shareholders, partners, members, managers, officers, directors, employees and permitted successors and assigns (collectively, the “Purchaser Indemnified Group”), from and against any and all Liabilities (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Purchaser Claims”):

(A)(i) Seller’s Willful Breach of any IOC and (ii) any breach of any covenant, obligation or agreement of Seller set forth in this Agreement that requires performance after the Closing Date;
(B)any Excluded Liability; or
(C)any Seller Indemnified Taxes.
(ii)Except in the case of Fraud, in no event shall:
(A)any member of the Purchaser Indemnified Group assert any claims for, nor shall any member of the Purchaser Indemnified Group be entitled to, indemnification under Section 9.02(a)(i)(A)(i) in respect of any Liability incurred or suffered by such member of the Purchaser Indemnified Group that is an individual indemnifiable Liability or series of related Liabilities (including Liabilities for common claims) equal to or less than $50,000 (each such Liability in excess of such amount, a “Qualifying Loss”), following which the applicable member of the Purchaser Indemnified Group shall be entitled to recover the total amount of Liabilities that constitute a Qualifying Loss, subject to the other applicable provisions hereof, including the Deductible;
(B)any member of the Purchaser Indemnified Group assert any claims for, nor shall any member of the Purchaser Indemnified Group be entitled to, indemnification under Section 9.02(a)(i)(A)(i) in respect of any Liability until such time as the aggregate amount of Qualifying Losses claimed under Section 9.02(a)(i)(A)(i) exceeds $1,000,000 (the “Deductible”), whereupon the Seller shall be liable for all such Liabilities (including those incurred in reaching the Deductible); or
(C)the maximum liability of the Seller for indemnification under Section 9.02(a)(i)(A) exceed an amount equal to (x) the Purchase Price as shown on the Final Closing Statement plus (y) the Rollover Amount; provided that Seller shall be entitled to, at its election, satisfy payment of the portion of such cap that is in excess of the Purchase Price as shown on the Final Closing Statement with equity interests in Parent (which equity interests shall be valued at the greater of fair market value of such equity interests and the issue price attributed to such equity interests at the Closing).
(iii)For avoidance of doubt, (x) if any indemnifiable matter under Section 9.02(a)(i) results in an indemnifiable Liability incurred by any Acquired Company, Seller shall pay such Liability to the Acquired Companies in satisfaction of its indemnification obligations for such Liability; and (y) no member of the Purchaser Indemnified Group shall be entitled to receive any indemnification from Seller for loss of value of such Person’s direct or indirect ownership of the Acquired Companies.

(b)Indemnification by the Acquired Companies.
(i)From and after the Closing, Purchaser and the Acquired Companies will, jointly and severally, indemnify, defend and hold harmless the Seller, its Subsidiaries and each of their respective officers, directors, employees and permitted successors and assigns (collectively, the “Seller Indemnified Group”), from and against any and all Liabilities (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Seller Claims”):
(A)any breach of any covenant, obligation or agreement of the Purchaser set forth in this Agreement; or
(B)any Business Liability.
(ii)In no event shall the maximum liability of the Acquired Companies for indemnification under Section 9.02(b)(i)(A) exceed an amount equal to (x) the Purchase Price as shown on the Final Closing Statement plus (y) the Rollover Amount. For avoidance of doubt, the amount of Liabilities payable by Purchaser and the Acquired Companies, collectively, shall be 100% of the Liabilities incurred by the Seller Indemnified Group (subject to the applicable of the caps and other limitations set forth herein).
(c)Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of an Action that is a Third Party Claim against any member of the Purchaser Indemnified Group or the Seller Indemnified Group for Liabilities subject to indemnification under Section 9.02(a) or Section 9.02(b), respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the Party against which indemnification is sought (the “Indemnitor”) in writing of any Liability that has given or would reasonably be expected to give rise to a claim under Section 9.02(a) or Section 9.02(b). Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim, the basis for such indemnification claim and a reasonable estimate of the damages for such claim (to the extent such estimate is practicable), and the Indemnitee shall provide any other information with respect thereto as the Indemnitor may reasonably request. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except to the extent that, as a result of such failure, the Indemnitor was prejudiced.
(d)The Indemnitor may elect to defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim. The Indemnitee, at its expense, may participate in the defense of any such Third Party Claim with counsel of its choosing. Within thirty (30) days after receipt of a Notice of Claim, the Indemnitor must notify the Indemnitee in writing as to whether the Indemnitor is proceeding with the defense of the Third Party Claim; provided that if Indemnitor does not timely notify the Indemnitee that the Indemnitor is proceeding with the defense of the Third Party Claim that relates to any Liabilities indemnified against hereunder or the Indemnitor refuses or is refusing to defend such Third Party Claim, the Indemnitee shall undertake its defense, and the Indemnitor shall, after receipt of evidence thereof, reimburse the Indemnitee for all reasonable attorneys’ fees and costs incurred in connection with such defense; provided, however, that the Indemnitor shall not be required to pay for more than one such counsel in each applicable jurisdiction for all Indemnitees in connection with any Third Party Claim. Without the prior written consent of the other Party, no Party will enter into any settlement of any Third Party Claim; provided, that notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, a Party may enter into a settlement of any Third Party Claim that is subject to this Section 9.02 without the prior written consent of the other Party if: (i) the settlement includes a complete and unconditional release of the other Party and its group (i.e., the Seller Indemnified Group or the Purchaser Indemnified Group, as the case may be) with respect to the Third Party Claim, (ii) as a result of such settlement, no injunctive or other equitable relief would be imposed against the other Party, (iii) the Party entering into such settlement shall bear any and all costs and expenses with respect to such settlement and (iv) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Indemnitee. The Indemnitee shall have no liability with respect to any compromise or settlement of any such Third Party Claim effected without its consent (in cases where such consent is otherwise required by this Section 9.02(d)). Notwithstanding the foregoing, the Seller shall not be entitled to assume control of the defense of a Third Party Claim without the Purchaser’s written consent if (1) such Third Party Claim relates to or arises in connection with any proceeding, indictment, allegation or investigation (in each case of a criminal or quasi criminal nature) of the Purchaser or its Affiliates, the Business or any Business Asset, (2) the Third Party Claim seeks to impose either solely or significant non-monetary liabilities, obligations or restrictions upon the Purchaser, its Affiliates, the Business or any Business Asset, (3) a conflict of interest exists between the Indemnitor and the Indemnitee (based upon the advice of counsel to the Purchaser), in respect of such Third Party Claim which renders it inappropriate for the same counsel to represent both the Indemnitor and the Indemnitee (in which case, Indemnitee shall be entitled to retain separate counsel at its own expense) or (4) the Parties fail to promptly and reasonably prosecute such defense in respect of such Third Party Claim. Notwithstanding the foregoing (A) if the Purchaser Indemnified Group are removed as a party to any Third Party Claim solely involving the Excluded Assets or Excluded Liabilities, Seller and its Affiliates shall not be required to follow the provisions of this Section 9.02(d) (other than the provisions relating to obtaining consent for settlements); and (B) if the Seller Indemnified Group are removed as a party to any Third Party Claim solely involving the Business Assets or Business Liabilities, Purchaser and the Acquired Companies shall not be required to follow the provisions of this Section 9.02(d) (other than the provisions relating to obtaining consent for settlements). This Section 9.02(d) shall not apply to Tax Contests, which are instead governed by Section 7.03.
(e)The Party defending the Third Party Claim will (i) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim, and (ii) afford the other Party the reasonable opportunity to participate, at the expense of the other Party, in the defense of the Third Party Claim; provided that, if the Purchaser Indemnified Group or the Seller Indemnified Group are removed as defendants of such Third Party Claim, the foregoing shall no longer apply with respect to such Third Party Claim. Each Party will make available to the other Party or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). The Parties will cooperate in the defense of the Third Party Claim, including, if requested by a Party, contesting any Third Party Claim that a Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The requesting Party will reimburse the other Party for any expenses incurred by the other Party in cooperating with or acting at the request of the requesting Party.
(f)Any direct claim will be asserted by giving the Indemnitor reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, promptly after the Indemnitee becomes aware of such direct claim, but the failure to give timely notice will not affect the rights or obligations of the Indemnitor except to the extent that, as a result of such failure, the Indemnitor was materially prejudiced.
Section 9.03Payment. In the event that a Party is required to make an indemnity payment under this Agreement, such Indemnitor shall pay the Indemnitee the amount so determined within ten (10) Business Days following an agreement between the Purchaser and the Seller or other final determination that an indemnity amount is payable (which in the case of litigation which is not settled pursuant to mutual agreement of the Parties shall be the final order of a court of competent jurisdiction from which no appeal can be taken or the time for appeal from which has run). Seller hereby agrees that if (a) Seller fails to pay (x) any undisputed indemnification liability payable by Seller pursuant to Section 9.02(a)(i)(B) or Section 9.02(a)(i)(C) when such indemnification liability is due under this Agreement following a final judgment by a Governmental Authority or (y) any other amounts payable after the Closing to the Purchaser or its Affiliates (including the Acquired Companies) by Seller or its Affiliates under this Agreement or any Ancillary Agreement, (b) Purchaser notifies Seller of its failure to pay such indemnification liability, and (c) Seller fails to cure such failure within 10 Business Days, then Purchaser shall be entitled to set off such Liabilities against any ordinary course or liquidation related cash distributions being distributed to Seller from Parent under the Holdco JV Agreement.
Section 9.04Exclusive Remedy. Following the Closing, except in the case of Fraud or in accordance with the terms and conditions of this Agreement, including as provided in Section 2.06, Article VII or Section 11.10 or as arising under or relating to any other Ancillary Agreement, the right of each Indemnitee to assert indemnification claims and receive indemnity payments under this Agreement shall be the sole and exclusive monetary remedy exercisable by such Indemnitee with respect to any Liability arising out of this Agreement, or related in any way to this Agreement or the transactions contemplated hereby.
Section 9.05Purchase Price Adjustment. Any payment made pursuant to Article VII or this Article IX shall be treated as an adjustment to the final Purchase Price for applicable federal, state, local and foreign Tax purposes, to the extent permitted by applicable Law.
Section 9.06Mitigation; Limitations.
(a)The amount of any Liability subject to indemnification hereunder will be reduced to the extent of any insurance proceeds actually received from an insurer with respect to such Liability, net of all costs of recovery (including any reasonable and documented out-of-pocket expenses incurred in connection with such recovery (including any Taxes payable thereon)). If the amount of any Liability, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or payment under or pursuant to any insurance coverage, the amount of such reduction (net of by all costs of recovery), will be repaid by the Indemnitee to the Indemnitor reasonably promptly following actual receipt or credit of such amounts.
(b)The amount of any Liability subject to indemnification hereunder will be reduced to the extent (and only to the extent) that such Liability was reflected in the calculation of the final Purchase Price as finally determined pursuant to Section 2.06.
(c)The Indemnitees shall use commercially reasonable efforts to file a claim under and to obtain recovery from insurance policies for Liabilities that are the subject of an indemnification claim under this Article IX; provided, however, that in no event shall the Purchaser or any of its Affiliates be required to take any Non-Required Action under the R&W Insurance Policy. The determination of any Liabilities under this Article IX shall be made taking into account Section 350 of the Restatement (Second) of Contracts.
Section 9.07No Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any punitive damages or special damages, except to the extent such damages are included within a judgment rendered against the Indemnitee with respect to a Third Party Claim for which indemnification is available hereunder.
ARTICLE X

TERMINATION
Section 10.01Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by either the Seller or the Purchaser, upon written notice to the other Party, if the Closing shall not have occurred on or before April 30, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to a Party whose breach or failure to perform or comply with, in all material respects, any of the covenants or obligations to be performed or complied with by such Party under this Agreement was the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or before such date;
(b)by either the Seller or the Purchaser, upon written notice to the other Party, in the event that any Governmental Order permanently restraining, enjoining or otherwise prohibiting the Transactions shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a Party whose breach or failure to perform or comply with, in all material respects, any of the covenants or obligations to be performed or complied with by such Party under this Agreement was the primary cause of, or has primarily resulted in, any such Governmental Order;
(c)by the Seller, upon written notice to the Purchaser, if any material breach or inaccuracy of a representation or warranty or failure to perform any covenant or agreement of the Purchaser contained in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied, and any such condition is not cured, or is incapable of being cured, by the earlier of (x) thirty (30) days of receipt of written notice by the Seller to the Purchaser of such breach or failure and (y) the Outside Date; provided, that the Seller is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied;
(d)by the Purchaser, upon written notice to the Seller, if any material breach or inaccuracy of a representation or warranty or failure to perform any covenant or agreement of the Seller contained in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied, and any such condition is not cured, or is incapable of being cured, by the earlier of (x) thirty (30) days of receipt of written notice by the Purchaser to the Seller of such breach or failure and (y) the Outside Date; provided, that the Purchaser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied;
(e)by the Seller, upon written notice to the Purchaser, if (i) all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied or waived (other than those conditions that, by their terms or nature, are to be satisfied at Closing), (ii) the Seller has confirmed in writing to the Purchaser as of or after the date that the Closing is required to occur pursuant to Section 2.03 that (x) all the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that, by their terms or nature, are to be satisfied at Closing) and (y) the Company and the Seller are ready, willing and able to consummate the Closing in accordance with this Agreement, and (iii) within three (3) Business Days after receiving such notice (or, if sooner, the Outside Date), the Purchaser fails to consummate the Closing; or
(f)by the mutual written consent of the Seller and the Purchaser.
Section 10.02Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and have no effect and there shall be no Liability on the part of any Party except that (a) Section 5.03 (Confidentiality), the Purchaser’s Reimbursement Obligations, this Article X (Termination) and Article XI (General Provisions) shall survive any termination and (b) no such termination will relieve any Party from liability for Fraud in relation to the representations and warranties contained in this Agreement or willful breach of any covenant or agreement in this Agreement by such Party prior to such termination; provided, that other than (i) with respect to claims for Fraud against the Purchaser in the event that the Termination Fee is not paid when due in accordance with Section 10.03(a), and (ii) with respect to any claims any Party may have under the Confidentiality Agreement and the Reimbursement Obligations, in no event shall the Purchaser Related Parties, collectively, have any Liability for monetary damages (including damages for Fraud or breach, whether, willful, intentional, unintentional or otherwise or monetary damages in lieu of specific performance) other than the Termination Fee and any interest accrued thereon in accordance with Section 10.03(a), in each case if and when due in accordance with Section 10.03(a) and subject in all respects to the limitations set forth in Section 10.03.
Section 10.03Termination Fee.
(a)If this Agreement is validly terminated (i) by the Seller in accordance with Section 10.01(c) or Section 10.01(e), or (ii) by Purchaser pursuant to Section 10.01(a) at a time when this Agreement is terminable by the Seller pursuant to Section 10.01(c) or Section 10.01(e) then promptly, but in any event within five (5) Business Days after the date of such termination, the Purchaser shall pay or cause to be paid to the Seller an amount in cash equal to $32,500,000 (the “Termination Fee”) by wire transfer of immediately available funds to the bank account designated by Seller in advance. For the avoidance of doubt, in the event the Seller or the Company or any Person claiming by or through them commences an Action for payment of the Termination Fee, in no event shall either Party be responsible for the out-of-pocket costs and expenses (including attorneys’ fees) of the other Party or its Affiliates in connection with such Action. Notwithstanding the foregoing, if the Purchaser fails to promptly pay the Termination Fee in full if and when due pursuant to this Section 10.03(a), interest on the amount of such Termination Fee shall accrue at the prime rate as published by the Wall Street Journal, Eastern Edition (or if such rate is no longer available on such publication, any comparable rate on a comparable replacement source), in effect on the date such payment was required to be made through the date of payment.
(b)Subject to the provisos of this sentence (and related provisions thereto) and other than (x) the Seller’s and the Company’s rights under, including in connection with the Seller’s and the Company’s enforcement of, the Confidentiality Agreement, (y) the Seller’s and the Company’s right to enforce the payment of the Reimbursement Obligations, and (z) any remedy available to Seller expressly provided for in Section 11.10 or under the Equity Commitment Letter prior to the valid termination of this Agreement, the right to receive the Termination Fee and any interest accrued thereon in accordance with Section 10.03(a), in each case if and when due pursuant to Section 10.03(a) and the Guarantee shall be the sole and exclusive remedy of the Seller, the Company and their respective Affiliates or any Person claiming by or through any of them against the Purchaser Related Parties or any Debt Financing Sources for any and all losses suffered or incurred by any of the foregoing Persons arising out of, relating to or in connection with this Agreement, any agreement or certificate delivered pursuant to this Agreement and the Transactions (including the failure of the Closing to occur and the abandonment or termination of this Agreement and the Transactions), or any other matter forming the basis for such termination, and none of the Seller, the Company or any of their respective Affiliates shall bring or permit any Person claiming by or through any of them to bring any Action filed with or brought in (as applicable) any court of competent jurisdiction against any Purchaser Related Party or Debt Financing Source arising out of, relating to or in connection with this Agreement, any agreement or certificate delivered pursuant to this Agreement, and the Transactions (including the failure of the Closing to occur and the abandonment or termination of this Agreement and the Transactions) or any representations, covenants or agreements made or alleged to be made in connection herewith or therewith, it being understood by the Parties that no Person shall have any rights or claims against any Purchaser Related Party or Debt Financing Source arising out of, relating to, or in connection with this Agreement, any agreement or certificate delivered pursuant to this Agreement, and the Transactions (or the abandonment or termination thereof), or in respect of any representations, covenants or agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, or any matter forming the basis for such termination (whether willfully, intentionally, unintentionally or otherwise), and none of the Purchaser Related Parties or Debt Financing Sources shall have any further liability or obligation arising out of, relating to or in connection with this Agreement, any agreement or certificate delivered pursuant to this Agreement and the Transactions (or the abandonment or termination thereof) or in respect of any representations, covenants or agreements made or alleged to be made in connection herewith or therewith. Notwithstanding anything herein to the contrary, in no event shall the Seller, the Company or their respective Affiliates be entitled to seek or obtain any recovery or judgment or monetary damages against any of the Purchaser Related Parties or the Debt Financing Sources or any of their respective assets, other than payment of the Termination Fee and any interest accrued thereon in accordance with Section 10.03(a) against the Purchaser, in each case if and when due pursuant to Section 10.03(a) (other than for Fraud in the event that the Termination Fee is not paid when due in accordance with Section 10.03(a)), and in no event shall the Seller, the Company or their respective Affiliates be entitled to seek or obtain any other damages of any kind against any of the Purchaser Related Parties or Debt Financing Sources, including with respect to this Agreement or the Transactions, any breach of this Agreement by the Purchaser, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that the foregoing shall not limit the right of the Seller or the Company to seek specific performance of this Agreement pursuant to, and subject to the limitations in, this Agreement (including Section 10.03(d) and Section 11.10) prior to the termination of this Agreement or limit any claim by Seller for Fraud in the event that the Termination Fee is not paid when due in accordance with Section 10.03(a).
(c)The Parties acknowledge and agree that (i) in no event shall Purchaser be required to pay (a) the Termination Fee on more than one occasion or (b) any monetary damages other than the Termination Fee and any interest accrued thereon in accordance with Section 10.03(a), in each case if and when due in accordance with Section 10.03(a) (other than for Fraud in the event that the Termination Fee is not paid when due in accordance with Section 10.03(a)) and (ii) any payment of the Termination Fee and any interest accrued thereon in accordance with Section 10.03(a) is not a penalty but is liquidated damages in a reasonable amount that will compensate the Seller and the Company in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(d)Notwithstanding anything to the contrary set forth herein, while the Seller and/or the Company may seek specific performance pursuant to, and subject to the provisions Section 11.10, and the payment of the Termination Fee and any interest accrued thereon in accordance with Section 10.03(a), in each case, if and when due in accordance with Section 10.03(a), under no circumstances shall it be permitted or entitled to receive both (i) a grant of specific performance to cause the Closing to occur, on the one hand, and (ii) payment of the Termination Fee or any monetary damages, on the other hand.
(e)Each of the Parties acknowledges that the agreements contained in this Section 10.03 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. The Debt Financing Sources shall be intended third party beneficiaries of this Section 10.03, each of whom may enforce the provisions of this Section 10.03 (subject to Section 11.10).

ARTICLE XI

GENERAL PROVISIONS
Section 11.01Expenses. Except as expressly otherwise specified in this Agreement or any Ancillary Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred. For the avoidance of doubt, the Reimbursement Obligations, the cost associated with any R&W Insurance Expenses and the costs of any administrative fees or filing fees required to be paid to any Governmental Authority in connection with the Transaction pursuant to any Competition Laws or FI Laws shall be borne by an Affiliate of the Purchaser.
Section 11.02Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested), or by email (which shall be deemed deliver (i) upon confirmation of receipt or delivery or (ii) in the event that confirmation of receipt or delivery is not delivered and the sender does not receive any messages indicating that such notice failed to deliver successfully, upon delivery of such email if such notice is simultaneously sent by registered or certified mail to the intended recipient) to the respective Parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02.
(a)If to the Seller or, prior to the Closing, the Company:
Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, NC 28209
Attn: General Counsel and Corporate Secretary
Email: legal.notices@albemarle.com
with a copy to:
K&L Gates LLP
300 S. Tryon Street
Suite 1000
Charlotte, North Carolina 28202
Attention: Leah Baucom; Nick Kitko
Email: leah.baucom@klgates.com; nick.kitko@klgates.com
(b)If to the Purchaser or, following the Closing, the Company:
c/o KPS Capital Partners, LP
One Vanderbilt Avenue
52nd Floor
New York, NY 10017

Attention: Raquel Palmer; Rahul Sevani
Email: rpalmer@kpsfund.com; rsevani@kpsfund.com

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Angelo Bonvino; Michael Vogel; Daniel Fuschillo
Email:    abonvino@paulweiss.com; mvogel@paulweiss.com; dfuschillo@paulweiss.com
Section 11.03Public Announcements. None of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of Seller and Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except for such disclosure a Party believes in good faith and based on reasonable advice of counsel is required by Law or is necessary to be made as a result of such Party or its Affiliates being a publicly listed company; provided that, with respect to any such disclosures required by Law, the disclosing Party shall (i) advise the other Party before making any such disclosure and (ii) provide such other Party with a reasonable opportunity to review and comment on press release, public announcement or communication and consider in good faith any comments with respect thereto. Notwithstanding the foregoing, the prior written consent of the Seller or the Purchaser (as applicable) shall not be required hereunder with respect to any press release, public announcement or communication made by the Purchaser or the Seller, as applicable, that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of Seller and Purchaser. Notwithstanding anything to the contrary contained herein, the Purchaser and its Affiliates shall be entitled to provide general information concerning the Transactions to their respective investors, limited partners and prospective investors for the purpose of fundraising, marketing or reporting or informational activities, in each case, without the prior written consent of the Seller.
Section 11.04Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 11.05Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules annexed hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements and undertakings, both written and oral, among the Seller and the Purchaser with respect to the subject matter hereof and thereof.

Section 11.06Assignment. No Party hereto may assign this Agreement by operation of Law or otherwise without the express written consent of, in the case of an assignment by the Purchaser or the Company (following the Closing), the Seller and, in the case of an assignment by the Company (prior to the Closing) or the Seller, the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser, as applicable), as the case may be, and any such purported assignment shall be void. Notwithstanding the foregoing, (i) the Purchaser (and, following the Closing, the Company) may assign any or all of its rights under this Agreement (in whole or in part) without the prior written consent of the Seller to (a) any of its Affiliates, (b) any debt financing source solely for the purpose of creating a security interest herein or otherwise assigning collateral with respect to any debt financing incurred in connection with this Agreements or the Transactions or (c) an acquirer of all or a material portion of the assets of the Purchaser or the Company; provided, that no such assignment shall release the Purchaser or the Company from any Liability or obligation under this Agreement and (ii) the Seller may assign any or all of its rights under this Agreement (in whole or in part) to any of its Subsidiaries without the prior written consent of the Purchaser; provided that no such assignment shall release Seller from any Liability or obligation under this Agreement.
Section 11.07Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser that expressly references the Section(s) of this Agreement to be amended or (b) by a waiver in accordance with Section 11.08. Notwithstanding anything else to the contrary herein, the provisions of Section 10.03 (Termination Fee), this Section 11.07 (Amendment), Section 11.09 (No Third Party Beneficiaries), Section 11.11 (Governing Law), Section 11.12 (Waiver of Jury Trial), Section 11.14 (No Recourse) and Section 11.15 (Debt Financing Sources) may not be amended, modified or supplemented in any manner materially adverse to a Debt Financing Source without the prior written consent of each related Debt Financing Source.
Section 11.08Waiver. Any Party against whom a waiver would be effective may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of the another Party contained herein or in any document delivered by another Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure or delay of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 11.09No Third Party Beneficiaries. Except for Section 2.06(f) (Adjustment of the Purchase Price), Section 5.06 (Privileged Matters), Section 5.13(f) (Financing Cooperation), Article VII (Tax Matters), Article IX (Survival; Indemnification), Section 10.02 (Effect of Termination), Section 10.03 (Termination Fee), this Section 11.09 (No Third Party Beneficiaries), Section 11.10 (Specific Performance), Section 11.11 (Governing Law), Section 11.12 (Waiver of Jury Trial), Section 11.14 (No Recourse) and Section 11.15 (Debt Financing Sources), in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits, Annexes and Schedules hereto, shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 11.10Specific Performance.
(a)The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) subject to Section 11.10(b) and Section 11.10(c), the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, none of Seller, the Company or Purchaser would have entered into this Agreement.
(b)Notwithstanding anything in Section 11.10(a) or anything in this Agreement to the contrary or otherwise, subject in all respect to this Section 11.10(b), it is acknowledged and agreed that the Seller and the Company shall have the right to specific performance or other equitable remedy, prior to the valid termination of this Agreement in accordance with Section 10.01, to enforce Purchaser’s obligation to consummate the Transactions (and to enforce the funding of the Equity Financing) if and only if (A) all of the conditions set forth in Section 8.01 and Section 8.03 have been and continue to be satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing but subject to such conditions being waived or being capable of being satisfied at the Closing) at the time when the Closing would have been required to occur pursuant to Section 2.03, but for the failure of the Equity Financing to be funded; (B) the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing; (C) Purchaser fails to consummate the Closing in accordance with Section 2.03, (D) the Seller and the Company have irrevocably confirmed in a written notice to Purchaser (on the date that the Closing is required to have occurred pursuant to Section 2.03) (x) that all of the conditions set forth in Section 8.01 and Section 8.02 have been and continue to be satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing and are capable of being satisfied at the Closing), (y) that if the Equity Financing is funded, then each of the Seller and the Company would take such actions that are required of it by this Agreement to cause the Closing to occur and (z) Seller and the Company are ready, willing and able to consummate the Closing and the other Transactions (including the Rollover) in accordance with the terms of this Agreement, and (E) Purchaser fails to consummate the Closing within three (3) Business Days after receiving the notice contemplated by the foregoing clause (D) (or, if sooner, the Outside Date).
(c)The Parties agree not to raise any objections, other than those based on the limitations of a Party’s right to such relief under this Agreement, to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Seller or the Company, on the one hand, or Purchaser, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Seller or the Company, on the one hand, or the Purchaser, on the other hand. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Section 11.11Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if and only if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the Commercial Division of the New York state court sitting in the Borough of Manhattan of The City of New York, and if and only if the Commercial Division of the New York state court sitting in the Borough of Manhattan of The City of New York does not have jurisdiction over such Action, then such Action shall be heard and determined exclusively in the other New York state courts sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
Section 11.12Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE FINANCING), THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13Counterparts. This Agreement and any other documents to be delivered in connection herewith, including the Ancillary Agreements, may be executed and delivered (including by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the New York Electronic Signatures and Records Act or other applicable Law (including signatures through www.docusign.com)) in one or more counterparts, and by the different Parties and thereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 11.14No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any certificate or instrument delivered in connection herewith, the Parties agree and acknowledge that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith or therewith may only be made against the entities that are expressly identified as parties hereto, and then only with respect to the specific obligations set forth therein with respect to such parties, and no Person who is not a Party, including, without limitation, any past, present or future director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate (other than the Sponsor under the Guarantee), agent, attorney or representative of the Seller, the Company or the Purchaser or any of their respective Affiliates shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law), based on, arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and each Party waives and releases all such liabilities against any such Persons.
Section 11.15Debt Financing Sources. Notwithstanding anything to the contrary contained herein, the Seller (on behalf of itself and any of the Seller Related Parties) hereby waives any rights or claims whether at law or in equity (whether in tort, contract or otherwise) against all Debt Financing Sources in connection with this Agreement, the Debt Commitment Letters, the Debt Financing or the definitive financing agreements for the Debt Financing, and the Seller (on behalf of itself and any of the Seller Related Parties) agrees not to commence any action or proceeding whether at law or in equity (whether in tort, contract or otherwise) against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letters, the Debt Financing or the definitive financing agreements for the Debt Financing, and agrees to cause any such action or proceeding asserted by the Seller (on behalf of itself and any Seller Related Party) in connection with this Agreement, the Debt Commitment Letters, the Debt Financing or the definitive financing agreements for the Debt Financing to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Seller or any Seller Related Party, in connection with this Agreement, the Debt

Commitment Letters, the Debt Financing, the definitive financing agreements for the Debt Financing, or the Transactions or the transactions contemplated thereby. Without limiting the foregoing, the Debt Financing Sources shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to the Purchaser and are express third party beneficiaries of this Section 11.15.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER
ALBEMARLE CORPORATION
By:    /s/ Ander Krupa
Name: Ander Krupa
Title: Senior Vice President, General Counsel and Corporate Secretary
COMPANY
KETJEN CORPORATION
By:    /s/ Neal Sheorey
Name: Neal Sheorey
Title: Executive VP & Chief Financial Officer
PURCHASER
CHEMCAT ACQUISITIONCO, LLC
By:    /s/ Raquel V. Palmer
Name: Raquel V. Palmer
Title: President